UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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WABCO Holdings Inc.

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WABCO Holdings Inc.

Notice of Annual Meeting
of Shareholders and
Proxy Statement

May 24, 2018
McDermott Will & Emery
340 Madison Avenue, New York, NY 10173-1922

Global Headquarters
Chaussée de la Hulpe 166 1170 Brussels Belgium Phone +322 663 98 00

Jacques Esculier

Chairman and Chief Executive Officer

April 12, 2018

Dear Shareholder:

I invite you to the Annual Meeting of Shareholders of WABCO Holdings Inc. This year’s meeting will be held on Thursday, May 24, 2018, at 10:00 a.m. at the New York offices of McDermott Will & Emery, 340 Madison Avenue, New York, NY 10173-1922.

Our directors and representatives of our senior management will attend the meeting. We will consider the items of business listed in the attached formal notice of meeting and proxy statement. Our 2017 Annual Report accompanies this proxy statement.

Your vote is very important, regardless of the number of shares you hold. Whether or not you plan to attend the meeting in person, please cast your vote, as instructed in the Notice Regarding Internet Availability of Proxy Materials or proxy card, over the Internet or by telephone, as promptly as possible. If you received only a Notice Regarding Internet Availability of Proxy Materials in the mail or by electronic mail, you may also request a paper proxy card to submit your vote by mail, if you prefer. However, we encourage you to vote over the Internet because it is convenient and will save printing costs and postage fees, as well as natural resources.

On behalf of the management team and your Board of Directors, thank you for your continued support and interest in WABCO Holdings Inc.

Sincerely,

Jacques Esculier

Chairman and Chief Executive Officer

WABCO Holdings Inc.

Notice of 2018 Annual Meeting of Shareholders

and Proxy Statement

To the Shareholders of

WABCO Holdings Inc.:

The Annual Meeting of Shareholders of WABCO Holdings Inc. will be held at the New York offices of McDermott Will & Emery, 340 Madison Avenue, New York, NY 10173-1922, on Thursday, May 24, 2018, at 10:00 a.m. to consider and vote upon the following proposals:

1. Election of three directors to Class II with terms expiring at the 2021 Annual Meeting of Shareholders.

2. Ratification of the appointment of Ernst & Young Bedrijfsrevisoren BCVBA/Reviseurs d’Entreprises SCCRL (“Ernst &Young Belgium”) as the company’s independent registered public accounting firm for the year ending December 31, 2018.

3. Advisory approval of the company’s executive compensation (“Say-on-Pay”).

4. Approval of the Amended and Restated WABCO Holdings Inc. 2009 Omnibus Incentive Plan.

We may also transact any other business as may properly come before the meeting and any adjournments or postponements thereof.

Shareholders of record of the company’s common stock as of the close of business on March 29, 2018 are entitled to receive notice of the Annual Meeting of Shareholders and to vote. Shareholders who hold shares in street name may vote through their brokers, banks or other nominees.

Regardless of the number of shares you own, please vote. All shareholders of record can vote (i) over the Internet, (ii) by toll-free telephone (please see the proxy card for instructions), (iii) by written proxy by signing and dating the proxy card and returning it, or (iv) by attending the Annual Meeting of Shareholders in person. These various options for voting are described in the Notice Regarding Internet Availability of Proxy Materials and on the proxy card.

We encourage you to receive all proxy materials in the future electronically to help us save printing costs and postage fees, as well as natural resources in producing and distributing these materials. If you wish to receive these materials electronically next year, please follow the instructions on the proxy card.

By order of the Board of Directors,

Lisa J. Brown

Chief Legal Officer and Company Secretary

Brussels, Belgium

April 12, 2018

ABOUT THE ANNUAL MEETING OF SHAREHOLDERS

Why have I received these materials? The Board of Directors is soliciting proxies for use at the Annual Meeting of Shareholders of the company to be held on May 24, 2018.

Who may vote? You are entitled to vote if our records show you held one or more shares of the company’s common stock at the close of business on March 29, 2018 which we refer to as the record date. At that time, there were 53,596,522 shares of common stock outstanding and entitled to vote. Each share will entitle you to one vote at the Annual Meeting of Shareholders. For ten days prior to the Annual Meeting of Shareholders, during normal business hours, a complete list of all shareholders on the record date will be available for examination by any shareholder at the company’s offices at 2770 Research Drive, Rochester Hills, Michigan 48309-3511. The list of shareholders will also be available at the Annual Meeting of Shareholders.

How do I vote shares registered in my name? Under rules adopted by the U.S. Securities and Exchange Commission, we are primarily furnishing proxy materials to our shareholders on the Internet, rather than mailing paper copies of the materials (including our 2017 Annual Report to Shareholders (“annual report”)) to each shareholder. If you received only a Notice Regarding Internet Availability of Proxy Materials (the “Notice”) by mail or electronic mail, you will not receive a paper copy of these proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet. If you received a Notice by mail or electronic mail and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice.

We anticipate that the Notice will be mailed to our shareholders on or about April 12, 2018, and will be sent by electronic mail to our shareholders who have opted for such means of delivery on or about April 16, 2018. The Internet and telephone voting facilities for shareholders of record will close at 11:59 p.m., Eastern Daylight Time, on May 23, 2018.

About the proxy statement. The words “company,” “WABCO,” “we,” “us” and “our” refer to WABCO Holdings Inc., a Delaware corporation. We refer to the U.S. Securities and Exchange Commission as the “SEC” and the New York Stock Exchange as the “NYSE.” We were spun off from American Standard on July 31, 2007. We refer to this event as the “Spin-off.” Lastly, the words “common stock,” “stock” and “shares” refer to the company’s common stock, par value $.01 per share, which trades on the NYSE under the symbol WBC.

How will the company representatives vote for me? The company representatives, Jacques Esculier, Mazen Mazraani, Alexander De Bock and Lisa J. Brown or anyone else they choose as their substitutes, have been chosen to vote in your place as your proxies at the Annual Meeting of Shareholders. Whether you vote by proxy card, Internet or telephone, the company representatives will vote your shares as you instruct them. If you do not indicate how you want your shares voted, the company representatives will vote as the Board recommends. If there is an interruption or adjournment of the Annual Meeting of Shareholders before the agenda is completed, the company representatives may still vote your shares when the meeting resumes. If a broker, bank or other nominee holds your common stock, they will ask you for instructions and instruct the company representatives to vote the shares held by them in accordance with your instructions.

Can I change my vote after I have returned my proxy card or given instructions over the Internet or telephone? Yes. After you have submitted a proxy, you may change your vote at any time before the proxy is exercised by submitting a notice of revocation or a proxy bearing a later date. Whether or not you vote using a traditional proxy card, through the Internet or by telephone, you may use any of those three methods to change your vote. Accordingly, you may change your vote either by submitting a proxy card prior to or at the Annual Meeting of Shareholders or by voting again before 11:59 p.m., Eastern Daylight Time, on May 23, 2018, the time at which the Internet and telephone voting facilities close. The later submitted vote will be recorded and the earlier vote revoked.

How do I vote shares held by a broker? If a broker, bank or other nominee holds shares of common stock for your benefit, and the shares are not in your name on the company’s stock transfer records, then you are considered a “beneficial owner” of those shares. Shares held this way are sometimes referred to as being held in “street name.” In that case, if you have previously elected to receive a paper copy of your proxy materials, this proxy statement and a proxy card have been sent to the broker. You may have received this proxy statement directly from your broker, together with instructions as to how to direct the broker to vote your shares. If you desire to have your vote counted, it is important that you return your voting instructions to your broker.

Rules of the NYSE determine whether proposals presented at shareholder meetings are “routine” or “non-routine.” If a proposal is routine, a broker or other entity holding shares for an owner in street or beneficial name may vote on the proposal without voting instructions from the owner. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A “broker non-vote” occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide instructions. Proposal 1, the proposal to elect directors, Proposal 3, the “Say-on-Pay” advisory vote and Proposal 4, the proposal to approve the Amended and Restated 2009 Omnibus Incentive Plan, are considered non-routine proposals under the rules of the NYSE. As a result, brokers or other entities holding shares for an owner in street name will not be able to vote on Proposals 1, 3 or 4 unless such broker or entity receives voting instructions from the beneficial owner of the shares. We believe that Proposal 2, the proposal to ratify the appointment of Ernst & Young Belgium as the independent registered public accounting firm for the company for fiscal year 2018, is considered a routine proposal under the rules of the NYSE. As a result, brokers or other entities holding shares for an owner in street name should be able to vote on Proposal 2, even if no voting instructions are provided by the beneficial owner of the shares. See “The effect of abstentions and broker non-votes” below.

Votes required for approval. Provided that a quorum is present, the nominees for director receiving a plurality of the votes cast at the meeting in person or by proxy will be elected. However, as discussed further in Proposal 1, we have implemented a majority voting standard in uncontested director elections which requires that incumbent directors submit an irrevocable resignation contingent upon (i) the receipt of more “withheld” than “for” votes, and (ii) the acceptance of such resignation by the Board. Approval of Proposals 2, 3 and 4 require the affirmative vote of a majority of shares present or represented by proxy and entitled to vote at the Annual Meeting of Shareholders.

The effect of abstentions and broker non-votes. Abstentions are not counted as votes “for” or “against” a proposal, but are counted in determining the number of shares present or represented on a proposal for purposes of establishing a quorum. However, since approval of Proposals 2, 3 and 4 require the affirmative vote of a majority of the shares of common stock present or represented at the Annual Meeting of Shareholders and entitled to vote, abstentions will have the same effect as a vote “against” those Proposals.

As discussed above under “How do I vote shares held by a broker?”, a “broker non-vote” occurs if you fail to vote shares held by a broker in respect of a proposal that is considered non-routine, and thus the broker cannot use its own discretion in casting the vote. If you hold your shares in street name, it is critical that you submit your proxy if you want your vote to count in the election of directors (Proposal 1), in the “Say-on-Pay” advisory vote (Proposal 3) and in the proposal to approve the Amended and Restated 2009 Omnibus Incentive Plan (Proposal 4). In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Changes in the rules have taken away the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors (Proposal 1), in the “Say-on-Pay” advisory vote (Proposal 3) or in the proposal to approve the Amended and Restated 2009 Omnibus Incentive Plan (Proposal 4), your shares will be deemed broker non-votes and no votes will be cast on your behalf on those Proposals. In tabulating the voting results for Proposals 1, 3 and 4, shares that constitute broker non-votes are not considered entitled to vote on those Proposals. Thus, broker non-votes will not affect the outcomes of Proposals 1, 3 and 4. Similarly, with respect to the company’s majority voting standard for Proposal 1, broker non-votes are not considered as votes “for” or “withheld” in the election of directors. Thus, broker non-votes will also not affect the outcome of Proposal 1 under the company’s majority voting standard.

What constitutes a quorum for purposes of the Annual Meeting of Shareholders? There is a quorum when the holders of a majority of the company’s outstanding common stock are present in person or represented by proxy. Withheld votes for the election of directors, proxies marked as abstentions and broker non-votes are treated as present in determining a quorum.

Who pays for this solicitation? The expense of preparing, printing and mailing this proxy statement and the accompanying material will be borne by WABCO Holdings Inc. Solicitation of individual shareholders may be made by mail, personal interviews, telephone, facsimile, electronic delivery or other telecommunications by officers and regular employees of the company who will receive no additional compensation for those activities. We will reimburse brokers and other nominees for their expenses in forwarding solicitation material to beneficial owners.

What happens if other business not discussed in this proxy statement comes before the meeting? The company does not know of any business to be presented at the Annual Meeting of Shareholders other than the four proposals in this proxy statement. If other business comes before the meeting and is proper under Delaware law, the company representatives will use their discretion in casting all of the votes they are entitled to cast.

BOARD RECOMMENDATIONS ON VOTING FOR PROPOSALS

The Board’s recommendation for each proposal is set forth in this proxy statement together with the description of each proposal. In summary, the Board recommends a vote:

•	FOR Proposal 1 to elect three Class II directors.

•	FOR Proposal 2 to ratify the appointment of Ernst & Young Belgium as the company’s independent registered public accounting firm for the year ending December 31, 2018.

•	FOR Proposal 3 to approve, on an advisory basis, the compensation paid to the company’s named executive officers (“Say-on-Pay”).

•	FOR Proposal 4 to approve the Amended and Restated 2009 Omnibus Incentive Plan.

PROPOSAL 1—ELECTION OF DIRECTORS

The company has three classes of directors. The number of directors is split among the three classes as equally as possible. The term of each directorship is three years so that one class of directors is elected each year. All directors are elected for three-year terms and until their successors are duly elected and qualified. The total number of directors established by resolution of the Board of Directors is nine.

At this Annual Meeting of Shareholders, the shareholders will vote to re-elect three current Class II directors: Jean-Paul L. Montupet, D. Nick Reilly and Michael T. Smith. The Class II directors will have a term expiring at the 2021 Annual Meeting of Shareholders.

Our amended and restated by-laws (“by-laws”) provide for a majority voting standard in uncontested director elections. Our by-laws require that, in order for an incumbent director to be eligible for re-election, he or she must submit to the Board an irrevocable resignation that is contingent upon (i) the nominee’s receipt of a greater number of votes “withheld” from his or her election than votes “for” his or her election (with “broker non-votes” not counted as a vote “withheld” from or “for” such person’s election) (a “Majority Withheld Vote”), and (ii) the acceptance of such resignation by the Board of Directors. If an incumbent nominee receives a Majority Withheld Vote, then the company’s Compensation, Nominating and Governance Committee (the “CNG Committee”) will make a recommendation to the Board on whether to accept or reject the previously submitted resignation. The Board of Directors will then act on the recommendation of the CNG Committee within 90 days after the certification of the shareholder vote, and the company will disclose the Board’s decision in a Current Report on Form 8-K filed with the SEC promptly thereafter.

The Board of Directors has no reason to believe that any of the nominees will not serve if elected. If a nominee should become unavailable to serve as a director, and if the Board designates a substitute nominee, the company representatives named on the proxy card will vote for the substitute nominee designated by the Board unless you submit a proxy withholding your vote from the nominee being substituted. Under the by-laws, vacancies are filled by the Board of Directors.

Recommendation

The Board of Directors unanimously recommends that shareholders vote FOR Proposal 1, the election of Jean-Paul L. Montupet, D. Nick Reilly and Michael T. Smith, as Class II directors.

DIRECTORS

Nominees for Election for Class II Directors—Terms Expiring at the 2018 Annual Meeting of Shareholders

Jean-Paul L. Montupet—Age 70

Director since April 2012

Mr. Montupet serves as an Advisory Director of Emerson Electric Co. He served as President of Emerson Europe SA until December 2012, and had served as an Executive Vice President of Emerson Electric Co. since 1990 where he was responsible for its Industrial Automation Business. From 2002 to March 2016, Mr. Montupet served on the Board of PartnerRe Ltd., a leading global reinsurer; he served as non-Executive Chairman from 2010 to March 2016 and was also Chairman of the Nominating and Governance Committee and a member of the Risk and Finance Committee. Mr. Montupet served as a member of the board of directors of Lexmark International Inc., a leading provider of imaging products and services until November 2016. In addition, Mr. Montupet is a director of IHS Markit Ltd. and Assurant, Inc.

The Board of Directors concluded that the following experience, qualifications and skills qualified Mr. Montupet to serve as director of the company: significant executive management experience gained as an executive officer at a global Fortune 500 company publicly traded on the New York Stock Exchange; strong international experience gained as an executive officer of Emerson Electric Co., a company with more than 129,000 employees and 250 manufacturing locations worldwide; financial expertise acquired as a president and as a chief financial officer and serving on the audit committees of two publicly-traded companies; strong educational background with an advanced business degree from HEC Paris, one of the top business schools in Europe; and additional experience gained as a director of another publicly-traded company listed on the NYSE and the Paris Stock Exchange.

D. Nick Reilly, CBE—Age 68

Director since December 2014

Since 2012 Mr. Reilly has served on the Advisory Board of MSXI Inc., a privately held company that provides engineering and staffing services to clients mainly in the automotive industry. Prior to his role on the Advisory Board, he served as Chairman, Asia Pacific for MSXI Inc. From 2012 to 2016, Mr. Reilly has also served as a strategic adviser to UkrAuto Corporation, a Ukrainian importer of cars that owns the largest network of manufacturing and assembling facilities, service stations and auto dealerships in Ukraine. From 2012 until March 2016, Mr. Reilly served as Vice Chairman of erae Automotive (previously Korea Delphi Automotive Components) a privately held company that develops, manufactures and sells automotive components in South Korea and internationally. Prior to 2012, Mr. Reilly spent 37 years with General Motors Corporation (“General Motors” “GM”), and held several international executive roles , such as President, GM Europe from 2009 to 2012, President, GM International from 2008 to 2009 and President, GM Asia Pacific from 2006 to 2008 and President, GM Daewoo from 2001 to 2006. Prior to General Motors, Mr. Reilly worked for three years in the finance and investment community.

The Board of Directors concluded that the following experience, qualifications and skills qualified Mr. Reilly to serve as a director of the company: extensive international executive experience with General Motors, including significant experience in finance, manufacturing, quality control, purchasing, sales and aftermarket sales of automotive equipment and significant experience in evaluating new business opportunities as a strategic adviser to three companies in the international automotive industry.

Michael T. Smith—Age 74

Director since July 2007

Mr. Smith served as the Chairman of the Board and Chief Executive Officer of Hughes Electronics Corporation from 1997 to 2001, before retiring in 2001. Prior to those positions, Mr. Smith had been Vice Chairman of Hughes Electronics and Chairman of the Hughes Aircraft Company. Mr. Smith joined Hughes Electronics in 1985 as Senior Vice President and Chief Financial Officer after spending nearly 20 years with General Motors in a variety of financial management positions. In 1992 he was elected Vice Chairman of Hughes Electronics and President of Hughes Missile Systems Group, and in 1995 he was elected Chairman of Hughes Aircraft Company. Mr. Smith was also a member of the Board of Directors of Alliant Techsystems until 2009 and Ingram Micro, Inc. until 2014. Mr. Smith is a member of the Board of Directors of Teledyne Technologies, Inc., FLIR Systems, Inc. and Zero Gravity Solutions, Inc.

The Board of Directors concluded that the following experience, qualifications and skills qualified Mr. Smith to serve as a director of the company: significant executive management experience gained as an executive officer of a Fortune 500 company that is publicly traded on the NYSE; strong international experience gained as the Chairman of the Board and Chief Executive Officer of Hughes Electronics Corporation; financial expertise acquired as Chief Financial Officer of Hughes Electronics and by holding various financial management positions with General Motors; and board experience gained as a member of the board of directors of three publicly-held companies. In summary, Mr. Smith has leadership and financial management abilities that substantially strengthen the company due to his multinational knowledge of the global automotive sector and his understanding of the strategic needs of major original equipment manufacturers.

Class III Directors Continuing in Office—Terms Expiring at the 2019 Annual Meeting of Shareholders

Jacques Esculier—Age 58

Director since July 2007 and Chairman since May 2009

Jacques Esculier has served as our Chief Executive Officer and Director since July 2007. Since May 2009, he has also served as our Chairman of the Board. Prior to July 2007, Mr. Esculier served as Vice President of American Standard Companies Inc. and President of its Vehicle Control Systems business, a position he had held since January 2004. Prior to holding that position, Mr. Esculier served in the capacity of Business Leader for American Standard’s Trane Commercial Systems’ Europe, Middle East, Africa, India & Asia Region from 2002 through January 2004. Prior to joining American Standard in 2002, Mr. Esculier spent more than six years in leadership positions at AlliedSignal/Honeywell. He was Vice President and General Manager of Environmental Control and Power Systems Enterprise based in Los Angeles and Vice President of Aftermarket Services—Asia Pacific based in Singapore. Mr. Esculier is a member of the Board of Directors of Pentair plc.

The Board of Directors concluded that the following experience, qualifications and skills qualified Mr. Esculier to serve as our Chairman and Chief Executive Officer: significant executive management experience gained as an executive officer at two Fortune 500 companies publicly traded on the New York Stock Exchange; strong international experience gained as an executive officer of American Standard; and financial expertise acquired as chief executive officer with the chief financial officer as a direct report and by holding several senior management positions. In summary, Mr. Esculier has multi-cultural leadership and outstanding strategic abilities to steward and sustain the company’s performance as it maintains its position as an industry innovation leader while pursuing global expansion and excellence in execution.

Thomas S. Gross—Age 63

Director since March 2016

Mr. Gross served from 2009 to 2015 as Vice Chairman and Chief Operating Officer of the Electrical Sector at Eaton Corporation plc, a global power management company, before retiring in 2015. Prior to that, at Eaton Corporation, he was President, Power Quality and Control Business; President, Power Quality Solutions; and

Vice President, Eaton Business System. After joining Eaton in 2003, Mr. Gross gained senior executive experience through businesses that supply technological solutions globally for a range of industrial power systems and controls. Previously, Mr. Gross held senior executive positions at Danaher Corporation, a global science and technology company serving a variety of industries, and at Xycom, a technology company serving the industrial automation and control sector. He began his career at Rockwell Automation in 1977, earning increased responsibilities over two decades, and was ultimately promoted to President, Rockwell Software. Mr. Gross currently serves on the Board of RPM International Inc., a world leader in specialty coatings and sealants. Mr. Gross served as Director of Celestica Inc., a leading manufacturer of electronic and electro-mechanical solutions, until November 2017. Mr. Gross holds a Master of Business Administration degree from the University of Michigan and a Bachelor of Science degree from the University of Wisconsin, both located in the United States.

The Board of Directors concluded that the following experience, qualifications and skills qualified Mr. Gross to serve as director of the company: significant executive management experience gained as an executive officer at Eaton Corporation plc, Danaher Corporation and Rockwell Automation; extensive experience in finance, capital allocation, compensation, management development, and acquisitions; and board experience gained as a director of another publicly-held company.

Henry R. Keizer—Age 61

Director since July 2015

Mr. Henry R. Keizer served from 2010 to 2012 as Deputy Chairman and Chief Operating Officer of KPMG LLP, one of the world’s largest accounting and professional services firms, before retiring in 2012. Prior to that, for five years, he was Global Head of Audit at KPMGI, a consortium of more than 100 KPMG firms operating in over 140 countries. During his 35 years at KPMG, Mr. Keizer held a range of senior executive leadership roles of increasing responsibility, advising clients engaged in finance, manufacturing and technology, among other sectors.

Mr. Keizer currently serves as a trustee of BlackRock Funds. He also serves as the non-executive chairman and a director of Hertz Global Holdings, Inc., a global rental car company, a director of Sealed Air Corporation (NYSE:SEE) and as a director of Park Indemnity Ltd., a captive insurer affiliated with KPMGI. Previously, Mr. Keizer served on the boards of MUFG Americas Holding Corporation, MUFG Union Bank and Montpelier Re Holdings, Ltd, a global property and casualty reinsurance company and the American Institute of Certified Public Accountants. He holds a bachelor’s degree in accounting, summa cum laude, from Montclair State University, New Jersey, U.S.A.

The Board of Directors concluded that the following experience, qualifications and skills qualified Mr. Keizer to serve as a director of the company: significant executive management experience gained as Chief Operating Officer at KPMG; financial expertise acquired by holding various financial positions of increasing responsibility; strong international experience gained as Global Head of Audit at KPMGI; and board experience gained as a director of publicly-held companies.

Class I Directors Continuing in Office—Terms Expiring at the 2020 Annual Meeting of Shareholders

G. Peter D’Aloia—Age 73

Director since July 2007

Mr. D’Aloia served as Senior Vice President and Chief Financial Officer of American Standard Companies Inc., a position he held since 2000, before retiring in 2008. Before joining American Standard, Mr. D’Aloia worked for Honeywell where he most recently served as Vice President—Business Development. He spent 27 years with Honeywell’s predecessor company, AlliedSignal, in diverse finance management positions. During his career with AlliedSignal, he served as Vice President—Taxes; Vice President and Treasurer; Vice President and

Controller; and Vice President and Chief Financial Officer for the Engineered Materials Sector. Early in his career, he worked as a tax attorney for the accounting firm, Arthur Young and Company. Mr. D’Aloia served as a director of ITT Inc. from October 2011 until May 2017. Mr. D’Aloia is a director of FMC Corporation.

The Board of Directors concluded that the following experience, qualifications and skills qualified Mr. D’Aloia to serve as a director of the company: significant executive management experience gained as an executive officer of two Fortune 500 companies, both publicly traded on the New York Stock Exchange; strong international experience gained as Vice President and Chief Financial Officer for American Standard; financial expertise acquired as Chief Financial Officer of American Standard and by holding diverse financial management positions with AlliedSignal and working as a tax attorney for the accounting firm, Arthur Young and Company; and board experience gained as a member of the board of directors of two publicly-held companies. In summary, Mr. D’Aloia has financial management abilities, including multinational legal, tax and banking expertise, that significantly contribute to the company’s success as a globally operating entity while taking full advantage of business opportunities in developed as well as emerging economies.

Juergen W. Gromer—Age 73

Director since July 2007

Dr. Gromer is the retired President and CEO of Tyco Electronics, a position that he held from April 1999 until December 31, 2007. Dr. Gromer formerly held senior management positions from 1983 to 1998 at AMP (acquired by Tyco in April 1999) including Senior Vice President of Worldwide Sales and Services, President of the Global Automotive Division, and Vice President of Central and Eastern Europe, and General Manager of AMP Germany. Dr. Gromer has over 20 years of AMP and Tyco Electronics experience, serving in a wide variety of regional and global assignments. Before working for Tyco Electronics and AMP, Dr. Gromer held management positions at ZF Friedrichshafen, ITT and Procter & Gamble. Dr. Gromer served as a member of the board of directors of TE Connectivity (formerly Tyco Electronics) from June 2007 until March 2017, Marvell Technology Group Ltd. from October 2007 until November 2016, and RWE Rhein Ruhr AG from 2000 to 2009. He is also Chairman of the Board of the Society for Economic Development of the District Bergstrasse/Hessen and from 1992 to 2016 a director of the American Chamber of Commerce in Germany. Dr. Gromer served as a member of the Advisory Board of Commerzbank from 1992 to 2015.

The Board of Directors concluded that the following experience, qualifications and skills qualified Dr. Gromer to serve as a director of the company: significant executive management experience gained as an executive officer of a Fortune 500 company publicly traded on the New York Stock Exchange; strong international experience gained as President of Tyco Electronics; financial expertise acquired as a President of Tyco Electronics and through various senior management positions and also as a member of the Advisory Board of Commerzbank; and board experience gained as a director of publicly-held companies. In summary, Dr. Gromer has global leadership abilities, as well as deep connections with European corporate culture, and he strongly contributes to the company’s strategy of geographic expansion while maintaining a leading technology and industry position in Europe.

Mary L. Petrovich—Age 55

Director since November 2011

Mary Petrovich has served as the Executive Chairman of AxleTech International, a supplier of off-highway and specialty vehicle drive train systems and components, since January 2015 and as Senior Advisor to The Carlyle Group since June 2011. Prior to rejoining AxleTech as its Executive Chairman, Ms. Petrovich was Chairman and CEO of AxleTech from 2001 to December 2011. Prior to AxleTech, in 2000, Ms. Petrovich was President of the Driver Controls Division of Dura Automotive, possessing management responsibility for 7,600 employees. From 2011 to 2014, Ms. Petrovich served as a director on the boards of Modine Manufacturing Company, a global provider of thermal management technology and systems, and GT Advanced Technologies Inc. Ms. Petrovich currently serves on the board of directors of Woodward, Inc., a leading manufacturer and service provider of energy controls for global infrastructure equipment.

The Board of Directors concluded that the following experience, qualifications and skills qualified Ms. Petrovich to serve as a director of the company: extensive experience with mergers, acquisitions and the integration of acquired businesses in the automotive, off-highway and transportation industries; extensive operational experience with Six Sigma lean manufacturing techniques and supply chain management; significant experience in evaluating new business opportunities; and board experience gained as a director of publicly-held companies.

GOVERNANCE

Board Matters and Committee Membership

Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chairman and Chief Executive Officer and other officers and employees, by reviewing materials provided to them during visits to our offices and plants and by participating in meetings of the Board and its committees.

The Board of Directors held a total of 12 meetings in 2017. The standing committees of the Board of Directors are the Audit Committee and the CNG Committee. All directors attended 75% or more of the combined total number of meetings of the Board of Directors and the Board committees on which they served during 2017.

The table below provides committee assignments and 2017 meeting information for each of the Board committees:

Name	Audit Committee		Compensation, Nominating and Governance Committee
G. Peter D’Aloia	X
Juergen W. Gromer	X
Jean-Paul L. Montupet			X
Michael T. Smith			X
Jacques Esculier
Mary L. Petrovich			X
D. Nick Reilly	X	(1)
Henry R. Keizer	X	*
Thomas S. Gross			X	*(2)
2017 Meetings	9		6

*	Indicates Committee Chair
(1)	Mr. Reilly served on the CNG Committee until March 23, 2017, at which time he was reassigned to the Audit Committee.
(2)	Mr. Gross served on the Audit Committee until March 23, 2017, at which time he was reassigned to the CNG Committee and appointed as Chair in replacement of Mr. Montupet, who was appointed Lead Director on March 23, 2017 and remains a member of the CNG Committee.

Committees of the Board

Audit Committee

The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. Each member of the Audit Committee is independent as defined by the NYSE listing standards and the company’s independence standards. The Audit Committee’s responsibilities, as set forth in its charter, include:

•	reviewing the scope of internal and independent audits;

•	reviewing the company’s quarterly and annual financial statements and Annual Report on Form 10-K;

•	reviewing the adequacy of management’s implementation of internal controls;

•	reviewing with management and the independent auditors the company’s actions and activities concerning risk assessment and risk management;

•	reviewing the company’s accounting policies and procedures and significant changes in accounting policies;

•	appointing the independent auditors and reviewing their independence and performance and the reasonableness of their fees; and

•

reviewing compliance with the company’s Code of Conduct and Ethics, major litigation, compliance with environmental standards and the investment performance and funding of the company’s retirement plans.

The Board of Directors has determined that Mr. Keizer, chair of the Audit Committee, is an audit committee financial expert as defined by the SEC. In addition, the Board has determined that each member of the Audit Committee is financially literate as defined by the NYSE.

Compensation, Nominating and Governance Committee

Our Board of Directors has delegated its compensation, nominating and governance functions to a single standing committee, the CNG Committee. Each member of the CNG Committee is independent as defined by the NYSE listing standards and the company’s independence standards. The CNG Committee’s responsibilities, as set forth in its charter, include:

•

identifying individuals qualified to become members of the Board and recommending to the Board director nominees to be presented at the annual meeting of shareholders as well as nominees to fill vacancies on the Board;

•	recommending Board committee memberships, including committee chairpersons;

•	considering and making recommendations concerning director nominees proposed by shareholders;

•	developing and recommending to the Board corporate governance principles for the company and processes for Board evaluations;

•	reviewing and making recommendations concerning compensation of directors;

•

reviewing and making recommendations concerning executive officers’ salaries and employee benefit and executive compensation plans and administering certain of those plans, including the company’s incentive compensation and stock incentive plans;

•

reviewing and approving performance goals and objectives for all executive officers, evaluating performance against objectives and based on its evaluation, approving base and incentive compensation for all executive officers except for the Chairman and Chief Executive Officer, whose base and incentive compensation is recommended by the CNG Committee and approved by the independent members of the Board; and

•	evaluating executive succession plans, the quality of management, and leadership and management development.

For a description of the CNG Committee’s responsibility in determining executive compensation, see “Compensation Discussion and Analysis—Role of the CNG Committee in the Compensation Process” in this proxy statement.

Our Board of Directors includes several directors with European and international leadership experience which we believe provides the diversity of perspective necessary for a European-based company listed in the United States with increasingly global operations and sales. While international leadership experience is important to our CNG Committee in considering potential director nominees, as described in “Other Matters—Director Nominations” below, our CNG Committee will also consider judgment, age, skills, gender, ethnicity, race, culture, diversity of thought, geography and other measures to ensure that the Board as a whole reflects a range of viewpoints, backgrounds, skills, experience and expertise.

The Board has determined that all members of the Compensation Committee are “non-employee directors” (within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended) and “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code).

Risk Oversight

Our Board of Directors oversees risk management and risk assessment both directly and indirectly through the board committees. Board oversight is enterprise-wide, with a particular focus on five primary areas of risk: strategic, operational, financial, IT and compliance and governance. To organize its risk oversight responsibilities, our Board of Directors reviews a comprehensive risk governance scorecard that identifies all of the material risk categories within these five primary areas and identifies a responsible person or “owner” among our senior management for managing that risk. Each risk category is then assigned to the full Board of Directors or to one or more of the board committees for primary monitoring responsibility. Both the company processes for managing the risk and the Board’s (or committee’s) processes for monitoring the risk are clearly set forth in the risk governance scorecard and both these processes and the delegation of responsibilities in the scorecard is reviewed annually by our full Board of Directors.

Our Audit Committee focuses on financial risk, including internal controls, and receives regular reports from members of senior management, including our Chief Financial Officer, Controller, Chief Legal Officer and Company Secretary, Treasurer, Vice President, Taxes and Internal Audit Director. Our CNG Committee focuses on the risks associated with leadership assessment, management succession planning, corporate governance and executive compensation programs and policies, and receives regular reports from members of senior management, including our Chief Executive Officer, Chief Human Resources Officer and Chief Legal Officer and Company Secretary. Each of these committees regularly reports to the full Board of Directors. In addition, our Board of Directors oversees the company’s strategic planning and receives reports at the beginning of each year regarding our annual operating plan (our “Operating Plan”) and budget as well as our long-term planning and strategy.

Risk Assessment of our Compensation Program

In designing our compensation program for our executive officers, including our named executive officers, our CNG Committee structures such programs to balance reward and risk, while mitigating the incentive for excessive risk-taking. The possibility of excessive risk-taking is limited by the following measures:

•	Base salaries are fixed amounts at market competitive levels;

•

Annual and long-term incentive plans are based on a balanced mix of complementary general corporate financial measures and do not take into consideration any specific/individual results of business units;

•	Maximum payouts under our annual and long-term incentive plans are capped;

•

Our long-term incentive plan is comprised of a balanced portfolio of performance-based cash incentive awards, performance-based stock units (“PSUs”) and time-vested restricted stock units (“RSUs”) that vest over multiple years, or after multiple years (i.e., cliff vesting for PSUs), which aligns our named executive officers’ interests with our shareholders’ interests;

•	Cash and equity incentive awards are subject to forfeiture upon termination;

•	Members of the CNG Committee approve the final incentive awards after reviewing the executive and corporate performance achievements and may utilize negative discretion;

•

The company adopted an incentive pay recoupment policy, also referred to as a “clawback,” that requires recovery from executive officers of any annual incentive plan awards for 2012 and later years, if such compensation was received during the three-year period preceding the date of a restatement of any financial statements due to material non-compliance with the financial reporting rules;

•	All of our directors and officers, including our named executive officers, are subject to stock ownership guidelines, as described below; and

•

Our policy is to prohibit our officers and directors from pledging, hypothecating, or otherwise encumbering our common stock as collateral for indebtedness, and we also prohibit our officers and directors from holding our common stock in a margin account, or purchasing any financial instrument or entering into any transaction that is designed to hedge or offset any decrease in the market value of our common stock (including, but not limited to, prepaid variable forward contracts, equity swaps, collars, or exchange funds).

Our CNG Committee has determined that our executive as well as employee compensation programs, policies and practices are not reasonably likely to have a material adverse effect on our company. The CNG Committee will continue to periodically oversee and monitor risk in our compensation program.

Compensation Committee Interlocks and Insider Participation

None.

Board Attendance at the Annual Meeting of Shareholders

In accordance with our Corporate Governance Guidelines, all directors are expected to attend the Annual Meeting of Shareholders. While the Board understands that there may be situations that prevent a director from attending, the Board strongly encourages all directors to make attendance at all annual meetings of shareholders a priority. All of our directors at the time attended the company’s 2017 Annual Meeting of Shareholders.

Independence Standards for Board Service

The Board of Directors has adopted a definition of director independence for non-management directors that serve on the company’s Board of Directors which meet and in some areas exceed the NYSE listing standards. Each director, other than Jacques Esculier, the company’s Chairman and Chief Executive Officer, satisfies the definition of director independence adopted and accordingly has no material relationship with the company (either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with the company) other than serving as a director of, and owning stock in, the company. A copy of our definition of director independence is attached to this proxy statement as Appendix A and is also available on our web site www.wabco-auto.com, by following the links “Investor Relations—Corporate Governance—Definition of Director Independence.” In addition, none of the company’s directors and executive officers participated in any related person transactions nor were any other transactions considered by the Board in determining directors’ independence. For a discussion of the company’s policy on related person transactions, please see “Certain Relationships or Related Person Transactions and Section 16 Reporting Compliance—Certain Relationships and Related Person Transactions” in this proxy statement.

Board Leadership Structure

From August 2007 through May 2009, the positions of Chairman of the Board and Chief Executive Officer were held by separate people, due in part to the fact that the company was a newly independent stand-alone public company after the Spin-off, and also due to the fact that the Board was newly constituted and, in large part, unfamiliar with the Chief Executive Officer. Based in part on the strong governance structure established by our then non-executive Chairman of the Board, the Board’s increasing familiarity and comfort with the Chief Executive Officer and in recognition of the potential efficiencies of having the Chief Executive Officer also serve in the role of Chairman of the Board, the Board decided to revise its structure. In 2009, our Board of Directors unanimously approved a proposal to combine the Chairman of the Board and Chief Executive Officer roles and appointed Jacques Esculier as Chairman of the Board. Michael T. Smith served as our Lead Director from May 2012 until March 2017. Jean-Paul Montupet was appointed as Lead Director in March 2017.

As the Chairman of the Board, Mr. Esculier provides leadership to the Board and works with the Board to define its structure and activities in fulfillment of its responsibilities. Our Lead Director’s duties include presiding at all meetings of the company’s non-management directors and, in consultation with the Chairman of the Board, developing the agendas for the board meetings and determining the appropriate scheduling for board meetings. Our Lead Director also acts as a liaison between the company’s Chairman of the Board and the company’s non-management directors and assists the company’s independent directors in discharging their duties to the company and its shareholders. A more detailed description of the role of our Lead Director is included in our Corporate Governance Guidelines.

Communication with the Company’s Board of Directors

Our Lead Director presides over all executive sessions of the non-management directors. Shareholders or other interested parties wishing to communicate with our Board of Directors can communicate with our Board of Directors by writing to: Chief Legal Officer and Company Secretary, c/o WABCO Holdings Inc., 2770 Research Drive, Rochester Hills, Michigan 48309-3511. Your message will not be screened or edited before it is delivered to the Lead Director. The Lead Director will determine whether to relay your message to other Board members. See “Other Matters—Director Nominations” below for a description of how shareholders may submit the names of candidates for director nominees to our Board of Directors.

Availability of Corporate Governance Materials

The company’s Code of Conduct and Ethics and Governance Principles, including our definition of director independence, as well as the charters for the Audit Committee and the CNG Committee are available on our web site www.wabco-auto.com under the caption “Investor Relations—Corporate Governance.” The foregoing information is available in print to any shareholder who requests it. Requests should be addressed to Chief Legal Officer and Company Secretary, WABCO Holdings Inc., 2770 Research Drive, Rochester Hills, Michigan 48309-3511.

CERTAIN RELATIONSHIPS OR RELATED PERSON TRANSACTIONS AND SECTION 16 REPORTING COMPLIANCE

Certain Relationships and Related Person Transactions

The Audit Committee of the Board of Directors has adopted a written policy governing the review and approval or ratification of related person transactions. Under the policy, a related person transaction is any transaction exceeding $120,000 in which the company or a subsidiary, on the one hand, and an executive officer, director, holder of 5% or more of the company’s voting securities or an immediate family member of such person, on the other hand, had or will have a direct or indirect material interest.

No related person transaction shall be approved or ratified if such transaction is contrary to the best interest of the company. Unless determined otherwise by the Audit Committee, any related person transaction must be on terms that are no less favorable to the company than would be obtained in a similar transaction with an unaffiliated third party under the same or similar circumstances.

Unless the Audit Committee determines otherwise, any proposed related person transaction directly between the company and an executive officer, director or immediate family member should be reviewed prior to the time the transaction is entered into. In addition, the policy provides that ordinary course transactions are not considered related person transactions, and therefore do not require approval under the company’s related person transaction policy. An ordinary course transaction means a transaction that occurs between the company or any of its subsidiaries and any entity (i) for which any related person serves as an executive officer, partner, principal, member or in any similar executive or governing capacity, or (ii) in which such related person has an economic interest that does not afford such related person control over such entity, and such transaction occurs in the ordinary course of business on terms and conditions that are no less favorable to the company or, if applicable, a subsidiary than would otherwise apply to a similar transaction with an unrelated party. In addition, all immaterial relationships and transactions identified in the Instructions to Item 404(a) of Regulation S-K are incorporated into the policy, and accordingly, all such immaterial relationships or transactions are not related person transactions and do not require approval under the policy.

The Chief Legal Officer and Company Secretary is responsible for making the initial determination as to whether any transaction constitutes a related person or ordinary course of business transaction and for taking all reasonable steps to ensure that all related person transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K are presented to the Audit Committee for pre-approval or ratification. If a related person transaction involves the Chief Legal Officer and Company Secretary, the Chief Financial Officer shall perform the responsibilities under the policy.

The Audit Committee reviews and assesses the adequacy of the policy annually.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, certain executive officers, and persons who own more than 10% of the Company’s outstanding common stock to file reports of ownership and changes in ownership with the SEC and the NYSE. Those “reporting persons” are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

SEC regulations require the company to identify anyone who failed to file a required report or filed a late report during the most recent fiscal year. Based upon a review of those filings and other information furnished by the reporting persons, we believe that, with respect to the fiscal year ended December 31, 2017, all applicable filings were timely filed, except that, in each case, one late Form 4 reflecting one transaction was filed on behalf of each of Messrs. D’Aloia, Gromer, Montupet, Smith, Reilly, Keizer and Gross as well as Ms. Petrovich.

AUDIT COMMITTEE MATTERS

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of Ernst & Young Belgium, our independent registered public accounting firm (“independent auditor”). The independent auditor reports directly to the Audit Committee. As part of its responsibility, the Audit Committee established a policy to pre-approve all Audit Services and permissible Non-Audit Services performed by the independent auditor. In pre-approving services, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence.

The Audit Committee also considers whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its understanding and knowledge of the company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the company’s ability to manage or control risk or improve audit quality.

The Audit Committee is mindful of the relationship between fees for Audit and permissible Non-Audit Services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate relationship between the total amount of fees for Audit and Audit-Related Services and the total amount of fees for Tax Services and certain permissible Non-Audit Services classified as “All Other Services.” Prior to the engagement of the independent auditor for an upcoming audit/non-audit service period, defined as a twelve-month timeframe, Ernst & Young Belgium submits to the Audit Committee for approval a detailed list of services expected to be rendered during that period as well as an estimate of the associated fees for each of the following four categories of services:

Audit Services consist of services rendered by an external auditor for the audit of the company’s annual consolidated financial statements (including tax services performed to fulfill the auditor’s responsibility under generally accepted auditing standards), the audit of internal control over financial reporting performed in conjunction with the audit of the annual consolidated financial statements and reviews of financial statements included in Form 10-Qs. Audit Services includes services that generally only an external auditor can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

Audit-Related Services consist of assurance and related services (e.g., due diligence) by an external auditor that are reasonably related to the audit or review of financial statements, including employee benefit plan audits, due diligence related to mergers and acquisitions, employee benefit plan audits, accounting consultations and audits in connection with proposed or consummated acquisitions, internal control reviews, attest services related to financial reporting that are not required by statute or regulation, audit-related litigation advisory services and consultation concerning financial accounting and reporting standards, including compliance with Section 404 of the Sarbanes-Oxley Act.

Tax Services consist of services performed by the independent auditor’s tax personnel except those included in Audit Services above. Tax Services include those services rendered by an external auditor for tax compliance, tax consulting, tax planning, expatriate tax services, transfer pricing studies, tax planning, and tax issues related to stock compensation.

Other Non-Audit Services are any other permissible work that is not an Audit, Audit-Related or Tax Service and include non-audit-related litigation advisory services and administrative assistance related to expatriate services.

For each type of service, details of the service as well as estimated fees are reviewed and pre-approved by the Audit Committee as either an annual amount or specified stand-alone activity. Pre-approval of such services is used as the basis for establishing the spend level, and the Audit Committee requires the independent auditor to report detailed actual/projected fees versus the budget periodically throughout the year by category of service and by specific project.

Circumstances may arise during the twelve-month period when it may become necessary to engage the independent auditor for additional services or additional effort not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

This review is typically done in formal Audit Committee meetings; however, the Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Audit and Non-Audit Fees

Fees billed to the company by Ernst & Young Belgium for services rendered in 2017 and 2016 were as follows:

Type of Service (1)	2017	2016
	(in thousands)
Audit	$4,699	$2,737
Audit-Related	$288	$50
Tax	$265	$297
All Other	—	—

Total	$5,252	$3,084

(1)	For a description of the types of services, see “Audit Committee Matters—Audit Committee Pre-Approval Policies and Procedures,” above.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young Belgium as the company’s independent registered public accounting firm to examine the consolidated financial statements of the company for fiscal year 2018 upon terms set by the Audit Committee. The Board of Directors recommends that this appointment be ratified by the shareholders. If the appointment of Ernst & Young Belgium is not ratified by the shareholders, the Audit Committee will give consideration to the appointment of other independent registered public accounting firms.

Representatives of Ernst & Young Belgium will be present at the Annual Meeting of Shareholders, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Recommendation

The Board of Directors unanimously recommends that shareholders vote FOR Proposal 2, the ratification of the appointment of Ernst & Young Belgium as the company’s independent registered public accounting firm for the year ending December 31, 2018.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the company’s financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the committee has reviewed and discussed the audited financial statements in the Annual Report with the company’s management and independent auditors.

Management has the primary responsibility for the financial statements and the reporting process including the internal controls systems, and has represented to the Audit Committee that such financial statements were prepared in accordance with generally accepted accounting principles. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

The Audit Committee has discussed with the independent auditor the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees issued by the Public Company Accounting Oversight Board. In addition, the committee has discussed with the independent auditor, the auditor’s independence, including the matters in the written disclosures and letter which were received by the committee from the independent auditors, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee has also considered whether the independent auditor’s provision of non-audit services to the company is compatible with maintaining the auditor’s independence.

The committee discussed with the company’s internal and independent auditors the overall scope and plans for their respective audits. The committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the U.S. Securities and Exchange Commission.

Members of the Audit Committee:

Henry R. Keizer, Chairman

G. Peter D’Aloia

Dr. Juergen W. Gromer

D. Nick Reilly

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We seek to closely align the interests of our named executive officers (“NEOs”) with the interests of our shareholders. Our compensation programs are designed to reward our NEOs for achieving short-term and long- term strategic and operational goals and increasing total shareholder returns, while at the same time avoiding incentives that encourage unnecessary or excessive risk-taking. Our NEOs’ total compensation is comprised of a mix of base salary, annual cash incentive awards and long-term incentive awards that include both performance-based cash and equity awards.

For 2017, our NEOs were:

• Jacques Esculier	Chairman of the Board and Chief Executive Officer (“CEO”)

• Alexander De Bock	Chief Financial Officer (interim)*

• Nick Rens	President, Trailer Systems, Aftermarket & Off Highway Division

• Jorge Solis	President, Truck, Bus & Car Original Equipment Manufacturers Division

• Nicolas Bardot	Chief Supply Chain Officer

• Prashanth Mahendra-Rajah	Former Chief Financial Officer*

*	Mr. De Bock started his interim tenure on September 1, 2017 and Mr. Mahendra-Rajah left on September 30, 2017.

2017 Performance(1)

Fiscal 2017 was another strong year of performance for WABCO. Specific achievements in 2017 included:

•

Sales/Sales Growth: WABCO continued to strongly perform in the global truck and bus production market in 2017. Global production of trucks and buses greater than six tons increased during 2017 by approximately 19% globally as compared to 2016. WABCO’s 2017 sales increased by 17.6% (16.0% excluding foreign currency translation effects) as compared with 2016, of which 2.6% is attributable to our acquisitions. Our global aftermarket sales increased by 11.8% (9.4% excluding foreign currency translation effects) over this same period.

•

Performance Gross Profit Margin: We maintained strong performance gross profit margin levels at 30% or higher for three consecutive years. Our 2017 performance gross profit margin was 31.1%, compared to 31.7% in 2016. On a GAAP basis, our 2017 gross profit margin was 30.7%, compared to 31.3% in 2016.

•

Performance Operating Income: WABCO reported 2017 performance operating income of $492.1 million, versus $411.7 million in 2016, or a 19.5% increase. On a GAAP basis, our 2017 operating income was $435.0 million, versus $381.9 million in 2016. Excluding year-on-year currency transactional effects, WABCO delivered incremental operating margin in 2017 of 20% (Incremental operating margin represents the ratio of the increase in our performance operating income over WABCO’s growth in sales during 2017.

(1)

The summary of our 2017 financial performance includes certain non-GAAP financial measures. Performance gross profit margin, performance operating income, performance earnings before taxes, performance net income, and performance earnings per share are non-GAAP financial measures that exclude items for separation, streamlining and acquisition, discrete and one-time tax items, and other items that may mask the underlying operating results of the company, as appropriate. These measures should be considered in addition to, not as a substitute for, GAAP measures. Management believes that presenting these non-GAAP measures is useful to shareholders because it enhances their understanding of how management assesses the operating performance of the company’s business. The definitions for these non-GAAP measures are the same as in 2016. See Appendix B for reconciliation to the most comparable GAAP measures.

•

Performance Earnings Before Taxes (Pre-Tax Income): WABCO reported 2017 Performance Earnings Before Taxes (Performance Pre-Tax Income) of $448.7 million, versus $390.6 million in 2016, or a 14.9% increase. On a GAAP basis, our 2017 Earnings Before Taxes (Pre-Tax Income) was $406.1 million, versus $223.0 million in 2016.

•

Performance Net Income and Performance Earnings Per Share (“EPS”): WABCO reported 2017 performance net income attributable to the company of $371.6 million or $6.86 of performance EPS, versus $324.6 million or $5.80 of performance EPS in 2016, resulting in an 18.3% increase in performance EPS. In particular, WABCO’s performance EPS of $6.86 represents a new annual record in delivering value for our shareholders. On a GAAP basis, our 2017 net income attributable to the company and EPS were $406.1 million and $7.50, respectively, versus $223.0 million and $3.98, respectively, in 2016.

•

Gross Material Productivity: WABCO’s Operating System continued to provide fast and flexible responses to major market changes, delivering $83.2 million of materials productivity. Gross material productivity in 2017 represented 5.3% of total materials cost with the impact of commodity inflation decreasing net materials productivity to 4.3%. This commodity inflation covers the cost increase of U.S. Dollar denominated commodities, partially offset by the U.S. Dollar weakening versus most of the currencies that we purchase in. Conversion productivity in our factories in 2017 represented 8.1%, a new annual record for WABCO.

•

Strategic Acquisitions: WABCO completed several strategic acquisitions and investments, including the acquisition of Meritor Inc.’s stake in our North American joint venture and the acquisition of R. H. Sheppard Co., Inc.

In summary, 2017 marked another strong year with double-digit sales growth and record performance EPS, demonstrating top line growth with incremental bottom line profitability.

Pay-for-Performance

We believe that the levels of executive pay based on our financial results are reasonable over the long term in light of our actual performance for shareholders. The following graph illustrates the trend over the last five completed fiscal years of our CEO executive compensation and our total shareholder return (“TSR”). Note that our equity grants are typically made during the first quarter based on prior-year performance.

CEO Pay Index Year

CEO Pay Index Year(1)	2012	2013	2014	2015	2016	2017
CEO Pay Measure ($ 000)
Reported Pay 1-Year (FX each year)		$6,820	$5,957	$6,800	$7,584	$8,491
% Change			-12.6%	13.8%	11.9%	11.9%

TSR Index Year (2)	2011	2012	2013	2014	2015	2016
TSR Index Measure
Prior 1-Year TSR Indexed to 2011=100	100	150	215	241	236	245
1-Year TSR %		50.2%	43.3%	12.2%	-2.4%	3.8%

(1)	CEO Pay (in $000s) includes (i) base salary and annual incentive awards earned during the applicable year, (ii) the cash-based long-term incentive plan (“Cash LTIP”) award with a performance period ending in the applicable year, (iii) the fair value of restricted stock unit (RSU) and performance share unit (PSU) awards or RSU and option awards (prior to 2013) granted during the applicable year as determined under ASC Topic 718 and (iv) all other compensation reported for the applicable year.

(2)	TSR = stock price appreciation plus reinvested dividends. TSR is indexed to December 31, 2011, in the graph and table above since equity awards are typically granted during the first calendar quarter when prior-year TSR results are known.

Overview of 2017 Compensation Decisions and Actions

The decisions made by our CNG Committee and our Board of Directors in 2017 reflect our company’s continued strong performance for 2017. The following compensation actions were taken in 2017 by the CNG Committee, or by the independent members of the Board of Directors in the case of CEO compensation actions:

•

Base Salary: In May 2017, we increased the base salaries of each of our NEOs by between 2.7% and 4.2%, excluding an increase of 8.9% for Mr. De Bock, and no salary increase for our Chairman and Chief Executive Officer. These salary adjustments reflect the Committee’s review of market data as well as individual factors as discussed in “Components of 2017 Executive Compensation—Base Salary.”

•

Annual Incentives: The CNG Committee approved a 2017 annual incentive plan achievement of 157.0% of target. Our CEO was granted a discretionary individual adjustment of an additional 15% to recognize his leadership and greater responsibility for delivering shareholder value. Since Mr. Mahendra-Rajah left the company prior to end of fiscal 2017, he forfeited his entire 2017 AIP award. These award levels for all our NEOs reflect corporate performance in all of the pre-established financial and quantitative, non-financial goals. See “Components of 2017 Executive Compensation—Fiscal Year 2017Annual Incentive Plan.”

•	Long-Term Incentives:

-

Cash LTIP: The CNG Committee approved 2015-2017 long-term incentive plan cash award payouts at 153.0% of target, which reflect our three-year cumulative performance EPS, three-year cumulative growth in sales and three-year average return on invested capital (“ROIC”)* results. See “Components of 2017 Executive Compensation—2015- 2017 Cash LTIP.”

-	Performance Share Units (“PSUs”): The CNG Committee approved 2015-2017 long- term incentive plan PSU payouts for each of our NEOs at 95.9% of target, which reflect our three-year cumulative performance EPS results. See “Components of 2017 Executive Compensation—2015-2017 Performance Share Units.”

*

ROIC is defined as performance operating income adjusted for certain costs related to pension, equity investments and non-controlling interests, divided by net assets adjusted for certain tax, pension and non-operational assets or liabilities.

-	Equity-Based Grants: In February 2017, the CNG Committee made grants of equity-based incentives to the NEOs at target award levels. The CNG Committee approved one additional equity grant for Mr. De Bock in October 2017 related to his role as interim Chief Financial Officer. See “—Long-Term Incentive Plan—2017Annual Equity Awards”.

Executive Compensation Policy and Governance Highlights

We strive to maintain strong corporate governance practices with respect to executive compensation. The following highlights how our executive compensation policies reflect our commitment in this respect:

•

Balanced Performance Metrics: We provide a balanced compensation program that emphasizes at-risk incentive pay that is earned based on successful achievement of multiple complementary performance metrics.

•

Strong Risk Management: We maintain a strong risk management program, which includes our CNG Committee’s oversight of the ongoing evaluation of the relationship between our compensation programs and risk.

•

No Excise Tax Gross-Ups: We do not provide for excise tax gross-up payments under our Change of Control Severance Plan, nor do we maintain any other agreements or arrangements which would provide similar benefits.

•

Recoupment Policy: We have an incentive pay recoupment policy, also referred to as a “clawback,” that requires the company to recover from any current or former executive officer certain incentive pay amounts as described herein.

•

No Pledging or Hedging of Company Stock: Our Securities Trading Policy prohibits pledging, hypothecating, or otherwise encumbering our common stock by our officers and directors as collateral for indebtedness, and we prohibit our officers and directors from holding our common stock in a margin account, or purchasing any financial instrument or entering into any short-term or speculative transaction that is designed to hedge or offset any decrease in the market value of our common stock (including, but not limited to, prepaid variable forward contracts, equity swaps, collars, or exchange funds) or trading in options in company securities (other than those granted by the company).

•

Strong Stock Ownership Guidelines: We have executive stock ownership guidelines requiring that our NEOs hold meaningful levels of our stock, as well as mandatory holding periods for stock acquired under equity awards.

•	Independent Compensation Consultant: The CNG Committee retains an independent compensation consultant.

•

Change of Control Benefits: Our Change of Control Severance Plan contains a “double trigger” change of control provision where severance benefits payable in connection with a change of control are triggered only in the event of both (i) a change of control and (ii) a NEO’s loss of job or resignation on account of material diminution in terms and conditions of employment. Our Omnibus Incentive Plan includes similar double trigger default vesting provisions for equity awards granted after January 1, 2017.

We encourage you to read this Compensation Discussion and Analysis for a detailed discussion and analysis of our executive compensation program, including information about the 2017 compensation of our NEOs.

2017 “Say-on-Pay” Advisory Vote on Executive Compensation

We provided shareholders a “say-on-pay” advisory vote on our executive compensation in May, 2017, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protect Act 2010 (“Dodd-Frank Act”) and SEC rules. At our 2017 Annual Meeting of Shareholders, shareholders expressed strong support for the compensation of our NEOs, with approximately 98% of the votes cast (disregarding abstentions) for approval of the “say-on- pay” advisory vote. We received similar strong support at our two prior annual meetings.

The CNG Committee carefully evaluated the results of the 2017 annual advisory “say-on-pay” vote, and although the “say-on-pay” vote is advisory and is not binding on our Board of Directors, the CNG Committee took the strong level of approval into consideration in determining that our current compensation philosophy and objectives remain appropriate for use in determining the compensation of our NEOs.

Executive Compensation Philosophy; Compensation Program Objectives

Our executive compensation program is intended to deliver competitive total compensation upon achievement of performance objectives and has been developed consistent with our strategy to attract, motivate and develop leaders who will drive the creation of shareholder value. We generally seek to compensate our executives at approximately the median level of total compensation among similarly-situated executives in our peer group when we set target compensation levels. See the section entitled “Peer Group” below for more information about our peer group.

Our compensation program generally involves a mixture of fixed and variable and cash and equity compensation programs. Variable compensation programs are balanced between short- and long-term objectives, placing a significant amount of the executive’s compensation at risk based on company and individual performance.

Each of the program components is designed to drive a complementary set of behaviors and outcomes.

Pay Element	Type of Pay	Key Objectives
Base Salary	Fixed	Attract and retain executives over time by providing regular and continued payment in line with the executive’s position, experience and responsibilities

Annual Cash Incentives	Variable At-Risk	Focus our executives on short-term objectives to foster short-term growth and profitability

Long-Term Cash and Equity-Based Incentives	Variable At-Risk	Create a clear line of sight and linkage to our long-term strategy, as well as to attract and retain our executives and employees. Long-term incentives consist of a mix of equity awards and cash awards. The equity awards, in the form of PSUs and RSUs, comprise the majority of long-term incentive value and are used to align our executive officers’ interests with those of our shareholders. The Cash LTIP awards complement the annual equity awards by focusing executives on specific long-term financial performance goals and also provide an opportunity for liquidity that does not require an executive to sell shares

Benefits and Perquisites	Fixed	Offer competitive benefits and perquisites in light of evolving market practice, the law of the executive’s country of citizenship and European Union law

Each of these elements is described in more detail below.

The CNG Committee evaluates all compensation and benefit programs and decisions in light of the total compensation package awarded to each NEO (including the impact of how these programs and decisions impact other elements of compensation). To that end, the CNG Committee annually reviews all of the components of each NEO’s compensation, including base salary, target annual incentive awards, target long-term incentive awards, the value of all vested and unvested options, RSUs and PSUs, proceeds from exercised options, and other benefits and perquisites. The CNG Committee’s review focuses on both the value of each NEO’s total compensation assuming continuing employment, as well as the additional compensation, if any, that the NEO could be entitled to earn upon a separation from the company for voluntary reasons, involuntary reasons, or pursuant to a change of control of the company.

Compensation Mix

We believe that a significant portion of an executive’s compensation should be directly linked to our performance and the creation of shareholder value. To that end, our CNG Committee has structured our executive compensation program so that a high percentage of our NEOs’ total direct compensation (which includes base salary, cash incentives and equity incentives) is at risk. As illustrated and explained below for 2017, 83.3% of our Chief Executive Officer’s total direct compensation, and, on average, 69% of our other NEOs’ total direct compensation, is based on attaining performance goals or paid in the form of equity incentives.

CEO Compensation Mix

The exchange rate of one euro to 1.1 U.S. dollars has been used, which is the rate used for our 2017 Operating Plan.

All Other NEOs Compensation Mix

(1) For the calculation of the NEOs compensation mix, the base salary of Mr De Bock includes the gross monthly bonus (€10,000) paid each month during his tenure as interim CFO and the additional bonus of €7,000 per month payable at the end of his service as interim CFO.

(2) The percentages attributable to cash incentives are based on the dollar amount payable upon attainment of performance goals at target.

(3) The percentages attributable to equity incentives are based on the fair market value at target levels of such incentives (including the fair value of RSUs and PSUs) as reported in the Summary Compensation Table. In any given year, we may grant incentives or make award payouts that will exceed or fall below these target percentages.

We believe that our compensation program reinforces our pay-for-performance philosophy, has the flexibility to adapt to market conditions and has resulted in pay outcomes that are well-aligned with our business performance.

Role of the CNG Committee in the Compensation Process

As required by its charter, our CNG Committee is responsible for developing our total compensation philosophy, recommending to our Board of Directors our executive compensation programs, including base salary levels, cash incentives, equity incentives, benefits and perquisites, and reviewing our compensation philosophy and compensation and benefits programs to determine whether they are properly coordinated and achieving their intended purposes. The CNG Committee reviews and approves the compensation of our executive officers and recommends for approval to the independent members of our Board the compensation of our Chairman and Chief Executive Officer. The CNG Committee also sets performance goals for all performance-based compensation, and reviews and certifies payouts of awards based on its evaluation of the company’s performance and the executive officers’ performance against such goals.

To assist the CNG Committee in meeting its responsibilities, the CNG Committee engaged Pearl Meyer & Partners, LLC (“PM”) as its independent outside compensation consultant to regularly provide executive compensation market analysis and insight, with respect to our executive officers, including our NEOs. PM only provides services to the CNG Committee with respect to executive and director compensation and does not provide any other services to the company. The CNG Committee has reviewed its relationship with PM in light of the independence factors set forth in applicable NYSE rules and concluded that its retention of PM as its compensation consultant does not raise any conflict.

Role of Management in the Compensation Process

Our Chairman and Chief Executive Officer works with our Chief Human Resources Officer to make recommendations to the CNG Committee with respect to the compensation of other executive officers, including base salary levels, target annual incentive awards, target long-term incentive awards, benefits and perquisites. At the CNG Committee’s request, our Chairman and Chief Executive Officer attends meetings of the CNG Committee to present his views with respect to the appropriate levels of compensation for his executive team, but is not present when his own compensation is discussed. All decisions regarding NEO compensation are ultimately made by the CNG Committee.

In addition, under our governance documents, our independent Board members are required to approve all compensatory programs, awards or payouts relating to our Chairman and Chief Executive Officer, following consideration of recommendations from the CNG Committee.

At the direction of the CNG Committee, our human resources department provides compensation-related information to PM relating to our executive officers that PM uses as part of its development of market competitiveness analyses and recommendations for executive compensation program design.

Peer Group and Benchmarking

The peer group comprises 16 companies reflecting predominantly U.S.-based, publicly-traded companies that operate in the same industry sector, compete with us for executive talent and have executive positions similar in breadth, complexity and global responsibility. Our peer group is reviewed annually by the CNG Committee to ensure its ongoing relevance. Companies within our peer group generally have one-third to three times our revenue, market value and enterprise value.

The following companies are WABCO’s peers for compensation benchmarking purposes in 2017:

Allison Transmission Holdings Inc.	Kennametal Inc.
American Axle & Manufacturing Holdings Inc.	Meritor, Inc.
Autoliv, Inc. (Non-U.S. based, for reference only)	Modine Manufacturing Company
BorgWarner Inc.	Polaris Industries Inc.
Cooper Tire & Rubber Company	Snap-On Incorporated
Donaldson Company Inc.	Tenneco Inc.
Harman International Industries, Incorporated (1)	Valeo SA (Non-U.S. based, for reference only)
ITT Inc.	Westinghouse Air Brake Technologies Corporation

(1)	Harman International Industries, Incorporated was acquired by Samsung Electronics Co., Ltd. in March, 2017

Our CNG Committee monitors our peer group and may adjust it in the future as appropriate.

We generally seek to compensate our executives at approximately the median level of total compensation among similarly-situated executives in our peer group when we set compensation levels for targeted levels of performance. Our compensation philosophy emphasizes at-risk incentive pay, including long-term cash incentives and equity-based incentives. In general, our compensation philosophy with respect to long-term incentives is more comparable with U.S. best practices, so we place greater emphasis on the median values of long-term incentives of our U.S.-based peer companies when benchmarking those pay elements.

Components of 2017 Executive Compensation

The main features of each NEO’s total compensation as of year-end 2017 are summarized in the following table (1):

	Base Salary	AIP target (% of base salary)	Cash LTIP target (% of base salary)	Equity LTIP target
Jacques Esculier	$1,100,000	100%	100%	$3,300,000
Alexander De Bock	$225,500	35%	0%	$90,000
Nick Rens	$395,420	70%	45%	$500,000
Jorge Solis	$338,910	70%	45%	$400,000
Nicolas Bardot	$316,316	60%	40%	$300,000
Prashanth Mahendra-Rajah (2)	$500,000	80%	45%	$700,000

(1)	Based on an exchange rate of 1.0 euro to 1.1 U.S. dollars

(2)	Mr. Mahendra-Rajah resigned and did not receive any 2017 incentive pay elements

The company executives, including the NEOs, are also eligible for benefits similar to those provided to other employees. They also receive certain additional perquisites—see footnote 5 to Summary Compensation Table.

Base Salary

We develop base salary guidelines for our NEOs generally at the median of our peer group companies, employing analyses developed by PM. Company management and PM may also review compensation data from various survey providers to provide additional general benchmarking context. The CNG Committee does not provide any direction on specific surveys or survey participants. However, the CNG Committee’s salary decisions are based upon market data as well as the individual’s responsibilities and more subjective factors, such as the CNG Committee’s assessment of the officer’s individual performance and expected future contributions and leadership. The CNG Committee reviews base salaries for our officers every year, but may decide not to make adjustments every year.

Pursuant to its annual review of base salary levels, in May 2017, the CNG Committee recommended and the Board approved the following increases for our NEOs, including no increase for our CEO, as shown in the following table which shows our NEOs’ base salary evolution from 2016 to 2017 (1). The average salary increase for NEOs – excluding Messrs. Esculier and De Bock – was 3.2%, which is in line with our 2017 merit increase budget for all employees.

	2016 (EUR)	2017 (EUR)		2016 (USD)	2017 (USD)
Jacques Esculier	€1,000,000	€1,000,000		$1,100,000	$1,100,000
Alexander De Bock	€188,238	€205,000	(2)	$207,062	$225,500
Nick Rens	€350,022	€359,473		$385,024	$395,420
Jorge Solis	€300,000	€308,100		$330,000	$338,910
Nicolas Bardot	€280,000	€287,560		$308,000	$316,316
Prashanth Mahendra-Rajah	€436,373	€454,545		$480,010	$500,000

(1)	Based on an exchange rate of 1.0 euro to 1.1 U.S. dollars

(2)	Mr. De Bock received a raise in April 2017 in connection with his promotion to Vice President, Financial Planning & Analysis and Investor Relations

Variable Cash Compensation

Traditionally, we offer an annual incentive plan (“AIP”) and a three-year Cash LTIP for our NEOs. Awards under both the AIP and the Cash LTIP are issued each year under the company’s Omnibus Incentive Plan. The CNG Committee seeks to establish performance goals for the new AIP and Cash LTIP performance periods at its first or second meeting each year, but in no event later than March 31. Target awards under both the AIP and the Cash LTIP are fixed as a percentage of the executive’s base salary. Each NEO’s business manager or management agreement—see “Employment Matters” below—provides for specific target AIP and Cash LTIP award percentages.

As discussed above under “Executive Overview,” we measure and report our results on both a GAAP and a non-GAAP “performance” basis where we exclude unusual, extraordinary and non-recurring items that may mask the underlying operating results of the company. Similarly, when setting, and measuring achievement against, our financial goals, the CNG Committee uses “performance” measures that exclude such items which include, but may not be limited to, expenses associated with separation, streamlining, acquisition, discrete and one-time tax items and adjustments for foreign exchange rate fluctuations. While some of these costs can be anticipated generally when targets are set at the beginning of the applicable performance period and may be reflected in our annual Operating Plans, others cannot.

Annual Incentive Plan

Our AIP is based upon achievement of financial and quantitative, non-financial performance goals that are primarily derived from our annual Operating Plan. AIP award opportunities are typically set so that achieving the target level of performance results in a cash payment that is approximately at the median or 50th percentile of annual incentives paid by our peer group. The actual payment under an AIP award may be above the 50th percentile in years of strong performance against objectives or below the 50th percentile or zero, depending on the actual level of performance achieved. The CNG Committee and the Board of Directors review and approve our annual Operating Plan to ensure that the AIP goals are sufficiently challenging and set at levels consistent with internal and external market performance expectations.

Fiscal Year 2017 Annual Incentive Plan

In March 2017, our CNG Committee determined the maximum amounts payable to our executive officers for AIP awards for the 2017 performance year by establishing a pool equal to 10% of company earnings before interest and taxes with 35% of the pool allocated to our Chief Executive Officer at maximum, subject to any applicable limits under the Omnibus Incentive Plan, and the remainder allocated evenly among the other executive officers at maximum. The AIP pool established by the formula described above represented the maximum amount that the CNG Committee could approve for payment – not the expected amount. Our CNG Committee generally exercises its discretion to pay less than the maximum amount after considering the financial and quantitative, non-financial performance goals described below.

The 2017 AIP was designed so that the achievement of financial goals received 80% weighting and the achievement of quantitative, non-financial goals received 20% weighting, which is the same weighting as in all prior AIPs since 2008. AIP payouts equal the percentage of the performance goal achieved multiplied by the participant’s annual target AIP percentage. Annual target AIP percentages under this program are established for each participant as a percentage of base salary. Each financial and quantitative, non-financial goal may be overachieved and funded up to 200%. The resulting award amounts are then adjusted by an individual performance score ranging from 0-200%. Thus, while the maximum possible overachievement is 400% of target, the highest award we have ever paid to an NEO was 222% of target. In between threshold and maximum performance, achievement levels and payouts are interpolated using a pre-defined performance curve. Below threshold performance results in a zero payout for the specific metric.

AIP financial goals: The AIP performance goals established by the CNG Committee included the following financial goals (measured after excluding the impact of foreign exchange), each weighted at 20% of target:

Sales Growth	The total increase in company sales over prior year.

Performance Gross Profit Margin	The ratio of our gross profit as a percentage of sales using performance measures.

Performance Net Income	GAAP net income, adjusted by excluding the costs associated with separation, streamlining and acquisition, discrete and one-time tax items, and other items that may mask the underlying operating results of the company, as applicable.

Free Cash Flow	Our net cash provided by operating activities less any amounts attributable to the purchase of property, plant, equipment and computer software and the proceeds from the disposal of property.

The CNG Committee believes that this mix of financial goals is complementary and well-balanced so that business tradeoffs are appropriately reflected, e.g., sales growth vs. profitability, profit margin vs. additional investment, earnings before taxes vs. cash flow, etc. The 80% weighting on financial goals also ensures that these key drivers of value for shareholders are the primary focus for management. Each year, the target financial goals are set based on our annual Operating Plan, which is designed to represent challenging – but attainable – performance levels. In setting AIP goals, the CNG Committee also considers internal and external performance expectations, the potential impact of global economic conditions on the variability of performance outcomes, the degree to which prior year results were atypical, changes in corporate tax rates and other legislation that may impact the company’s business prospects and other factors that may be relevant in a specific year.

AIP quantitative, non-financial goals: The AIP performance goals established by the CNG Committee for 2017 included the following quantitative, non-financial goals, each weighted at 10% of target:

Technical Quality	Measured based on the number of product defects found on a “parts per million” (“ppm”) basis.

Inventory Turns Improvement	Average of June and December inventory turns calculated as the gross inventory at the end of the period versus the retroactive six months standard cost of sales extrapolated to twelve months at constant exchange rates.

These performance goals are intended to be consistent with driving cross-functional collaboration to improve the industrialization of WABCO products and ensure that the development roadmaps and processes we have defined will be used to develop high quality products.

2017 AIP Results: For the 2017 AIP, based on our 2017 Operating Plan, our CNG Committee established the following financial goals and quantitative, non-financial performance goals in February 2017 and certified the following achievement levels and scores in February 2018:

	Threshold	Target	Maximum	Achievement	Score
Sales Growth	$ 2,754 million	$ 2,895 million	$ 3,035 million	$ 3,084 million	200.0%
Performance Gross Profit Margin	30.5%	32.0%	33.5%	31.7%	79.9%
Performance Net Income	$ 297 million	$ 309 million	$ 322 million	$ 364 million	200.0%
Free Cash Flow	75%	85%	95%	97.1%	200.0%
Aggregate Score For Financial Goals (1)					170.0%
Quality PPM	50	30	10	48	10.0%
Inventory Turns Improvement	0	0.25	0.50	0.56	200.0%
Aggregate Score For Quantitative, Non-Financial Goals					105.0%
Total Aggregate Score (2)					157.0%

(1)	The achievement dollar amounts shown in this table differ from our actual achievements as shown in our executive summary, as they are based on the exchange rate prevailing when the performance targets of our AIP were established, while our reported numbers are based on the actual exchange rates for 2017.

(2)	The CNG Committee’s certification of the achievement of the financial and quantitative, non-financial goals included in the 2017 AIP is based on measuring quantitative results against pre-established goals. These goals have been designed to be challenging, but attainable, and over the past five years prior to 2017, i.e., 2012-2016, the total aggregate performance score has ranged from 90.8% to 159.0% of target.

As a result, the company’s aggregate performance score for the 2017 AIP (applying an 80% weighting for the financial performance goals and 20% for the quantitative, non-financial performance goals) was 157.0%, and the target award for each NEO was adjusted to reflect this percentage.

Lastly, the CNG Committee considered discretionary adjustments to each executive’s target award to reflect such executive’s individual performance. The CNG Committee considered individual performance adjustments for each of the other NEOs based on the recommendations of Mr. Esculier. Mr. Esculier’s performance adjustment was determined by the CNG Committee and the independent directors as a group. The CNG Committee approved an individual performance adjustment of an additional 15.0% for Mr. Esculier to recognize his leadership and greater contribution to delivering shareholder value, including the significant strategic acquisitions of Meritor Inc.’s stake in the Meritor WABCO joint venture and R. H. Sheppard Co., Inc. It also is the sixth consecutive year that Mr. Esculier has earned a prestigious “Top 3” ranking in the Autos & Auto Parts sector for “Best CEO” by sell-side analysts in the 2018 All-America Executive Team survey conducted by Institutional Investor magazine. The CNG Committee approved the individual performance adjustments for the other NEOs based on the recommendations of Mr. Esculier. The table below shows each target annual incentive award, as adjusted by the company’s achievement of the financial and quantitative, non-financial corporate goals (157.0%), and as further adjusted to reflect the individual performance evaluation for each NEO who received an AIP payment for fiscal 2017.

	AIP Target	Corporate Score	Individual Score	AIP Payment
Jacques Esculier	$1,100,000	157.0%	115.0%	$1,986,050
Alexander De Bock	$78,925	157.0%	100.0%	$123,912
Nick Rens	$276,794	157.0%	100.0%	$434,567
Jorge Solis	$237,237	157.0%	95.0%	$353,839
Nicolas Bardot	$189,790	157.0%	105.0%	$312,869

Fiscal Year 2018 Annual Incentive Plan

In February 2018, our CNG Committee approved a cash AIP award opportunity based on the achievement of certain defined financial and quantitative, non-financial performance goals. The financial performance goals established by our CNG Committee are related to sales growth, performance gross profit margin, performance net income and free cash flow. Two quantitative, non-financial performance goals, technical quality ppm and inventory turns improvement, were also selected that were designed to promote both quality production and cash generation. Each of the financial goals is equally weighted and together they comprise 80% of the plan funding. The two quantitative, non-financial goals are also equally weighted and comprise 20% of the plan funding. Each financial and quantitative, non-financial goal may be overachieved and funded up to 200%, and resulting award amounts will be further adjusted by an individual performance score ranging from 0-200%.

Long-Term Incentive Plan

Pursuant to the Omnibus Incentive Plan, the CNG Committee has authority to establish both equity and cash-based long-term incentive plans for our executive officers, including our NEOs. Our long-term incentive plans are designed to promote both the achievement of long-term performance goals as well as retention by linking our executive officers’ wealth more closely to the performance of our stock price. Our long-term programs have been designed so that approximately 70% of the value of any executive officer’s long-term incentive compensation would be comprised of annual equity awards split evenly between PSUs, as discussed below, and RSUs, which vest ratably over a three-year period. The remaining 30% of the value of an executive officer’s long-term incentive compensation would be comprised of the executive’s target Cash LTIP award, the attainment of which is typically tied to the achievement of certain financial goals over a three-year performance period. The Cash LTIP complements the annual equity awards by focusing executives on specific long-term financial performance goals and also provides an opportunity for liquidity that does not require an executive to sell shares.

The performance goals for the Cash LTIP are established on a rolling basis and generally include three to four of the following measures: sales, revenues, earnings (before or after tax), internal rate of return, return on equity, ROIC, income, assets or earnings, earnings per share (on a fully diluted or undiluted basis), profit margin, incremental operating margin, operating expense ratios, income, cash flow, free cash flow, working capital targets, funds from operations or similar measures, capital expenditures, market share, share price, total shareholder return, appreciation in the fair market value or book value of our common stock, economic value added (net operating profit after tax minus the sum of capital multiplied by the cost of the capital), debt to equity ratios, debt levels, management of accounts and non-performing debt, acquisitions or strategic transactions, budget achievement, expense reduction or cost savings and inventory control / efficiency and costs. As discussed above, we also use non-GAAP “performance” versions of the financial measures referred to above which exclude separation and streamlining costs, discrete, one-time tax and other items and other items that may mask the underlying operating results of the company, as appropriate, such as foreign exchange fluctuations.

Total long-term incentive award opportunities are typically set so that achieving the target level of performance results in award values approximately at the median or 50th percentile of long-term incentives offered by our U.S. peer companies. The actual realized award value may be above the 50th percentile in years of strong financial and stock performance or below the 50th percentile, depending on the actual level of performance achieved. The long-term award value for an individual executive may also vary above or below the 50th percentile based on the CNG Committee’s consideration of an executive’s strategic impact, performance history or retention risk.

2015-2017 Cash LTIP

All of our NEOs – except Mr. Alexander De Bock – participated in the 2015-2017 Cash LTIP. Due to his departure during 2017, Mr. Prashanth Mahendra-Rajah did not receive any payouts for the 2015-2017 Cash LTIP.

Our CNG Committee awarded the 2015-2017 Cash LTIP using long-term financial performance goals relating to sales growth, performance earnings per share and ROIC that excluded the impact of certain significant off-budget events (e.g., plant closings, streamlining costs, acquisitions and other major investments, separation-related expenses), and the impact of foreign exchange rates.

For the 2015-2017 performance cycle, our CNG Committee set the following equally-weighted financial goals and certified, in February 2018, the following achievement levels and scores:

	Threshold	Target	Maximum	Achievement	Score
3-Year Cumulative Sales Growth (excluding the impact of foreign exchange)	$8,000 million	$8,575 million	$9,150 million	$8,938 million	163.1%
3-Year Cumulative Performance Earnings Per Diluted Share (“EPS”) (1)	$15.0	$18.50	$22.00	$18.36	95.9%
3-Year Average ROIC	32%	39%	46%	46.15%	200.0%
Aggregate Score					153.0%

(1)	Performance Earnings Per Diluted Share refers to earnings per diluted share, excluding separation and streamlining items, acquisition-related costs, the impact of foreign exchange rates, and discrete, one-time tax items, as well as the one-time accounting correction of $12.3 million in 2016.

Our CNG Committee awarded the 2015-2017 Cash LTIP based on the aggregate score of 153.0%.

2018-2020 Cash LTIP

In March 2018, our CNG Committee approved a Cash LTIP for the 2018-2020 performance cycle based on the achievement of certain defined financial performance goals consistent with its prior practice. The financial performance goals established by our CNG Committee are related to sales growth, performance earnings per share and ROIC. Each of the financial goals is equally weighted. This balanced mix of performance goals was used in each of the last five Cash LTIP cycles. Furthermore, our CNG Committee has discretion to upgrade or downgrade the Cash LTIP results by 25%. The CNG Committee has generally not applied upward discretion to the Cash LTIP awards. Awards under the 2018-2020 Cash LTIP will only be paid, if earned, after the end of 2020.

2017 Annual Equity Awards

As discussed above, annual equity awards are part of our long-term incentive plan. Commencing in 2013, the company has offered an equal mix of RSUs, with time-based vesting, and PSUs, with vesting, if any, based upon the achievement of three-year cumulative performance earnings per share goals approved by the CNG Committee. The performance earnings per share goals are aligned with the company’s strategic business plan, and the CNG Committee believes that investors are keenly focused on this important measure of long-term company success.

We believe PSUs:

•	provide more direct linkage with long-term business goals;

•	strengthen retention due to three-year cliff vesting; and

•	are preferable to options because dilution overhang from stock options can last up to 10 years, while dilution overhang from PSUs is typically three years.

On February 22, 2017, each of our NEOs was granted his target equity award opportunity in an equal combination of RSUs and PSUs. The value an executive ultimately realizes is directly aligned with long-term value creation for shareholders and may differ from the target opportunity. See the “Grants of Plan-Based Awards” table for a break out of the annual equity awards granted to our NEOs in 2017.

2015-2017 Performance Share Units

The 2015-2017 PSU performance target was identical to the three-year cumulative performance EPS target that was used for the 2015-2017 Cash LTIP. In February 2018, our CNG Committee certified the achievement of the 2015-2017 PSU performance target at 95.9%. See the “2015-2017 Cash LTIP” section above for a description of this determination. In setting the PSU performance target, the CNG Committee considered that, taken together, the Cash LTIP and PSUs provide an appropriate balance of cash and equity rewards tied to performance EPS, which is the most common focus point for our investors.

Equity Award for Mr. De Bock’s Interim Position

In October 2017, Mr. De Bock received a special equity grant of $250,000 to recognize his additional responsibilities as interim Chief Financial Officer. The grant is 100% in the form of Restricted Stock Units which cliff-vest on the third anniversary of the grant date.

All of our outstanding equity award agreements permit the company to recoup equity compensation in the event a recipient breaches certain confidentiality, non-competition and other contractual arrangements during employment or within twelve months after termination of employment.

Executive Stock Ownership

Our stock ownership guidelines for our executive officers, including our NEOs, are designed to reinforce the goal of increasing WABCO equity ownership among our executive officers and other key managers and more closely align their interests with those of our shareholders. Our executive officer stock ownership guidelines are as follows:

•	for the Chief Executive Officer: 6x base salary; and

•	for all other NEOs: 3x base salary.

Equity ownership that counts towards this ownership goal includes shares owned outright, shares beneficially owned by direct family members (spouse, dependent children), shares underlying vested and unvested time-based RSU awards, vested PSU awards, net shares acquired through stock option exercise and shares acquired on the open market. Vested and unvested stock options and unvested PSU awards do not count towards satisfying the guideline goals.

Participants, including our NEOs, have until five years from the date of becoming an executive officer, to meet the stock ownership guidelines. All of our NEOs are in compliance with these guidelines, taking into consideration the five-year period from appointment as an executive officer.

The minimum number of shares to be held by each officer is calculated annually on the first business day of March using the average of the stock prices of the company’s common stock on the NYSE for the past year. The stock price for each trading day within the one-year time period will be the average of the high and low sales prices of the company’s common stock on the NYSE on that date. In the event of a base salary change or a promotion to a higher executive level, the executive will have five years from the date the change was implemented to acquire additional shares needed to fulfill the stock ownership guidelines. During the first five years, the CNG Committee will review annually each executive’s company stock ownership. After the initial five-year period, the CNG Committee may review these guidelines to include specific penalties for failing to adhere to the recommendations. There may be instances in which the stock ownership guidelines would place a substantial hardship on an executive or unusual circumstances may prevent the executive from complying with the guidelines. These circumstances may apply to all executives in the company, such as a financial crisis impacting the entire stock market or circumstances generating unusual volatility of the company’s share price, or be particular to an individual, such as a court order in the case of a divorce settlement or estate planning transactions. In such circumstances, the guidelines may be waived or modified in the sole discretion of the CNG Committee.

Retirement Benefits

During 2017, Messrs. Esculier, De Bock, Rens, Solis, Bardot, and Mahendra-Rajah (from January until September 2017), participated in our Belgian benefit plans which include retirement, death, disability and medical coverage.

With regard to retirement contributions, we have agreed to contribute to such plan, on an annual basis, an amount equal to 9% of Mr. Esculier’s base salary and target annual incentive award, and for Messrs. De Bock, Rens, Solis, Bardot and Mahendra-Rajah, amounts equal to 9% of their base salary and 4.5% of their target annual incentive award.

Perquisites

Perquisites are not a significant portion of our overall compensation program. We provide perquisites that we believe are reasonable, competitive with our peer group and consistent with our overall compensation philosophy. We currently offer to our executive officers, including our NEOs, financial planning, an executive health exam and an executive life insurance policy as well as tax return preparation assistance. In addition, our NEOs working outside of their home country are eligible to receive certain other perquisites, including a housing allowance, home leave, a company car and tuition reimbursement for dependent children.

Payments upon Severance or Change of Control

Under the business manager agreements we have entered into with our NEOs (discussed below), certain severance benefits will be provided if their service is terminated by us without cause or if they terminate their service for good reason. We believe that severance payments to these officers are appropriate in these specified circumstances and that the amount of the severance benefits is reasonable and necessary to attract and retain superior executive talent. An estimate of the amount of severance benefits that each NEO would receive upon a termination of service as of December 31, 2017, is included in “Executive Compensation—Severance Benefits as of December 31, 2017” below.

Under our Change of Control Severance Plan, we also provide certain payments or other benefits to our executive officers, including our NEOs, in the event of a change of control in order to allow them to act in the best interests of shareholders without the distraction of potential negative repercussions of a change of control on their own position with the company. Severance benefits payable in connection with a change of control are triggered only in the event of both (i) a change of control and (ii) an NEO’s loss of job or resignation on account of material diminution in terms and conditions of employment. This is sometimes referred to as a “double trigger” change of control provision. Our Omnibus Incentive Plan includes similar double trigger default vesting provisions for equity awards granted after January 1, 2017. We do not provide for excise tax gross-up payments under our Change of Control Severance Plan. An estimate of the amount of change of control benefits that each NEO would receive upon a termination of service in connection with a change of control event as of December 31, 2017, is included under “Change of Control Severance Plan and Omnibus Incentive Plan” below.

Employment Matters

Each of our NEOs has an employment or business manager agreement with the company or one of its subsidiaries. We restructured our service relationship with some of our NEOs, including Messrs. Esculier, Rens, and Solis, effective January 1, 2012, Mr. Bardot, effective July 1, 2014, and Messrs. Mahendra-Rajah and De Bock, effective July 1, 2015, so that they qualify as “business manager” under Belgian law. The change to business manager status has significant tax advantages under local law for us.

Departure of Mr. Mahendra-Rajah

On August 10, 2017, Prashanth Mahendra-Rajah provided notice of his voluntary resignation from the company, effective September 30, 2017. As a result, Mr. Mahendra-Rajah was not entitled to any severance benefits, and in connection with his departure, Mr. Mahendra-Rajah forfeited his 2017 AIP award, his Cash LTIP award for the 2015-2017, 2016-2018, and 2017- 2019 performance periods, and all unvested RSUs and PSUs.

Clawback

We have adopted a clawback policy that requires the company to recover from any current or former executive officer any compensation received under our AIP for 2012 and subsequent years if such compensation was received by the executive officer during the three-year period preceding the date by which the company files a restatement of any annual audited or unaudited interim financial statements due to material non-compliance with the financial reporting rules under the federal securities laws. The amount to be recovered is the difference, if any, between what such executive officer received and what such executive officer would have received had the financial measures against which payments were calculated been impacted by the accounting restatement. Under the clawback policy, our Board of Directors, based upon recommendations from the CNG Committee, will have the discretion to determine the amounts to be recouped from such executive officer. The company’s clawback policy will continue to be reviewed for possible changes in order to conform with implementation of the required clawback provisions under the Dodd-Frank Act.

Impact of Taxation on Executive Compensation

We typically did not structure compensation to qualify as “performance-based compensation” under Section 162(m) of the Code, as a Belgian subsidiary of the company employed our NEOs and deducted compensation paid to them under applicable non-U.S. local law. The CNG Committee however takes into account the tax impact on the company as one factor to be considered in structuring executive compensation. We utilize business manager agreements for qualifying executives for greater tax efficiency under Belgian law.

REPORT OF THE COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE

The Compensation, Nominating and Governance Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the members of the Compensation, Nominating and Governance Committee identified below recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation, Nominating and

    Governance Committee:

Thomas S. Gross, Chairman

Jean-Paul L. Montupet

Mary L. Petrovich

Michael T. Smith

EXECUTIVE COMPENSATION

Summary Compensation Table

Set forth below is information concerning the compensation earned by or paid to our NEOs for 2017, 2016 and 2015.

Name and Principal Position(1)	Year	Salary (USD)	Bonus (USD)(2)	Stock Awards (USD)(3)	Option Awards (USD)	Non-Equity Incentive Plan Compensation (USD)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (USD)	All Other Compensation (USD)(5)	Total (USD)
Jacques Esculier	2017	$1,100,000		$3,300,155		$3,669,049		$421,838	$8,491,042
Chairman and Chief Executive Officer	2016	$1,100,000		$3,300,110		$2,609,143		$575,076	$7,584,330
	2015	$1,100,368		$2,200,047		$2,944,508		$544,816	$6,799,739
Alexander De Bock	2017	$220,890	$74,800	$350,200		$123,912		$51,853	$821,655
Chief Financial Officer (interim)
Nick Rens
President Trailer System, Aftermarket and Off-Highway	2017	$390,287		$500,212		$688,703		$119,588	$1,698,790
	2016	$370,203		$500,050		$485,117		$115,771	$1,472,141
	2015	$346,922		$420,132		$520,222		$113,697	$1,400,973
Jorge Solis
President Truck, Bus & CAR OEMs	2017	$334,454		$400,124		$555,623		$239,385	$1,529,586
	2016	$285,039		$280,079		$345,563		$202,510	$1,113,191
Nicolas Bardot
Chief Supply Chain Officer	2017	$312,158		$300,036		$472,667		$278,474	$1,363,335
	2016	$251,937		$300,130		$254,503		$305,983	$1,112,553
Prashanth Mahendra-Rajah	2017	$365,005		$700,158		$0		$590,504	$1,655,667
Former Chief Financial Officer	2016	$470,005		$1,700,180		$606,648		$493,606	$3,270,439
	2015	$450,000		$460,166		$602,402		$421,258	$1,933,826

(1)	Certain amounts shown in the “Summary Compensation Table,” including salary, were paid in Euros and converted into U.S. dollars at the conversion rate of one euro to 1.1 U.S. dollars which is the rate used for our 2017 Operating Plan.

(2)	Represents the gross monthly bonus (€10,000) paid each month to Mr De Bock during his tenure as interim CFO and the additional bonus of €7,000 per month payable at the end of his service as interim CFO.

(3)	Amounts set forth in this column represent the aggregate grant date fair value of RSUs and PSUs in accordance with FASB ASC Topic 718 and are based on the probable outcome of the applicable performance conditions and excluding the impact of forfeitures related to service vesting conditions. For these purposes, PSUs are assumed to have been settled in amounts of common stock that would occur if the company meets its performance criteria at 100% of target. Assuming the highest level of performance conditions will be achieved, the number of performance shares would be 200% of the values reported for PSUs in the Grant of Plan-Based Awards table that immediately follows the Summary Compensation Table. Reported amounts are based on our FASB ASC Topic 718 assumptions and valuation methodology described in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal years ended December 31, 2017, 2016 and 2015 (Note 7 (“Stock-Based Compensation”) for fiscal years 2017, 2016 and 2015) without regard to forfeitures. If forfeitures had been taken into account with respect to our NEOs who were not employed with us as of December 31, 2017, the amounts that would have been reported in the stock awards column for 2017 with respect to Mr. Mahendra-Rajah would have been $0.

(4)	Amounts included in this column represent the cash amounts earned in respect of (a) annual performance-based cash awards made under the 2017 AIP annual performance period and (b) long-term performance-based cash awards earned under the long-term incentive plan for the performance period beginning on January 1, 2015, and ending on December 31, 2017. The following table shows a breakdown of the amounts awarded:

	Annual Incentive Payment for 2017	Long-Term Incentive Payment for 2015-2017 Performance Period
Jacques Esculier	$1,986,050	$1,682,999
Alexander De Bock	$123,912	$0
Nick Rens	$434,567	$254,136
Jorge Solis	$353,839	$201,784
Nicolas Bardot	$312,869	$159,798

(5)	The following table provides information regarding the compensation disclosed in the All Other Compensation column. This information includes identification and quantification of each perquisite and personal benefit received by each NEO, regardless of amount.

	Premiums for Life Insurance(1)	Defined Contribution Plan Contributions(2)	Health Care Reimbursements(3)	Perquisites and other Personal Benefits(4)	Total
Jacques Esculier	$142,788	$198,000	$30,350	$50,700	$421,838
Alexander De Bock	$11,918	$23,847	$2,272	$13,816	$51,853
Nick Rens	$37,325	$48,044	$3,398	$30,821	$119,588
Jorge Solis	$25,531	$41,178	$3,621	$169,055	$239,385
Nicolas Bardot	$19,585	$37,009	$1,611	$220,269	$278,474
Prashanth Mahendra-Rajah	$84,816	$60,753	$2,488	$442,447	$590,504

(1)	Includes total amount of premiums paid by us for Group Life Insurance and long-term disability coverage that are not generally available to salaried employees.

(2)	Includes employer contributions to the Belgian group insurance plan. For Mr. Mahendra-Rajah, his contributions reflect nine months pro rata year basis in 2017 due to his voluntary termination.

(3)	Includes health care reimbursements to private schemes in Belgium for Messrs. Esculier, De Bock, Rens, Solis, Bardot and Mahendra-Rajah (whose contributions reflect nine months pro rata year basis in 2017 due to his voluntary termination).

(4)	The following table includes the costs to the company of our executive perquisites as well as benefits payable under our international mobility policy. The business manager agreements for our NEOs based outside the U.S. provide for reimbursement of certain costs and expenses associated with the NEO relocating to, and living in, another country, similar to the benefits we provided under our expatriate policy for employees who are asked to relocate from their home country in connection with their work assignments. We believe that these types of benefits are appropriate for employees who accept long-term foreign assignments for the company’s convenience. The level of benefits that we provide, such as the goods and services (cost-of-living) adjustment and the housing differentials, are determined based upon the advice provided to the company by outside consultants. We do not provide any special benefits to our NEOs under this policy that our other expatriate employees are not eligible to receive:

	Financial Planning	Company Car	Housing and Utilities	Tax Allowances	School Fees	Cost of Living Allowances	Home Leave(1)	Total
Jacques Esculier	$9,516	$16,025	$20,987	$0	$4,172	$0	$0	$50,700
Alexander De Bock	$0	$13,816	$0	$0	$0	$0	$0	$13,816
Nick Rens	$10,003	$20,818	$0	$0	$0	$0	$0	$30,821
Jorge Solis	$0	$31,482	$73,489	$0	$35,778	$0	$28,306	$169,055
Nicolas Bardot	$9,441	$24,000	$55,199	$19,363	$112,266	$0	$0	$220,269
Prashanth Mahendra-Rajah	$9,205	$14,294	$105,360	$289,116	$0	$0	$24,472	$442,447

(1)	Amounts set forth in this column represent expenses incurred by the company for the NEO to travel back to his home country, per the company’s standard international mobility policy.

Grants of Plan-Based Awards

In 2017, the NEOs were granted annual and long-term cash incentive award opportunities, PSUs and RSUs. The columns under the “Estimated Future Payouts under Non-Equity Incentive Plan Awards” heading show the target and maximum amounts that were established for cash-based awards on the grant date. Actual payouts for the 2017 annual incentive are reflected in the “Non-equity Incentive Compensation Plan” column of the Summary Compensation Table. The columns under “Estimated Future Payouts under Equity Incentive Plan Awards” heading show the number of PSUs that would be earned upon achieving performance at target and at the maximum level. The “All Other Stock Awards” column shows the amount of RSUs granted to each NEO. We did not grant stock options during 2017.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)	Market Price on Grant Date ($/Sh)(6)	Grant Date Fair Value of Stock and Option Awards ($/Sh)(7)
	Type of Award	Grant Date	Target ($)	Maximum ($)	Target (#)	Maximum (#)
Jacques Esculier	Cash LTIP(1)	3/20/2017	$1,100,000	$2,200,000
	AIP(2)	2/01/2017	$1,100,000	$3,500,000
	PSU(3)	2/22/2017			14,376	28,752		$114.78	$1,650,077
	RSU(4)	2/22/2017					14,376	$114.78	$1,650,077
Alexander De Bock	Cash LTIP(1)	3/20/2017
	AIP(2)	2/01/2017	$78,925	$315,700
	PSU(3)	2/22/2017			436	872		$114.78	$50,044
	RSU(4)	2/22/2017					436	$114.78	$50,044
	RSU(5)	10/25/2017					1,674	$149.41	$250,112
Nick Rens	Cash LTIP(1)	3/20/2017	$177,939	$355,878
	AIP(2)	2/01/2017	$276,794	$1,107,177
	PSU(3)	2/22/2017			2,179	4,358		$114.78	$250,106
	RSU(4)	2/22/2017					2,179	$114.78	$250,106
Jorge Solis	Cash LTIP(1)	3/20/2017	$152,510	$305,019
	AIP(2)	2/01/2017	$237,237	$948,948
	PSU(3)	2/22/2017			1,743	3,486		$114.78	$200,062
	RSU(4)	2/22/2017					1,743	$114.78	$200,062
Nicolas Bardot	Cash LTIP(1)	3/20/2017	$125,206	$250,413
	AIP(2)	2/01/2017	$187,810	$751,238
	PSU(3)	2/22/2017			1,307	2,614		$114.78	$150,017
	RSU(4)	2/22/2017					1,307	$114.78	$150,017
Prashanth Mahendra-Rajah(8)	Cash LTIP(1)	3/20/2017	$225,000	$450,000
	AIP(2)	2/01/2017	$400,000	$1,599,998
	PSU(3)	2/22/2017			3.050	6,100		$114.78	$350,079
	RSU(4)	2/22/2017					3,050	$114.78	$350,079

(1)	These cash-based awards relate to a three-year performance period, beginning on January 1, 2017, and ending on December 31, 2019. Each award was granted under the long-term incentive plan for officers and key employees of WABCO and becomes payable, if at all, subject to each NEO’s continued employment during such period (except in the case of death or disability) and the achievement of pre-established performance objectives established by our CNG Committee. The maximum level of award listed above is the maximum amount permitted to be paid in respect of such award under the terms of such award, which is 200% of the target award. The amounts mentioned under the target and maximum columns, respectively, are based on the base salary and LTIP targeted percentage applicable after the CNG Committee review in May 2017. There are no threshold performance levels set for these awards, but awards may fall below target or to zero, depending on performance.

(2)	These cash-based awards relate to annual incentive awards granted to our NEOs under our Omnibus Incentive Plan. Under the terms of our annual incentive program, each NEO could earn up to a maximum of 400% of his target award, if the performance goals for the period are exceeded and the individual performance score is also rated at maximum. While technically possible, we do not believe that such an award level would ever be achieved. The maximum level of award listed above is the maximum amount permitted to be paid in respect of that particular award under the terms of such award, subject to further limitations included in our Omnibus Incentive Plan. The amounts mentioned under the target and maximum columns, respectively, are based on the base salary and AIP targeted percentage applicable after the CNG Committee review in May 2017. Awards may fall below target or to zero, depending on performance. The actual amounts that were earned in respect of these awards for 2017 are listed in the Summary Compensation Table above under the column entitled “Non-Equity Incentive Plan Compensation.”

(3)	Grants of PSUs made to the NEOs as part of our annual equity awards under our long-term incentive plan under the Omnibus Incentive Plan. Each grant has three-year cliff vesting subject to the NEO’s continued employment with the company or subsidiary; however, the number of units distributed will depend on the three-year cumulative performance EPS achievement. The number of PSUs which can be earned in our plan can vary between 0—200% of the target units based on actual performance. Dividends are paid only on shares of common stock issued in settlement of vested PSUs. Additionally, our Omnibus Incentive Plan prohibits the payment of dividend equivalents on unvested PSUs.

(4)	These grants of RSUs were made to the NEOs as part of our annual equity awards under our long-term incentive plan under the Omnibus Incentive Plan. These grants will become vested, generally subject to the NEOs’ continued employment with the company or a subsidiary, in three equal installments on the first three anniversaries of the grant date. Holders of unvested RSUs may be entitled to dividend equivalents under our Omnibus Incentive Plan.

(5)	Grant of RSUs made to Mr. De Bock in October 2017, under the Omnibus Incentive Plan, due to his appointment as interim CFO. This grant will become vested on the third anniversary of the grant date subject to Mr. De Bock’s continued employment with the company.

(6)	Fair market value is defined as the closing price reported on the principal national exchange on which WABCO’s common stock is listed for trading on the immediately preceding business day. This is a common method to determine fair market value for the purposes of these awards, and is an accepted method of establishing such value for federal income tax purposes.

(7)	Represents the grant date fair value of PSUs and RSUs, determined in accordance with ASC Topic 718, with payout at target.

(8)	Mr. Mahendra-Rajah separated from the company on September 30, 2017, and all grants made to him in 2017 were forfeited.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information on outstanding equity awards held by our NEOs on December 31, 2017.

	Number of Shares or Units of Stock - Unvested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (9)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(9)
Jacques Esculier	14,376	(1)	$2,062,956
	12,042	(2)	$1,728,027
	3,151	(3)	$452,169
				14,376	(6)	$2,062,956
				18,063	(7)	$2,592,041
				9,452	(8)	$1,356,362
Alexander De Bock	1,674	(4)	$240,219
	436	(1)	$62,566
	329	(2)	$47,212
	122	(3)	$17,507
				436	(6)	$62,566
				493	(7)	$70,746
				366	(8)	$52,521
Nick Rens	2,179	(1)	$312,687
	1,825	(2)	$261,888
	602	(3)	$86,387
				2,179	(6)	$312,687
				2,737	(7)	$392,760
				1,805	(8)	$259,018
Jorge Solis	1,743	(1)	$250,121
	1,022	(2)	$146,657
	401	(3)	$57,544
				1,743	(6)	$250,121
				1,533	(7)	$219,986
				1,203	(8)	$172,631
Nicolas Bardot	1,307	(1)	$187,555
	2,121	(5)	$304,364
	366	(2)	$52,521
	158	(3)	$22,673
				1,307	(6)	$187,555
				548	(7)	$78,638
				473	(8)	$67,876
Prashanth Mahendra-Rajah (10)	—		—	—		—

(1)	Reflects grants of RSUs related to WABCO common stock. These units vest at the rate of 33.3% per year with vesting dates of 2/22/18, 2/22/19 and 2/22/20.

(2)	Reflects grants of RSUs related to WABCO common stock. These units vest at the rate of 33.3% per year with vesting dates of 2/22/17, 2/22/18 and 2/22/19.

(3)	Reflects grants of RSUs related to WABCO common stock. These units vest at the rate of 33.3% per year with vesting dates of 2/20/16, 2/20/17 and 2/20/18.

(4)	Reflects grants of RSUs related to WABCO common stock. These units will fully vest on 10/25/2020 subject to the NEO’s continued employment with the company.

(5)	Reflects grants of RSUs related to WABCO common stock. These units will fully vest on 3/01/2019 subject to the NEO’s continued employment with the company.

(6)	Reflects grant of PSUs related to WABCO common stock. These units vest, if at all, on 2/22/2020, subject to the NEO’s continued employment and only if the company achieves certain goals related to cumulative performance earnings per share over the three-year period ending on 12/31/2019.

(7)	Reflects grant of PSUs related to WABCO common stock. These units vest, if at all, on 2/22/2019, subject to the NEO’s continued employment and only if the company achieves certain goals related to cumulative performance earnings per share over the three-year period ending on 12/31/2018.

(8)	Reflects grant of PSUs related to WABCO common stock. The performance target for these PSUs was related to our three-year cumulative performance EPS for the 2015-2017 performance cycle. In February 2018, our CNG Committee certified the achievement of the PSU performance target at 95.9%. Accordingly, on February 20, 2017, our NEOs received shares of our common stock as follows: Mr. Esculier, 9,065 shares; Mr. Rens, 1,731 shares; Mr. Bardot, 454 shares; Mr. Solis, 1,154 shares; and Mr. De Bock, 351 shares.

(9)	Values in this column are based on the closing price of a share of our common stock on December 29, 2017, the last trading day in 2017, i.e., $143.50.

(10)	Mr. Mahendra-Rajah held no equity awards at the end of fiscal year 2017.

Option Exercises and Stock Vested

The following table sets forth information about WABCO options that were exercised to purchase WABCO common stock in 2017 and RSUs that vested in 2017.

	Option Awards		Stock Awards
	Number of shares acquired on exercise (#) (1)	Value realized on exercise ($)(2)	Number of shares acquired on vesting (#)(3)	Value realized on vesting ($)(4)
Jacques Esculier	82,394	$7,596,565	24,219	$2,751,769
Alexander De Bock	—	—	816	$92,680
Nick Rens	—	—	4,338	$492,652
Jorge Solis	—	—	5,699	$686,187
Nicolas Bardot	—	—	1,399	$185,551
Prashanth Mahendra-Rajah	—	—	4,278	$514,167

(1)	Represents the gross number of shares acquired upon exercise of vested options without deduction of any shares withheld to cover option exercise price or applicable tax obligations.

(2)	Represents the value of exercised options calculated by multiplying (i) the number of shares of WABCO’s common stock to which the exercise of the option is related, by (ii) the difference between the price of a share of our stock at the time of exercise and the exercise price of the options.

(3)	Represents the gross number of shares acquired upon vesting of RSUs without deduction of any shares withheld to satisfy applicable tax obligations. The number reported in this column includes shares acquired upon vesting of RSUs and PSUs.

(4)	Represents the value of vested RSUs and PSUs calculated by multiplying the gross number of vested RSUs and PSUs by the closing trading price of a share of WABCO’s stock on the trading day immediately before the vesting date.

Nonqualified Deferred Compensation

The following table sets forth information about deferred compensation benefits accrued by our NEOs in 2017:

	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Jacques Esculier	—	—	$2,895	—	$563,701
Alexander De Bock(1)	$44,172	—	$156	—	$92,114
Nick Rens (1)	$191,652	—	$5,123	—	$978,579
Jorge Solis	—	—	—	—	—
Nicolas Bardot	—	—	—	—	—
Prashanth Mahendra-Rajah (2)	—	—	$4,104	—	$38,658

(1)	Messrs. De Bock and Rens, who were employed in our Belgian subsidiary, elected to participate in a nonqualified deferred compensation plan where they contributed half of their AIP award earned for the year 2016.

(2)	The post-termination balance for Mr. Mahendra-Rajah was paid in March 2017, which marked his exit from the US Retirement Plan.

Other Retirement Plans

Messrs. Esculier, De Bock, Rens, Solis, Bardot and Mahendra-Rajah participated in our Belgian group insurance plans which include retirement in the form of a defined contribution plan.

Potential Post-Employment Payments

The tables that follow reflect our current NEOs. Mr. Mahendra-Rajah voluntarily terminated his employment during 2017 and did not receive any severance or other post-employment payments.

Severance Arrangements

Messrs. Esculier, De Bock, Rens, Solis and Bardot would have been entitled to severance payments in the event their employment was involuntarily terminated by us without cause or they terminated their employment with us for good reason (as defined below) on December 31, 2017. Mr. Esculier would be paid a lump sum amount equal to two times his annual base salary at the time of termination, plus two times his then-current annual incentive target award. Messrs. De Bock, Rens, Solis and Bardot would be paid a lump sum amount equal to one and one-half times their annual base salary at the time of termination, plus one and one-half times their then-current annual incentive target award. In addition, group insurance and group medical coverage would be continued for up to 18 months (24 months, in the case of Mr. Esculier) following termination and reimbursement of financial planning services of up to $5,000 would be provided if such expenses are submitted within one year of termination of employment.

Payment of some or all of these amounts to an executive subject to U.S. taxation on compensation income may be delayed for six months following a participant’s termination, or the period over which welfare benefits are provided may be shortened, to the extent required to avoid subjecting the participant to additional taxes or accelerated income recognition under Section 409A of the Internal Revenue Code. These contractual severance benefits would be offset by any statutory entitlements to which any of the NEOs may become entitled under applicable law. The terms “good reason” and “cause” as referenced herein have the same meaning as in the Change of Control Severance Plan described below. These severance payments and benefits would not be payable in the event Messrs. Esculier, De Bock, Rens, Solis and Bardot are entitled to benefits under the Change of Control Severance Plan in connection with their termination of employment.

Severance Benefits as of December 31, 2017

The table below illustrates the amount of severance benefits and the value of continued welfare benefits that would have been payable to each of Messrs. Esculier, De Bock, Rens, Solis and Bardot if his employment had been terminated by the company without cause or if such officer had terminated his employment for good reason under the agreements described above on December 31, 2017, and assuming that such terminations occurred prior to the occurrence of a change of control. The actual amounts payable in the event that any of the NEOs below incurred a qualifying termination would likely be different from the amounts shown below, depending on such NEO’s then-current compensation at the date of termination.

	Cash Severance Benefits (1)	Value of Continued Welfare Benefits and Financial Planning Reimbursement (2)	Total Value of Termination Benefits Payable
Jacques Esculier	$4,400,000	$747,276	$5,147,276
Alexander De Bock	$365,310	$50,644	$415,954
Nick Rens	$1,008,322	$138,149	$1,146,471
Jorge Solis	$864,221	$110,496	$974,717
Nicolas Bardot	$759,158	$92,308	$851,466

(1)	Column (1) reflects, for Mr. Esculier, two times annual base salary as of December 31, 2017, plus two times the AIP target as of December 31, 2017, for Mr De Bock, 1.2 times annual base salary as of December 31, 2017, plus 1.2 times the AIP target as of December 31, 2017 and for our other NEOs, one and one-half times annual base salary as of December 31, 2017, plus one and one-half times the AIP target as of December 31, 2017.

(2)	Column (2) reflects, for Mr. Esculier, the estimated value of company-provided group insurance plan and group medical coverage for two years and reimbursement of financial planning services of up to $5,000 for one year, for Mr. De Bock, the estimated value of company-provided group insurance plan and group medical coverage for 1.2 years and reimbursement of financial planning services of up to $5,000 for one year and for our other NEOs, the estimated value of company-provided group insurance plan and group medical coverage for 18 months and reimbursement of financial planning services of up to $5,000 for one year.

(3)	For Mr. De Bock the interim bonuses have not been taken in consideration for the calculation of the cash severance benefits.

Change of Control Severance Plan and Omnibus Incentive Plan

A group of approximately twenty key executives of the company, including our current NEOs, participate in the WABCO Change of Control Severance Plan. Under the Change of Control Severance Plan, participants are entitled to severance benefits and company-paid outplacement services in the event their service with the company is involuntarily terminated by us (or any successor to us) without cause or they terminate their service with the company for good reason, in each case, within twenty-four months after the occurrence of a change of control of the company. Under these circumstances, Messrs. Esculier and De Bock would be paid a lump sum amount equal to three times their annual base salary at the time of termination, plus three times their then-current annual incentive target award. Messrs. Rens, Solis and Bardot would be paid a lump sum amount equal to two times their respective annual base salary at the time of termination or departure, plus two times their then-current annual incentive target award. In addition, group insurance and group medical coverage will be continued for up to thirty-six months for Messrs. Esculier and De Bock, and twenty-four months for other executive participants, including Messrs. Rens, Solis and Bardot. All our active NEOs are also eligible to receive reimbursement of financial planning services of up to $5,000 if such expenses are submitted within one year of the executive’s termination of service with the company. Payment of some or all of these amounts may be delayed for six months following the termination of an officer’s service with the company, or the period over which welfare benefits are provided to the executives may be shortened, to the extent required to avoid subjecting the executive to additional taxes or accelerated income recognition under Section 409A of the Internal Revenue Code. These contractual severance benefits will be offset by any statutory entitlements to which any of the executives, including the NEOs, may become entitled under applicable law. We do not provide for excise tax gross-up payments under our Change of Control Severance Plan.

For purposes of the entitlement to severance benefits under the Change of Control Severance Plan, “cause” means a participant’s (1) willful and continued failure to substantially perform his or her duties with the company or any subsidiary after a demand for substantial performance is made identifying the manner in which it is believed that such participant has not substantially performed his or her duties and such participant is provided a period of thirty (30) days to cure such failure, (2) conviction of, or plea of nolo contendere to, a felony, or (3) the willful engaging by such participant in gross misconduct materially and demonstrably injurious to the company or any subsidiary or to the trustworthiness or effectiveness of the participant in the performance of his or her duties. Under the Change of Control Severance Plan, “good reason” is defined to mean the occurrence of any of the following events, without the written consent of the participant, so long as the participant actually terminates service with the company within 90 days of the occurrence of such event:

1.	an adverse change in the participant’s position or status as an executive or a material diminution in the participant’s duties, authority, responsibilities or status;

2.	relocation of the participant’s principal place of service with the company to a location more than 30 miles away from the participant’s prior principal place of service with the company;

3.	a reduction in the participant’s base salary;

4.	the taking of any action by the company or a subsidiary that would substantially diminish the aggregate projected value of such participant’s award opportunities under the incentive plans in which he or she was participating; or

5.	the taking of any action that would substantially diminish the aggregate value of the benefits provided to the participant under the medical, health, accident, disability, life insurance, thrift and retirement plans in which he or she was participating (unless resulting from a general change in benefits applicable to all similarly-situated employees).

However, a participant may not terminate his or her service with the company for good reason on account of any of the events or actions described in items 3, 4 and 5 above, if such event or action is part of a cost savings program and any adverse consequences for the executive of such events or action applies proportionately to all similarly-situated executives.

Our annual incentive and long-term cash based incentive awards vest upon a change in control based on calculation of actual performance during the performance period until the change in control. PSUs are earned and vest at the “target” level of performance upon a change of control. Our Omnibus Incentive Plan includes double trigger default vesting provisions for all equity awards granted on or after January 1, 2017.

For purposes of the Change of Control Severance Plan and the Omnibus Incentive Plan, a “change of control” is defined to include the occurrence of any of the following events:

(i) a person (other than WABCO, any of its subsidiaries or any employee benefit plan maintained by WABCO or any of its subsidiaries) is or becomes the beneficial owner, directly or indirectly, of securities of the company representing 20% or more of the combined voting power of WABCO’s then-outstanding securities (or 25% to the extent that, prior to meeting the 20% threshold, the non-management members of our Board unanimously adopt a resolution consenting to such acquisition by such beneficial owners);

(ii) during any consecutive 24-month period, individuals who at the beginning of such period constitute our Board, together with those individuals who first become directors during such period (other than by reason of an agreement with WABCO or our Board in settlement of a proxy contest for the election of directors) and whose election or nomination for election to our Board was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board;

(iii) the consummation of any merger, consolidation, recapitalization or reorganization involving WABCO, other than any such transaction immediately following which the persons who were the beneficial owners of the outstanding voting securities of WABCO immediately prior to such transaction are the beneficial owners of at least 55% of the total voting power represented by the voting securities of the entity surviving such transaction or the ultimate parent of such entity in substantially the same relative proportions as their ownership of WABCO’s voting securities immediately prior to such transaction; provided that, such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such threshold (or to preserve such relative voting power) is due solely to the acquisition of voting securities by an employee benefit plan of WABCO, such surviving entity, any subsidiary or any subsidiary of such surviving entity;

(iv) the sale of substantially all of the assets of WABCO to any person other than any subsidiary or any entity in which the beneficial owners of the outstanding voting securities of WABCO immediately prior to such sale are the beneficial owners of at least 55% of the total voting power represented by the voting securities of such entity or the ultimate parent of such entity in substantially the same relative proportions as their ownership of WABCO’s voting securities immediately prior to such transaction; or

(v) the shareholders of WABCO approve a plan of complete liquidation or dissolution of WABCO.

Change of Control Benefits as of December 31, 2017

The table set forth below illustrates the amount that would be payable to each of our current NEOs under the Change of Control Severance Plan and the Omnibus Incentive Plan in the event that a change of control occurred on December 31, 2017, a qualifying termination occurred on or within twenty-four months after such change of control, all then outstanding stock options and restricted stock units became fully vested and the performance stock units vested based on achieving the target level of performance. The amounts listed in the table below are only estimates of the amounts that would have been payable in the event that a change of control had occurred on December 31, 2017, based on the assumptions described in this section. The actual amounts payable in the event that a change of control does occur will be more or less than the amounts shown below, depending on the actual terms and conditions of any such event and the facts and circumstances actually prevailing at the time of such event. Thus, the actual amount payable in the event of a change of control could be significantly greater or less than the estimated amounts shown in the table below.

	Total Value of Termination Benefits Payable (b)(1)	Total Value of Equity Acceleration (c)(2)	Total Value of Incentive Award Acceleration (d)(3)	Total Value of Benefits Payable Due to a Change of Control (e)(4)(5)
Jacques Esculier	$7,723,415	$10,254,510	$5,243,259	$23,221,184
Alexander De Bock(6)	$1,034,886	$553,336	$123,912	$1,712,134
Nick Rens	$1,529,462	$1,625,425	$938,574	$4,093,461
Jorge Solis	$1,300,455	$1,097,057	$765,099	$3,162,611
Nicolas Bardot	$1,136,123	$940,930	$644,535	$2,721,588

(1)	For the purposes of this table, base salary as of December 31, 2017, was used for all the NEOs.

For Messrs. Esculier and De Bock, these amounts reflect three times annual base salary as of December 31, 2017, plus three times the annual incentive plan target as of December 31, 2017, and the estimated value of company-provided group insurance plan and group medical coverage for three years and reimbursement of financial planning services up to $5,000 for one year.

For Messrs. Rens, Solis and Bardot, this amount reflects two times annual base salary as of December 31, 2017, plus two times the annual incentive plan target as of December 31, 2017, and the estimated value of company-provided group insurance plan and group medical coverage for two years and reimbursement of financial planning services up to $5,000 for one year.

All participants in the Change of Control Severance Plan are eligible for company-paid outplacement services. The value of such benefits is not currently known and therefore not included in these estimates.

(2)	These estimates include, (i) in the case of stock options, the difference between the change in control stock price and the applicable exercise price multiplied by the total number of outstanding stock options, (ii) in the case of RSUs, the change in control stock price multiplied by the total number of RSUs and (iii) in the case of PSUs, the change in control stock price multiplied by the target number of PSUs, except that the PSUs granted before the amendment and restatement of the Omnibus Incentive Plan are included at 95% because only a pro-rated portion of those awards vests. The number of unvested stock options, the number of outstanding RSUs, and the number of outstanding PSUs at target are represented in the “Number of Securities Underlying Unexercised Options—Unexercisable (#),” the “Number of Shares or Units of Stock—Unvested (#)”, and the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested” columns, respectively, of the Outstanding Equity Awards at Fiscal Year-End table. The estimates in this column were calculated assuming that the price paid for the company’s common stock in connection with the assumed change of control was $143.50, which was the closing price of a share of company stock on December 29, 2017, the last trading day of 2017.

(3)	Column (d) represents the actual AIP and LTIP awards for performance cycles concluding on December 31, 2017, and the pro-rata awards for LTIP performance cycles in-progress as of December 31, 2017.

For Mr. Esculier, these amounts represent $1,986,050, $1,682,999, $1,065,021 and $509,189 for the 2017 AIP, 2015-2017, 2016-2018 and 2017-2019 long-term incentive plan performance cycles, respectively.

For Mr. De Bock, these amounts represent $123,912 for the 2017 AIP.

For Mr. Rens, these amounts represent $434,567, $254,136, $167,872 and $81,999 for the 2017 AIP, 2015-2017, 2016-2018 and 2017-2019 long-term incentive plan performance cycles, respectively.

For Mr. Solis, these amounts represent $353,839, $201,784, $139,196 and $70,280 for the 2017 AIP, 2015-2017, 2016-2018 and 2017-2019 long-term incentive plan performance cycles, respectively.

For Mr. Bardot, these amounts represent $312,869, $159,798, $113,561 and $58,307 for the 2017 AIP, 2015-2017, 2016-2018 and 2017-2019 long-term incentive plan performance cycles, respectively.

(4)	Sum of (b) through (d).

(5)	These amounts may be subject to reduction in order to maximize the net after-tax benefit to an executive who is subject to U.S. taxes on his WABCO compensation and benefits. As mentioned under “Payments upon Severance or Change of Control” in the Compensation Discussion and Analysis section of this proxy statement, the company removed the excise tax gross-up payment provisions included in the Change of Control Severance Plan, effective as of January 1, 2012.

(6)	For Mr. De Bock the interim bonuses have not been taken in consideration for the calculation of the Value of Benefits Payable Due to a Change of Control.

EQUITY COMPENSATION PLANS

The following table sets forth certain information regarding WABCO’s equity compensation plans as of December 31, 2017:

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants, Rights and RSUs		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	438,752	(1)	$33.04	(2)	2,690,174
Equity compensation plans not approved by security holders	—				88,762	(3)

Total	438,752				2,778,936

(1)	Includes options to purchase 93,753 shares of common stock, 171,092 RSUs and 173,907 PSUs granted under our Omnibus Incentive Plan. The options have a weighted average remaining term of 2.1 years.

(2)	Represents the weighted average exercise price of outstanding options and does not take into account RSUs or PSUs.

(3)	Represents shares remaining available for issuance under the Deferred Compensation Plan. For information regarding the material terms of the Deferred Compensation Plan, please see “Director Compensation—Deferred Compensation Plan.”

PROPOSAL 3—SHAREHOLDER APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Act enables the company’s shareholders to vote to approve, on an advisory and non-binding basis, the compensation of the company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules. The company holds an advisory vote on executive compensation each year at the annual meeting of shareholders.

As we discuss in the “Compensation Discussion and Analysis,” our executive compensation program is intended to deliver competitive total compensation upon achievement of performance objectives and has been developed consistent with our strategy to attract, motivate and develop leaders who will drive the creation of shareholder value. Our executive compensation is discussed in further detail under “Compensation Discussion and Analysis” and “Executive Compensation,” which includes information about the 2017 compensation of our named executive officers.

The company is asking its shareholders to indicate their support for the compensation paid to the company’s named executive officers. This proposal is not intended to address any specific item of compensation, but rather the overall compensation of the company’s named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, the company is asking its shareholders to vote FOR the following resolution at the Annual Meeting.

“RESOLVED, that the company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the company’s proxy statement for the 2018 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC.”

The vote on executive compensation is advisory, and therefore not binding; however, the CNG Committee will consider the outcome of the vote when considering future executive compensation arrangements.

Recommendation

The Board of Directors unanimously recommends that shareholders vote FOR Proposal 3, the advisory approval of the compensation paid to the company’s named executive officers, as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules.

PROPOSAL 4— APPROVAL OF THE AMENDED AND RESTATED 2009 OMNIBUS

INCENTIVE PLAN

We are asking the Company’s shareholders to approve the amendment and restatement of the existing Amended and Restated WABCO Holdings Inc. 2009 Omnibus Incentive Plan, previously adopted on May 28, 2009 and subsequently amended and restated effective as of January 1, 2012 and May 30, 2013, and most recently amended effective May 30, 2017 (the “Existing Plan”). If approved, the proposed Amended and Restated WABCO Holdings Inc. 2009 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) would:

•	set the number of shares available for award under the plan to 5,000,000;

•	limit the value of awards granted to Non-Employee Directors in any calendar year to $500,000;

•	combine the limits of annual and long-term cash awards paid to any participant during a calendar year into a single limit of $10,000,000;

•	remove plan provisions regarding the now repealed “performance-based compensation” exemption;

•	extend the term of the Omnibus Incentive Plan to expire on May 24, 2028; and

•	make other clarifying and administrative amendments to the Omnibus Incentive Plan.

Any capitalized terms that are used in this Proposal but not defined here or elsewhere in this proxy statement have the meanings assigned to them in the Omnibus Incentive Plan attached as Appendix C hereto.

As of March 31, 2018, there were 430,552 of our securities outstanding that were previously awarded under the Existing Plan, consisting of 353,018 shares of common stock that may be issued pursuant to Full Value Awards and 77,504 shares underlying stock options. The stock options outstanding have a weighted average exercise price of $34.49 and a weighted average remaining term of 2.26 years. Additionally, as of March 31, 2018, 2,453,124 securities remain available for award under the Existing Plan, with all of them pursuant to Full Value Awards and no shares underlying stock options or stock appreciation rights. If the Omnibus Incentive Plan is approved, a total of 5,000,000 securities will be available for award, subject to the terms and limitations set forth in the Omnibus Incentive Plan. The closing price of our common stock on the NYSE on March 29, 2018 was $133.87.

The essential features of the Omnibus Incentive Plan, including the proposed amendments, are summarized below. This summary does not purport to be a complete description of all the provisions of the Omnibus Incentive Plan, and is subject to and qualified in its entirety by reference to the complete text of the Omnibus Incentive Plan, which is attached as Appendix C to this proxy statement.

The Board approved the amendments on March 21, 2018, subject to shareholder approval. The amendments to the Existing Plan will be effective and contingent upon receipt of shareholder approval of the Omnibus Incentive Plan. If our shareholders do not approve the Omnibus Incentive Plan, the provisions of the Existing Plan will continue to apply.

Highlights of Key Changes

•

Increase Share Authorization. The total Share Authorization under the Omnibus Incentive Plan would be set at 5,000,000. All awards under the Omnibus Incentive Plan (including previously granted awards) will count against the total Share Authorization. The Board believes that having the flexibility to grant additional awards will enable the Company to consistently attract and retain key talent.

•

Changes Relating to the Elimination of Section 162(m)’s Performance-Based Compensation Exception. The recently-enacted Tax Cuts and Jobs Act repealed the “performance-based compensation” exemption for awards granted after November 2, 2017. Given that there is no tax advantage to granting compensation in the form of “performance-based compensation” going forward, we propose removing those provisions of the Existing Plan, including restrictions on the types of permissible performance criteria, restrictions on when performance goals may be set and inflexible rules on adjusted payout on account of unanticipated events during a performance period. Awards may be subject to performance goals on such terms and conditions as are determined appropriate by the CNG Committee, which shall have discretion to adjust payouts under awards.

•

Restriction on Vesting Terms for Time-Based Equity Incentive Awards. The Omnibus Incentive Plan would require that at least 95% of shares granted under equity-based Incentive Awards that vest based on continued employment cannot vest before the first anniversary of their grant date.

•

Individual Limits on Incentive Awards. The Omnibus Incentive Plan annual limits for individuals would be combined for both Annual Incentive Awards and Long-Term Incentive Awards into a single increased limit of $10,000,000. The Omnibus incentive Plan would also limit the value of awards granted to Non-Employee Directors in any calendar year to $ 500,000.

•

Share Withholding for Tax Purposes in Excess of Statutory Minimum. When Participants incur a tax obligation on an award, the CNG Committee would be able to permit Participants to have the Company satisfy tax withholding obligations by withholding shares with a value greater than the statutory minimum (currently, 22%). Changes in accounting treatment permit the Company to withhold more than the statutory minimum.

•

Share Counting – Shares Used to Satisfy Tax Withholding. Shares withheld by the Company to satisfy tax withholding obligations on any Incentive Award would be fully counted against the Share Authorization. Under the Existing Plan, this counting treatment only applies to Options and Stock Appreciation Rights.

•

Restrictions on Dividends and Dividend Equivalents. The Omnibus Incentive Plan clarifies that all dividends and dividend equivalents will be subject to the same restrictions, including vesting requirements, as the underlying Incentive Awards.

•

Compensation Recovery. If a Participant’s employment is terminated for cause or a Participant breaches applicable restrictive covenants and his or her actions harm WABCO, WABCO can cause unvested awards to be reduced, cancelled or forfeited and any shares and share sale proceeds to be recovered by WABCO. Incentive Awards granted under the Omnibus Incentive Plan remain subject to the Company’s clawback policy.

Key Provisions

The Omnibus Incentive Plan contains several provisions that the Board believes are consistent with the interests of shareholders and sound corporate governance practices, including:

•

No Stock Option Repricings. The Omnibus Incentive Plan prohibits the repricing of Options and Stock Appreciation Rights without the approval of shareholders. This provision applies to direct repricings (lowering the exercise price of an Option or base price of a Stock Appreciation Right), indirect repricings (canceling an outstanding Option or Stock Appreciation Right and granting a replacement Option or Stock Appreciation Right with a lower exercise or base price), and the repurchase of underwater Options or Stock Appreciation Rights for cash.

•

No Discount Stock Options. All Options must have an exercise price (and Stock Appreciation Rights must have a base price) equal to or greater than the fair market value of the underlying stock on the date of grant.

•

Minimum One-Year Performance Period for Performance-Based Stock Awards. Restricted Stock and Restricted Units that vest based on achieving Performance Goals must have a minimum one-year Performance Cycle.

•

No Award Transferability for Consideration. The Omnibus Incentive Plan strictly prohibits the transfer of Incentive Awards to independent third parties for cash consideration without shareholder approval.

•

Plan Fosters Stock Ownership for Executives. Stock settled Incentive Awards granted under the Omnibus Incentive Plan align the interests of Participants with the interests of shareholders, and provide a vehicle to assist executives in achieving the Company’s stock ownership guidelines.

•

Independent Committee. The Omnibus Incentive Plan will generally be administered by the CNG Committee. All members of the CNG Committee qualify as ‘‘independent’’ under the New York Stock Exchange rules. Each member of the CNG Committee as of the date of this proxy statement qualifies as a “non-management director” under Rule 16b-3 of the Securities.

Plan Summary

The following is a summary of the principal features of the Omnibus Incentive Plan. This summary is qualified in its entirety by reference to the Omnibus Incentive Plan, which is attached to this proxy statement as Appendix C.

General. The Omnibus Incentive Plan provides for the following types of awards: Options, Stock Appreciation Rights, Restricted Stock, Restricted Units and Other Stock-Based Awards. Each of these is referred to individually in the Omnibus Incentive Plan as an “Incentive Award.” Those who will be eligible for Incentive Awards under the Omnibus Incentive Plan include Employees (including certain officers providing services under a business manager agreement under Belgian law and individuals who enter into similar agreements under other foreign laws), Non-Employee Directors and consultants of the Company and its affiliates. As of December 31, 2017, approximately 300 Employees and nine directors would be eligible to participate in the Omnibus Incentive Plan. The Company currently does not have any consultants to whom it intends to grant Incentive Awards. The Omnibus Incentive Plan will remain in effect until May 24, 2028. Incentive awards that are settled by the issuance of shares of Common Stock, other than Incentive Awards in the form of an Options or Stock Appreciation Rights, are referred to as “Full Value Awards.”

Number of Shares Available under the Omnibus Incentive Plan. The shareholders approved 5,100,000 shares of WABCO’s Common Stock for issuance under the Omnibus Incentive Plan on May 28, 2009. If the Omnibus Incentive Plan is approved by shareholders, the Share Authorization will be set at 5,000,000. The shares to be used for Incentive Awards may be authorized, but unissued, or reacquired Common Stock. To the extent that a share is granted pursuant to a Full Value Award, it will reduce the number of shares authorized under the Omnibus Incentive Plan by two and two-tenths (2.2) shares; and, to the extent that a share is granted pursuant to an Incentive Award other than a Full Value Award, it will reduce the number of shares authorized under the Omnibus Incentive Plan by one (1) share.

If we increase or decrease the number of issued shares of Common Stock by means of a stock split, reverse stock split, stock dividend, reorganization, merger, consolidation, split-up, spin-off, combination or reclassification of the Common Stock, repurchase, exchange of shares or other securities of the Company or any similar transaction affecting the number of shares of Common Stock, the CNG Committee will proportionately adjust the number of shares covered by each outstanding Incentive Award, the individual limits applicable to Incentive Awards, the number of shares available for issuance under the Omnibus Incentive Plan and the price per share covered by each outstanding Incentive Award.

Incentive Awards may be granted under the Omnibus Incentive Plan in substitution for stock and stock-based awards held by employees, directors or consultants of an acquired company in a merger or other form of corporate acquisition, and the shares subject to any such Incentive Award will not be charged against the Share Authorization.

Administration. The CNG Committee will administer the Omnibus Incentive Plan. Subject to the terms of the Omnibus Incentive Plan, the CNG Committee has discretion to select the Employees and consultants who will receive Incentive Awards, determine the terms and conditions of Incentive Awards (including the type and amount of Incentive Awards), to interpret the provisions of the Omnibus Incentive Plan and outstanding Incentive Awards and to take other appropriate actions as provided under the Omnibus Incentive Plan, including the acceleration of vesting under Incentive Awards and extending the exercise period of Options after employment termination. Grants to directors are made by the Board of Directors. The CNG Committee may not amend any Incentive Award to reduce the exercise price of that Incentive Award or cancel any outstanding Incentive Award in exchange for other Incentive Awards with an exercise price lower than the original Incentive Award, unless such action is approved by shareholders.

Options. The CNG Committee is able to grant non-qualified stock options (“NQSO”) and incentive stock options (“ISO”) under the Omnibus Incentive Plan. The CNG Committee determines the number of shares subject to each Option. The CNG Committee determines the exercise price of Options granted under the Omnibus Incentive Plan, provided that the exercise price must be at least equal to the fair market value of WABCO’s Common Stock on the date of grant. The term of an Option may not exceed ten years. After a termination of service with us, a Participant will be able to exercise the vested portion of his or her Option for the period of time stated in the Incentive Award agreement. The Omnibus Incentive Plan permits Options to be exercised using a “net settlement” feature (i.e., the issuance of shares equal to the option spread without payment of the exercise price).

Restricted Stock. Incentive Awards of Restricted Stock are rights to acquire or purchase shares of WABCO’s Common Stock, which vest in accordance with the terms and conditions established by the CNG Committee in its sole discretion. The Incentive Award agreement typically results in forfeiture of the unvested shares upon the termination of the Participant’s service with the Company. The CNG Committee will determine the number of shares granted pursuant to an Incentive Award of Restricted Stock.

Restricted Units. Incentive Awards of Restricted Units result in a payment to a Participant only if the vesting criteria the CNG Committee establishes are satisfied. Such criteria may be based on continued employment or achieving performance objectives. Upon satisfying the applicable vesting criteria, the Participant will be entitled to the payout specified in the Incentive Award agreement. Restricted Units will typically be settled in shares of Common Stock. Unvested Restricted Units will typically be forfeited on a termination of services to us. The CNG Committee determines the number of Restricted Units granted to any Participant.

Stock Appreciation Rights. The CNG Committee will be able to grant Stock Appreciation Rights, which are the rights to receive the appreciation in the fair market value of Common Stock occurring between the exercise date and the date of grant. We can pay the appreciation in cash, Common Stock of equivalent value, or a combination thereof. Stock Appreciation Rights will become exercisable at the times and on the terms established by the CNG Committee, subject to the terms of the Omnibus Incentive Plan. The CNG Committee, subject to the terms of the Omnibus Incentive Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Omnibus Incentive Plan; provided, however, that the exercise price may not be less than 100% of the fair market value of a share on the date of grant. After termination of service with us, a Participant will be able to exercise the vested portion of his or her Stock Appreciation Right for the period of time stated in the Incentive Award agreement (except as otherwise expressly provided for).

Performance Goals. The granting and/or vesting of Full Value Awards and other Incentive Awards under the Omnibus Incentive Plan may be made subject to the attainment of one or more Performance Goals as determined by the CNG Committee. Each of the Performance Goals may relate to performance or achievements with respect to the Company, one or more of its Subsidiaries and/or with respect to operating units, divisions, acquired businesses, minority investments, partnerships, joint ventures or one or more individuals. The target levels for a Performance Goal may differ from Participant to Participant and from Incentive Award to Incentive

Award. Any criteria used may be measured in absolute terms, measured in terms of growth, compared to another company or companies, measured against the market and/or applicable market indices, measured against the performance of the company as a whole or a segment of the company, and may be adjusted at the discretion of the CNG Committee for unforeseen changes in the business, operations, corporate structure or capital structure of the Company or its Subsidiaries, or the manner in which the Company conducts its business, or other events or circumstances, including but not limited to changes in law or accounting rules, even if such adjustments are not consistent with U.S. generally accepted accounting principles. The Company may measure financial performance (e.g., revenues, earnings or profits) on a gross or net basis.

Individual Limits on Incentive Awards. No Participant shall be granted Options, Stock Appreciation Rights, or both with respect to more than 750,000 shares during any calendar year. No individual shall be granted Restricted Stock or Restricted Units, with respect to more than 200,000 shares or units as the case may be during any calendar year. No individual shall be granted Other Stock-Based Awards with respect to more than 200,000 shares as the case may be during any calendar year. Non-Employee Directors shall not be granted awards valued at more than $500,000 during any calendar year. No Participant shall be paid a total cash Incentive Award of more than $10,000,000 during any calendar year.

Transferability of Incentive Awards. Incentive Awards granted under the Omnibus Incentive Plan are generally not transferable except as would be permitted under an S-8 registration statement (i.e., members of a Participant’s immediate family or to a trust, partnership, or corporation in which the parties in interest are limited to the Participant and members of the Participant’s immediate family).

Amendment and Termination of the Omnibus Incentive Plan. The Board of Directors will have the authority to amend, alter, suspend or terminate the Omnibus Incentive Plan, except that shareholder approval will be required for any amendment to the Omnibus Incentive Plan to the extent required by any Applicable Laws. No amendment, alteration, suspension or termination of the Omnibus Incentive Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the CNG Committee in a writing signed by the Participant and the Company. The Omnibus Incentive Plan will terminate on May 24, 2028, unless the Board of Directors terminates it earlier.

Other Benefits. The Company reserves the right to pay other forms of incentive compensation, including but not limited to Annual Incentive Awards and Long-Term Incentive Awards.

Federal Income Tax Consequences

The material federal income tax consequences of the issuance and exercise of Options and other Incentive Awards under the Omnibus Incentive Plan, based on the current provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”) and regulations thereunder, are as follows.

Options. The grant of an Option will have no tax consequences to the recipient or to the Company or its affiliates. In general, upon the exercise of an ISO, the Employee will not recognize income and the employer will not be entitled to a tax deduction.

Upon the exercise of an NQSO, the Participant will generally recognize ordinary income equal to the excess of the acquired shares’ fair market value on the exercise date over the exercise price, and the Company (or the affiliate receiving the services of the individual who was granted the NQSO) will generally be entitled to a tax deduction in the same amount. If the acquired shares are Restricted Stock (i.e., they are not transferable and are subject to a substantial risk of forfeiture), the tax consequences for Restricted Stock (described below) will apply.

If a Participant transfers NQSOs to members of his or her immediate family or to a trust, partnership, or corporation (as described above), the transfer will not be a taxable event. Upon the exercise of the NQSOs (by the family member, trust, partnership, or corporation), the Participant will recognize ordinary income.

Stock Appreciation Rights. The grant of a Stock Appreciation Right will have no tax consequences to the Participant or to the Company or its affiliates. Upon the exercise of a Stock Appreciation Right, the Participant will recognize ordinary income equal to the received shares’ fair market value on the exercise date, and the Company (or the affiliate receiving the services of the individual who was granted the Stock Appreciation Right) will generally be entitled to a tax deduction in the same amount.

Restricted Stock, Restricted Units, and Other Stock-Based Awards. In general, the grant of Restricted Stock, Restricted Units, or other full value Incentive Awards will have no tax consequences to the Participant or to the Company or its affiliates. When the Incentive Awards are settled (or, in the case of Restricted Stock, when the restrictions are lifted), the Participant will recognize ordinary income equal to the excess of (1) the applicable shares’ fair market value on the date the restrictions are lifted over (2) the amount, if any, paid for the shares by the Participant; the Company (or the affiliate receiving services from such individual) will generally be entitled to a tax deduction in the same amount subject to the Section 162(m) deduction limitation discussed below. If the Incentive Award is settled in cash or other property, the Participant will recognize ordinary income equal to the net amount received, and the Company (or the affiliate that granted the Incentive Award) will generally be entitled to a tax deduction in the same amount. The grantee of a Restricted Stock Incentive Award may elect to be taxed on the date of grant by filing a “Section 83(b) election” rather than on the date when the restrictions are lifted.

Sale of Shares. When a Participant sells shares received under any Incentive Award other than an ISO, the Participant will recognize capital gain or loss equal to the difference between the sale proceeds and the Employee’s (or director’s or consultant’s) basis in the shares. In general, the basis in the shares is the amount of ordinary income recognized upon receipt of the shares (or upon the lifting of restrictions, in the case of Restricted Stock) plus any amount paid for the shares.

When an Employee disposes of ISO shares, the difference between the amount realized by the Employee and the exercise price will generally constitute a capital gain or loss, as the case may be. However, if the Employee does not hold the ISO shares for more than one year after exercising the ISO and for more than two years after the grant of the ISO, then: (1) the excess of the ISO shares’ fair market value on the exercise date over the exercise price will generally be treated as ordinary income for the Employee; (2) the difference between the sale proceeds and the ISO shares’ fair market value on the exercise date will be treated as a capital gain or loss for the Employee; and (3) the employer will generally be entitled to a tax deduction equal to the amount of ordinary income recognized by the Employee.

$1 Million Employer Deduction Limit under Section 162(m). For tax years beginning prior to January 1, 2018, compensation that qualifies as “performance-based compensation” is excluded from the $1 million deduction limit under Section 162(m) of the Code, and therefore remains fully deductible by the Company. This deduction limitation under pre-2018 law applies to the chief executive officer and the three other most highly compensated employees employed at the end of the fiscal year other than the chief executive officer and chief financial officer. Generally, Options and Stock Appreciation Rights granted by the CNG Committee with an exercise price at least equal to 100% of fair market value of the underlying stock at the date of grant qualify as “performance-based compensation.” Other awards subject to attainment of Performance Goals set by the CNG Committee as provided under the Existing Plan can also be treated as “performance-based compensation”. However, there is no assurance that these types of compensation granted under the Existing Plan will be fully deductible under all circumstances. In addition, other awards under the Existing Plan, such as restricted stock and restricted stock units subject to only service-based vesting conditions, will be subject to the $1 million deduction limitation. Thus, compensation paid to certain named executive officers in connection with such awards with respect to a tax year beginning before January 1, 2018 may, to the extent it and other compensation subject to Section 162(m) exceed $1 million, not be fully deductible by the Company.

Effective for tax years beginning on and after January 1, 2018, the Tax Cuts and Jobs Act significantly changes Section 162(m). It expands the scope of “covered employees” to include the chief financial officer and provides that anyone listed as a named executive officer in the Summary Compensation Table in a proxy filing during 2017 or a later year will remain a covered employee regardless of any change in employment. This legislation also repeals the performance-based compensation exemption. As a result, awards granted under the Omnibus Incentive Plan after the date of this prospectus and deductible in a tax year beginning on and after January 1, 2018 will be subject to the $1 million dollar limitation irrespective of whether performance goals must be met as a condition for payment. However, an award granted under the Existing Plan prior to November 2, 2017 that qualifies as a “written binding contract” under the Tax Cuts and Jobs Act will remain deductible going forward under the pre-2018 law as described above, provided there is no material modification to such award. There is no guarantee that any award granted prior to November 2, 2017 will remain deductible as performance-based compensation under the transition rule.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE OMNIBUS INCENTIVE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND IT DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

New Plan Benefits

The benefits that will be awarded or paid in the future under the amended and restated Omnibus Incentive Plan cannot currently be determined. Awards granted under this plan after the date of our 2018 Annual Meeting are within the discretion of the Compensation Committee, subject to limits on the maximum amounts that may be awarded to any individual as described above.

On February 6, 2018, the CNG Committee granted a special long-term performance-based cash award to our Chief Executive Officer, Jacques Esculier. This award, which is in addition to our Chief Executive Officer’s regular long-term cash incentive plan award, will be earned only if the Company achieves a certain threshold pre-determined performance goal relating to average Return on Invested Capital over a three-year period ending on December 31, 2020 and Mr. Esculier continues to provide service to the Company through the end of the performance period. The target amount of the award is $3 million and the maximum amount payable for overachievement under the award is $3.5 million. Approval of the Omnibus Incentive Plan, as amended, would ensure that this grant could be paid in full if the Company achieves its pre-determined performance goal.

Recommendation

The Board of Directors unanimously recommends that shareholders vote FOR Proposal 4, the approval of the Amended and Restated 2009 Omnibus Incentive Plan.

CEO PAY RATIO

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the median of the annual total compensation of our employees (excluding our CEO), the annual total compensation of our principal executive officer, Mr. Esculier, and the ratio of these two amounts. Because the SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, to apply certain exclusions and to make reasonable estimates that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable with the pay ratio that we have reported.

Background

WABCO is a global company with presence in various regions of 40 countries. When identifying the median employee we took into account employees from all our locations employed by us or our subsidiaries active at the company on November 21, 2017. As of November 21, 2017, our employee population consisted of approximately 13,700 individuals, of which approximately 1,300 or 10% were working in the United States, 12,400 or 90% were working outside of the United States. More than 8,000 or 60% of our employees located outside the US are employed in locations where the cost of living is significantly below the United States including emerging markets such as Brazil, China, India, Poland and Russia.

Methodology

As permitted under SEC rules, we used the following compensation elements to determine our median employee:

•	Base Salary: Annualized salary rates for full-time salaried employees and hourly pay rates and scheduled annual hours for hourly employees as reasonable estimates of base pay earned in 2017.

•	Annual Incentives paid in 2017 such as: Corporate Bonus (AIP), Local Bonuses and Commissions.

•	Long-Term Incentives such as: long-term cash incentives paid in 2017 and equity grants made during 2017 based on the grant date value.

The compensation elements reported above have been converted from local currency into USD with the WABCO exchange rates available on the cut date (November 21, 2017).

Pay Ratio

The median employee’s 2017 compensation was calculated consistent with the way Mr. Esculier’s total compensation has been determined in the Summary Compensation Table. We determined that the median employee has a compensation of $48,562 and we compared it to Mr. Esculier’s 2017 compensation to determine the CEO pay ratio as follows :

CEO Annual Compensation	$8,491,042
Median Employee Annual Compensation	$48,562
CEO to Median Employee Pay Ratio	175:1

We note that, due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this pay ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described above.

DIRECTOR COMPENSATION

The CNG Committee recommends to the full Board of Directors the compensation of the company’s non-management directors, including the amount of equity awards that should be granted annually to such directors. The Board of Directors must approve any change to the compensation payable to the company’s non-management directors, whether in the form of cash or equity awards. The Board of Directors has responsibility for administering the Omnibus Incentive Plan in respect of the company’s non-management directors. Neither the CNG Committee nor the Board of Directors has delegated any of its responsibilities regarding the compensation of the company’s non-management directors.

The CNG Committee periodically reviews the aggregate compensation payable to the company’s non-management directors to determine that the level of equity awards made under the Omnibus Incentive Plan and the amount of cash compensation payable in respect of the annual retainer fee, the meeting attendance fees, the fees for service as a chair of the standing committees of the Board and the fees for our Lead Director continue to be appropriate and consistent with the practices generally applicable at public companies of comparable size and in similar industries. As part of this review, the CNG Committee considers whether the allocation between cash and equity-based compensation continues to be appropriate. In connection with its review, the CNG Committee may request from time to time that the independent executive compensation consultant retained by the CNG Committee, PM, to review the pertinent data and advise on the competitiveness and appropriateness of the company’s compensation arrangements for its non-management directors. The CNG Committee also seeks input from the current Chairman and Chief Executive Officer and Chief Human Resources Officer of the company with respect to any recommendations that it may make regarding changes to the compensation program for non-management directors, but no other executive officer has any substantive role in the setting of such compensation.

2017 Director Compensation Program

Under the 2017 director compensation program, each non-management director, except Mr. Montupet and Mr. Smith, were paid an annual retainer of $195,000, of which $80,000 was paid in cash on a quarterly basis. The remaining $115,000 was paid in the form of deferred stock units (“DSUs”). Our Lead Director is usually entitled to receive an annual retainer of $215,000, of which $100,000 is paid in cash on a quarterly basis and the remaining $115,000 is paid in the form of DSUs. Due to the change of Lead Director from Mr. Smith to Mr. Montupet, effective as of the second quarter of 2017, Mr. Smith and Mr. Montupet received the amount of the cash retainer corresponding to the Lead Director, prorated for the months they held the position. Both Directors received the annual DSUs of $115,000.

The Chairs of the Audit and CNG Committees received additional annual retainers of $15,000.

All non-management directors received $1,500 per day for attendance at in-person Board or committee meetings and $750 for attendance at telephonic Board or committee meetings (or for attending in-person meetings by telephone). Directors were also reimbursed for reasonable expenses incurred to attend meetings.

Equity Retainer—Deferred Stock Units

All our non-management directors received the equity portion of their annual retainer during 2017 in the form of fully vested DSUs. The DSUs were granted at the 2017 Annual Meeting of Shareholders and were based on the closing price of the company’s common stock on the trading day preceding the Annual Meeting of Shareholders. Each DSU provides a non-management director the right to the issuance of a share of our common stock, within ten days after the earlier of the director’s death or disability, the 13-month anniversary of the grant date or the director’s separation from service. Our non-management directors may choose to defer the receipt of shares for five or more years. A non-management director may not elect to accelerate the issuance of stock from a DSU. DSUs that will be provided to our non-management directors for the 2018 fiscal year will be granted in the same manner as in 2017.

All equity granted to our non-management directors is issued under the company’s Omnibus Incentive Plan.

Deferred Compensation Plan

The Board of Directors adopted the WABCO Holdings Inc. Deferred Compensation Plan in December 2007. While the Deferred Compensation Plan is by its terms open to all non-management directors and executive officers, the Board has determined that only non-management directors will currently be entitled to participate in the Deferred Compensation Plan. The Deferred Compensation Plan permits the non-management directors to defer receipt of all or part of the cash portion of their retainer, meeting fees and any other amounts specified under the plan into either an interest bearing account or notional shares of WABCO common stock, as elected by the participant at the time he or she makes the election to defer the compensation. Once allocated to the interest account or the stock account, a participant may not change the manner in which the amounts deferred are deemed invested. The Deferred Compensation Plan provides that the company may also make discretionary contributions (including discretionary matching contributions) in addition to the amounts electively deferred by a participating non-management director. No discretionary matching contributions have been made on behalf of non-management directors since the Spin-off. None of our non-management directors elected to participate in 2017.

Director Stock Ownership Guidelines

Under our stock ownership guidelines, our non-management directors are required to own shares of our common stock with a value equal to five times their annual cash retainer fees. The chair retainers are not counted towards the required ownership targets, except for the Lead Director’s premium. The guidelines provide that our non-management directors have until January 1, 2016, or five years from the date of becoming a non-management director, whichever is later, to attain such ownership levels. As of March 1, 2018, all non-management directors were in compliance with the stock ownership guidelines based on 2017 compensation levels, taking into account the grace period for compliance for two directors who have joined the Board since July 2015. See “Compensation Discussion and Analysis— Executive Stock Ownership” for a description of our stock ownership guidelines for our executives.

Other Benefits

Our non-management directors are reimbursed for travel and other expenses incurred in the performance of their duties and are indemnified to the fullest extent allowed under applicable law. We do not provide perquisites to our directors.

Director Compensation Table

	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
G. Peter D’Aloia	$106,027	$115,000	$221,027
Juergen W. Gromer	$131,551	$115,000	$246,551
Henry R. Keizer	$121,250	$115,000	$236,250
Jean-Paul Montupet	$123,095	$115,000	$238,095
Mary L. Petrovich	$97,366	$115,000	$212,366
D. Nick Reilly	$112,788	$115,000	$227,788
Michael T. Smith	$108,250	$115,000	$223,250
Thomas S. Gross	$84,407	$115,000	$199,407

(1)	Reflects the grant date fair value of the awards as determined in accordance with ASC Topic 718. The amounts represent grants of deferred stock units that are paid in shares of our common stock and calculated based on the number of shares granted multiplied by the closing price per share of our common stock on the day prior to the date of grant. The amounts do not reflect the actual amounts that may be realized by the directors.

COMMON STOCK OWNERSHIP OF OFFICERS, DIRECTORS

AND SIGNIFICANT SHAREHOLDERS

Ownership of Common Stock by Directors and Executive Officers

The following table sets forth, as of March 29, 2018, beneficial ownership of WABCO common shares by each executive officer named in the Summary Compensation Table in this proxy statement, each director or director nominee, and by all directors and executive officers as a group. Unless otherwise indicated, each beneficial owner had sole voting and investment power with respect to the common stock held.

Name of Beneficial Owner	Shares Beneficially Owned		Shares that May be Acquired Within 60 Days		Total	Percent of Class(1)
G. Peter D’Aloia	16,777	(2)(3)	5,824	(4)	22,601	*
Nicolas Bardot	—		—		—	*
Alexander De Bock	739		—		739	*
Jacques Esculier	174,567		—		174,567	*
Juergen W. Gromer	5,402	(2)	969		6,371	*
Thomas S. Gross	1,579		969		2,548	*
Henry R. Keizer	1,895		969		2,864	*
Prashanth Mahendra-Rajah	—		—		—	*
Jean-Paul Montupet	1,877		4,316		6,193	*
Mary L. Petrovich	5,393		969		6,362	*
D. Nick Reilly	2,255		969		3,224	*
Nick Rens	4,911		—		4,911	*
Michael T. Smith	14,529	(2)	969		15,498	*
Jorge Solis	1,795		—		1,795	*
All current directors and executive officers of the company as a group (17 persons) (5)	238,687		16,142		254,829	*

*	Less than 1%.

(1)	As of March 29, 2018, we had 53,596,522 shares of our common stock outstanding.

(2)	The number of shares shown for certain directors in the table above includes shares allocated to their accounts in the outside directors trust established by the company for the non-management directors. Under the outside directors’ trust, a trust account holds shares of common stock for each participating non-management director. The shares are voted by the trustee of the trust on behalf of each participating director in accordance with the director’s instructions. The trust shares do not vest to direct ownership while the director is in office. Shares held in this trust are as follows: Mr. D’Aloia, 5,405; Mr. Gromer, 5,402; and Mr. Smith, 5,402. In July 2009, the company’s Board of Directors voted to discontinue the use of the outside directors’ trust.

(3)	The number of shares shown for Mr. D’Aloia in the table above includes 11,372 shares held by a charitable foundation controlled by Mr. D’Aloia.

(4)	Includes 1,508 deferred shares allocated under the company’s Deferred Compensation Plan.

(5)	The numbers of shares shown on this line do not include shares held by Mr. Mahendra-Rajah who left the company prior to the end of 2017.

Ownership of Common Stock by Certain Significant Shareholders

As of March 29, 2018, unless otherwise indicated below, the following are beneficial owners of more than 5% of our outstanding common stock:

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class(1)
The Vanguard Group(2) - 100 Vanguard Blvd., Malvern, PA 19355	4,446,254	8.30%
EdgePoint Investment Group Inc.(3) - 150 Bloor Street West, Suite 500, Toronto, Ontario M5S 2X9, Canada	3,143,062	5.86%
BlackRock, Inc.(4) - 55 East 52nd Street, New York, NY 10055	2,728,066	5.09%
FMR LLC(5) - 245 Summer Street, Boston, Massachusetts 02210	2,703,462	5.04%

(1)	As of March 29, 2018, we had 53,596,522 shares of our common stock outstanding.

(2)	In an amended Schedule 13G filed on February 9, 2018, The Vanguard Group reported that, as of December 31, 2017, it was deemed, pursuant to Rule 13d-1 of the Securities Exchange Act of 1934, as amended, to hold sole voting power with respect to 40,261 of the shares reported in the table above, shared voting power with respect to 10,799 of the shares reported in the table above, sole dispositive power with respect to 4,398,473 of the shares reported in the table above and shared dispositive power with respect to 47,781 of the shares reported in the table above, by virtue of the fact that it is the parent company of a group of investment companies.

(3)	In a Schedule 13G filed on February 13, 2018, EdgePoint Investment Group Inc. reported that, as of December 31, 2017, it was deemed, pursuant to Rule 13d-1 of the Securities Exchange Act of 1934, as amended, to have shared voting power and shared dispositive power with respect to the 3,143,062 shares reported in the table above, by virtue of the fact that it is the investment manager to, and exercises investment discretion with respect to the Common Stock directly owned by, a number of private investment funds and mutual fund trusts.

(4)	In an amended Schedule 13G filed on February 8, 2017, BlackRock, Inc. reported that, as of January 31, 2017, it was deemed, pursuant to Rule 13d-1 of the Securities Exchange Act of 1934, as amended, to hold sole voting power with respect to 2,414,486 of the shares reported in the table above and sole dispositive power with respect to 2,741,982 of the shares reported in the table above.

(5)	In a Schedule 13G filed on February 13, 2018, FMR LLC reported on behalf of itself and Abigail P. Johnson (who, along with members of the Johnson family, may be deemed a controlling group with respect to FMR LLC) that, as of December 29, 2017, it was deemed, pursuant to Rule 13d-1 of the Securities Exchange Act of 1934, as amended, to have sole voting power with respect to the 353,727 of the shares reported in the table above, and sole dispositive power with respect to the 2,703,462 shares reported in the table above.

OTHER MATTERS

Shareholder Proposals for the 2019 Annual Meeting of Shareholders

Proposals for Inclusion in the Proxy Statement. Under the rules of the SEC, if a shareholder wants to include a proposal for consideration in our proxy statement and proxy card at our 2019 Annual Meeting of Shareholders, the proposal must be received at our executive offices located at 2770 Research Drive, Rochester Hills, Michigan 48309-3511 no later than December 13, 2018. The proposal should be sent to the attention of the Secretary of the company.

Proposals to be Offered at an Annual Meeting. Under our by-laws, and as permitted by the rules of the SEC, certain procedures are provided which a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting if such matter is not intended to be considered for inclusion in the proxy statement. These procedures provide that director nominations and/or proposals relating to another item of business to be introduced at an annual meeting of shareholders must be submitted in writing by certified mail to the Chief Legal Officer and Company Secretary of the company at our executive offices located at 2770 Research Drive, Rochester Hills, Michigan 48309-3511. We must receive the notice of your intention to introduce a nomination or proposed item of business at our 2019 Annual Meeting no later than February 23, 2019 and no earlier than January 24, 2019. In addition, nominations for a non-incumbent director must be accompanied by information concerning the proposed nominee, including such information as is required by the company’s by-laws and the proxy rules of the SEC.

Director Nominations

The Board of Directors has delegated to the CNG Committee the responsibility of identifying, screening and recommending candidates to the Board. Potential candidates are interviewed by the Chairman and Chief Executive Officer and the Chair of the CNG Committee prior to their nomination, and may be interviewed by other directors and members of senior management. The CNG Committee then meets to consider and approve the final candidates, and either makes its recommendation to the Board to fill a vacancy, add an additional member, or recommends a slate of candidates to the Board for nomination for election to the Board. The selection process for candidates is intended to be flexible, and the CNG Committee, in the exercise of its discretion, may deviate from the selection process when particular circumstances warrant a different approach.

The CNG Committee will consider candidates proposed by shareholders to be director nominees. Shareholders wishing to recommend a director candidate for consideration by the CNG Committee should provide the name of any recommended candidate for director, together with a brief biographical sketch, a document indicating the candidate’s willingness to serve, if elected, and evidence of the nominating shareholder’s ownership of company stock to the attention of the Chief Legal Officer and Company Secretary of the company at 2770 Research Drive, Rochester Hills, Michigan 48309-3511. Shareholders wishing to directly nominate a director should follow the company’s nominating process set forth above under the caption “Shareholder Proposals for the 2019 Annual Meeting of Shareholders” and more fully described in our by-laws. The CNG Committee’s policy is to evaluate director nominees proposed by shareholders in the same manner that all other director nominees are evaluated. The general criteria our CNG Committee considers important in evaluating director candidates are: (i) senior-level management and decision-making experience; (ii) a reputation for integrity and abiding by exemplary standards of business and professional conduct; (iii) ability to devote time and attention necessary to fulfill the duties and responsibilities of a director; (iv) a record of accomplishment in their respective fields, with leadership experience in a corporation or other complex organization, including government, educational and military institutions; (v) independence and the ability to represent all WABCO shareholders; (vi) legal and NYSE listing requirements; (vii) sound business judgment; (viii) candor; (ix) judgment, age, skills, gender, ethnicity, race, culture, diversity of thought, geography and other measures to ensure that the Board as a whole reflects a range of viewpoints, backgrounds, skills, experience and expertise; and (x) the needs of the Board of Directors.

The company may, in the future, pay a third-party a fee to assist it in the process of identifying and/or evaluating director candidates.

Multiple Shareholders Sharing the Same Address

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our annual report and proxy statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards.

We will deliver promptly upon written or oral request a separate copy of the 2017 Annual Report and proxy statement or Notice to any stockholder who received these materials at a shared address. If you and other shareholders of record participate in householding and wish to receive a separate copy of the 2017 Annual Report or this proxy statement, or if you wish to receive separate copies of future annual reports and/or proxy statements, please contact our Investor Relations Department by telephone at +322 663 98 00 or in writing at 2770 Research Drive, Rochester Hills, Michigan 48309-3511.

If you and other shareholders of record with whom you share an address currently receive multiple copies of annual reports and/or proxy statements, or if you hold stock in more than one account and, in either case, you wish to receive only a single copy of the annual report or proxy statement for your household, please contact our Investor Relations Department at the telephone number or address above.

If you are a beneficial owner, you can request additional copies of the annual report and proxy statement or you may request householding information from your bank, broker or nominee.

Electronic Access to Proxy Statement and Annual Report

This proxy statement and the 2017 Annual Report are available on the company’s web site at www.wabco-auto.com. Instead of receiving paper copies of the annual report and proxy statement in the mail, shareholders can elect to receive an e-mail that will provide an electronic link to these documents. Choosing to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business, and also will give you an electronic link to the proxy voting site.

Shareholders of Record. Shareholders of record can choose to receive materials electronically by following the instructions provided if voting over the Internet or by telephone. You can also choose between receiving electronic and paper copies by contacting our Investor Relations Department by telephone at +32 2 663 98 00 or in writing at 2770 Research Drive, Rochester Hills, Michigan 48309-3511.

If you choose to receive future proxy statements and annual reports over the Internet, you will receive an e-mail next year with instructions containing the Internet address of those materials and the electronic link to the proxy voting site. The election will remain in effect until you write or call the company’s Investor Relations Department and tell us otherwise.

Beneficial Shareholders. If you hold your shares in a brokerage account, you may also have the ability to receive copies of the annual report and proxy statement electronically. Please check the information provided in the proxy materials sent to you by your bank, broker or other holder of record regarding the availability of electronic delivery.

By order of the Board of Directors,

Lisa J. Brown

Chief Legal Officer and Company Secretary

April 12, 2018

Appendix A

WABCO Holdings Inc.

Definition of Director Independence

The following definition of “Director Independence” was adopted by the Board on July 27, 2007:

The New York Stock Exchange listing rules define “Independent Director” as a director who has no material relationship with the Company that may interfere with the exercise of the director’s independent judgment. To assist the Board in making determinations of director independence for all purposes, including under the securities laws and regulations applicable to the Company, the New York Stock Exchange listing rules and the Company’s Corporate Governance Guidelines, the Board hereby adopts the following standards:

1.	In general, the guiding principle of WABCO is that the only money or perquisites received, directly or indirectly, by independent directors or their immediate family members from the Company is the remuneration directly related to the director’s service as a director of the Company.

2.	Without limiting the foregoing, a director shall not qualify as “independent” if any of the following are true.

(i)	The director or an immediate family member is, or within the past three years was, an officer or employee of the Company.

(ii)	The director or an immediate family member is, or within the past three years has been, affiliated with or employed by the Company’s auditor or any other entity that, within the past three years, acted as the Company’s auditor.

(iii)	The director is, or within the past three years has been, part of an “interlocking directorate,” which means: (x) an officer of the Company serves or served on the compensation committee of another company that concurrently employs or employed the director or an immediate family member; (y) an officer of the Company served as a director of another company at the same time that one of the officers of the other company was on the Compensation, Nominating and Governance Committee of the Company; or (z) an officer of the Company serves or served on the compensation committee of another company at the same time that one of the officers of the other company serves or served on the Compensation, Nominating and Governance Committee of the Company.

(iv)	The director or an immediate family member has received any compensation from the Company during any of the past three years other than compensation and benefits, including deferred compensation and pension benefits, directly related to such director’s Board service.

(v)	The director is a current partner in, or a significant shareholder, officer or employee or the director’s immediate family member is a current executive officer, of any company to which the Company made, or from which the Company received, payments (other than those arising solely from such entity’s investments in the Company’s securities) in any of the last three fiscal years that exceeded the greater of $1 million or 2% of the Company’s or such other business’s consolidated gross revenue.

(vi)	The director or an immediate family member is a director or officer of a tax-exempt organization to which the Company’s contributions exceeded the greater of $1 million or 2% of such organization’s consolidated gross revenue in any of the last three fiscal years (other than matching employee contributions through the Company’s matching gifts program, if applicable).

For purposes of clauses (i) and (iii) above, employment of a family member in a non-officer position does not preclude the Board from determining that a director is independent. For purposes of clause (ii) above, employment of a director or an immediate family member by, or affiliation with, the Company’s auditor within

A-1

the last three years (but not currently) does not preclude the Board from determining that a director is independent unless the director or immediate family member personally worked on the Company’s audit within that time.

For purposes of interpreting these standards, the Board has adopted the following definitions:

“Company” means WABCO and/or any of its subsidiaries.

“Immediate family member” means the director’s spouse, parents, step-parents, children, step-children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than a tenant or employees) who shares his or her home.

“Officer” has the meaning specified in Rule 16a-1(f) of the Securities Exchange Act of 1934, or any successor rule, or, for any entity that is not an “issuer” as defined in the Rule, a person who performs functions similar to an “officer” as defined in such Rule.

“Significant shareholder” of any entity means a person who is the direct or indirect beneficial owner of more than 10% of the equity interests of the entity.

A-2

Appendix B

WABCO HOLDINGS INC.

Reconciliation of Operating Income to Performance Operating Income

And Net Income to Performance Net Income

(Unaudited)

	Year ended December 31,
(Amounts in millions, except per share data)	2017	Sales/ Adj Sales	2016	Sales/ Adj Sales	Chg vs. 2016	% Chg vs. 2016
Operating Income
Reported	$435.0	13.2%	$381.9	13.6%	$53.1	13.9%
Streamlining costs	11.9		15.8		(3.9)
Separation costs	16.8		0.3		16.5
Acquisition related costs	28.4		13.7		14.7

Performance Operating Income	$492.1	14.9%	$411.7	14.7%	$80.4	19.5%
Foreign exchange translational effects	(6.4)		—		(6.4)

Adjusted Operating Income	$485.7	14.9%	$411.7	14.7%	$74.0	18.0%

Pre -Tax Income Attributable to Company
Reported Pre-Tax Income Attributable to Company	$635.8		$344.8		$291.0
Streamlining costs	11.9		15.8		(3.9)
Separation costs	20.2		4.0		16.2
Acquisition related costs	(219.2)		13.7		(232.9)
Out-of-period non-controlling interest correction	—		12.3		12.3

Performance Pre -Tax Income Attributable to Company	$448.7		$390.6		$58.1
Net Income Attributable to Company
Reported Net Income Attributable to Company	$406.1		$223.0		$183.1
Streamlining costs	11.9		15.8		(3.9)
Separation costs	20.2		4.0		16.2
Acquisition related costs	(219.2)		13.7		(232.9)
Out-of-period non-controlling interest correction	—		12.3		12.3
Tax items	152.6		55.8		96.8

Performance Net Income Attributable to Company	$371.6		$324.6		$47.0

Performance Net Income per Diluted Common Share	$6.86		$5.80
Common Shares Outstanding - Diluted	54.1		56.0

B-1

Appendix C

AMENDED AND RESTATED

WABCO HOLDINGS INC.

2009 OMNIBUS INCENTIVE PLAN

SECTION 1

PURPOSE

The purpose of the Amended and Restated WABCO Holdings Inc. 2009 Omnibus Incentive Plan as set forth herein (this “Plan”) is to attract and retain Employees, Consultants and Non-Employee Directors and to provide additional incentives for these persons consistent with the long-term success of the business of WABCO Holdings Inc. (the “Company”) and its Subsidiaries. This Plan was most recently approved by stockholders on May 30, 2013 as the Amended and Restated WABCO Holdings Inc. 2009 Omnibus Incentive Plan (the “2013 Plan”). This amendment and restatement is subject to the approval of the Company’s stockholders, and shall have no effect prior to that time.

The amendments made herein shall affect only Awards granted on or after the Effective Date (as hereinafter defined herein); provided, however, that the limits in Section 5.4 apply to all awards granted on or after January 1, 2018. Awards granted prior to the Effective Date shall be governed by the terms of the 2013 Plan and Award Agreements as in effect prior to the Effective Date. The terms of this Plan are not intended to affect the interpretation of the terms of the 2013 Plan as they existed prior to the Effective Date.

SECTION 2

DEFINITIONS

2.1 Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:

(a)	“Act” means the Securities Exchange Act of 1934, as amended.

(b)	“Adjustment Event” means any stock dividend, stock split or share combination of, or extraordinary cash dividend on, the Common Stock or recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below Fair Market Value, or other similar event affecting the Common Stock of the Company.

(c)	“Annual Incentive Award” means an Incentive Award made pursuant to Section 9 with a Performance Cycle of one year or less.

(d)	“Applicable Laws” means the requirements relating to, connected with, or otherwise implicated by the administration of long-term incentive plans under applicable state corporation laws, United States federal and state securities laws, the Code, any stock exchange or quotation system on which the shares of Common Stock are listed or quoted, and the applicable laws of any foreign country or jurisdiction where Incentive Awards are, or will be, granted under the Plan.

(e)	“Beneficial Owner” means any “person”, as such term is used in Section 13(d) of the Act, who, directly or indirectly, has or shares the right to vote or dispose of such securities or otherwise has “beneficial ownership” of such securities (within the meaning of Rule 13d-3 and Rule 13d-5 under the Act), including pursuant to any agreement, arrangement or understanding (whether or not in writing).

(f)	“Board” means the Board of Directors of the Company.

(g)

“Cause” means a Participant’s (i) dishonesty, fraud or misrepresentation, (ii) the Participant’s engaging in conduct that is injurious to the Company or any Subsidiary in any way, including, but not limited to by way of damage to its reputation or standing in the industry, (iii) the Participant’s having been convicted of, or entered a plea of nolo contendere to, a crime that constitutes a felony; (iv) the breach by the Participant of any written covenant or agreement with the Company or any Subsidiary not to disclose or misuse any information pertaining to, or misuse any property of, the Company or any Subsidiary or (v) a material violation by the Participant of any policy of the Company or any Subsidiary. Notwithstanding the previous sentence, for purposes of the Change of Control provisions in Section 11 only, “Cause” means “Cause” as defined in the WABCO Holdings, Inc. Change of Control Severance Plan. A Participant’s service shall be deemed to have terminated for Cause if, after the Participant’s service has terminated prior to a Change in Control, facts and circumstances are discovered that would have justified termination for Cause.

(h)	“Change of Control” shall mean any of the following events:

(i)	any “person”, as such term is used in Section 13(d) of the Act (other than the Company, any Subsidiary or any employee benefit plan maintained by the Company or any Subsidiary (or any trustee or other fiduciary thereof)) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then-outstanding securities, provided, however, that an acquisition of securities of the Company representing less than 25% of the combined voting power shall not constitute a Change of Control if, prior to meeting the 20% threshold, the members of the Board who are not Employees unanimously adopt a resolution consenting to such acquisition by such Beneficial Owners;

(ii)	during any consecutive 24-month period, individuals who at the beginning of such period constitute the Board, together with those individuals who first become directors during such period (other than by reason of an agreement with the Company or the Board in settlement of a proxy contest for the election of directors) and whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (the “Continuing Directors”), cease for any reason to constitute a majority of the Board;

(iii)	the consummation of any merger, consolidation, recapitalization or reorganization involving the Company, other than any such transaction immediately following which the persons who were the Beneficial Owners of the outstanding voting securities of the Company immediately prior to such transaction are the Beneficial Owners of at least 55% of the total voting power represented by the voting securities of the entity surviving such transaction or the ultimate parent of such entity in substantially the same relative proportions as their ownership of the Company’s voting securities immediately prior to such transaction; provided that, such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such threshold (or to preserve such relative voting power) is due solely to the acquisition of voting securities by an employee benefit plan of the Company, such surviving entity, any Subsidiary or any subsidiary of such surviving entity;

(iv)	the sale of substantially all of the assets of the Company to any person other than any Subsidiary or any entity in which the Beneficial Owners of the outstanding voting securities of the Company immediately prior to such sale are the Beneficial Owners of at least 55% of the total voting power represented by the voting securities of such entity or the ultimate parent of such entity in substantially the same relative proportions as their ownership of the Company’s voting securities immediately prior to such transaction; or

(v)	the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.

(i)	“Code” means the Internal Revenue Code of 1986, as amended.

(j)	“Committee” means the Compensation, Nominating and Governance Committee of the Board (or such other committee of the Board that the Board shall designate), which shall consist of two or more members, each of whom shall be a non-Employee director within the meaning of Rule 16b-3, as promulgated under the Act and serving at the pleasure of the Board. Notwithstanding the foregoing, with respect to Incentive Awards granted to non-Employee directors, the Committee shall mean the entire Board.

(k)	“Common Stock” means the common stock of the Company, par value $0.01 per share.

(l)	“Company” means WABCO Holdings Inc., a Delaware corporation, and any successor thereto.

(m)	“Consultant” means any natural person, including an advisor engaged by the Company or any Subsidiary, to provide bona fide services to such entity (other than in connection with the offer and sale of securities in a capital-raising transaction or to promote or maintain a market for securities).

(n)	“Disability” means a Participant’s inability, due to reasonably documented physical or mental illness, for more than six months to perform his duties with the Company or a Subsidiary on a full time basis if, within 30 days after written notice of termination has been given to such Participant, he shall not have returned to the full time performance of his duties.

(o)	“Dividend Equivalents” means an amount equal to the cash dividends paid by the Company upon one share of Common Stock for each Restricted Unit or property distributions awarded to a Participant in accordance with Section 8 of the Plan. Notwithstanding the foregoing, any such Dividend Equivalents shall be subject to the same restrictions as the underlying Incentive Award, and no Dividend Equivalents shall be payable with respect to shares subject to Incentive Awards unless and until such shares become vested and, with respect to Incentive Awards subject to Performance Goals, earned. Dividend Equivalents shall not be issued in tandem with Options or Stock Appreciation Rights.

(p)	“Effective Date” means May 24, 2018, subject to shareholder approval at the Company’s 2018 annual shareholders’ meeting (or any adjournment thereof).

(q)	“Employee” means an individual who is on the payroll of the Company or one of its Subsidiaries, and is classified on the employer’s human resource payroll system as a regular full-time or regular part-time employee. Solely for purposes of the Plan, an individual providing services pursuant to a business manager agreement under Belgian law or similar arrangement under Applicable Law shall be treated as an Employee.

(r)	“Executive Officer” means each person who is an officer of the Company or any Subsidiary and who is subject to the reporting requirements under Section 16(a) of the Act.

(s)	“Fair Market Value” means, a price that is based on the opening, closing, actual, high, low, or average selling prices of a Share reported on the New York Stock Exchange or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, an average of trading days or on any other basis consistent with the requirements of the stock rights exemption under Section 409A of the Code using actual transactions involving shares of Common Stock, as determined by the Committee in its discretion. In the absence of a written action by the Committee to the contrary, “Fair Market Value” shall mean the closing price of a share on the date of grant. In the event such shares are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate. Such definition(s) of Fair Market Value shall be specified by Committee action or in the award agreement and may differ depending on whether Fair Market Value is in reference to the grant, exercise, vesting, settlement, or payout of an Incentive Award; provided, however, that upon a broker-assisted exercise of an Option, the Fair Market Value shall be the price at which the Shares are sold by the broker.

(t)	“Family Member” means as to a Participant, any (i) child, stepchild, grandchild, parent, stepparent, grandparent, spouse, mother-in-law, father-in-law, son-in-law or daughter-in-law (including adoptive relationships), (ii) trusts for the exclusive benefit of one or more such persons and/or the Participant and (iii) other entity owned solely by one or more such persons and/or the Participant.

(u)	“Full Value Award” means an Incentive Award other than an Option or a Stock Appreciation Right and which is settled by the issuance of shares of Common Stock.

(v)	“Incentive Award” means the award of an Annual Incentive Award, a Long-Term Incentive Award, an Option, a Stock Appreciation Right, a Restricted Unit, Restricted Stock, or Other Stock-Based Award under the Plan and shall also include an award of Common Stock or Restricted Units made in conjunction with other incentive programs established by the Company and so designated by the Committee.

(w)	“Long-Term Incentive Award” means an Incentive Award made pursuant to Section 9 with a Performance Cycle of more than one year.

(x)	“Non-Employee Director” means a member of the Board who is not an Employee.

(y)	“Option” means the right to purchase Common Stock at a stated price for a specified period of time. For purposes of the Plan, an Option may be either (i) an “Incentive Stock Option” within the meaning of Section 422 of the Code or (ii) an Option which is not an Incentive Stock Option (a “Non-Qualified Stock Option”).

(z)	“Other Stock-Based Award” means an equity-based or equity-related Incentive Award not otherwise described by the terms of this Plan granted under Section 10.

(aa)	“Participant” means any natural person who is an Employee, Consultant, or Non-Employee Director of the Company or a Subsidiary designated by the Committee to receive an Incentive Award under the Plan, provided that Non-Employee Directors and Consultants shall not be eligible for Annual Incentive Awards, Long-Term Incentive Awards or Incentive Stock Options.

(bb)	“Performance Cycle” means the period selected by the Committee during which the performance of the Company or any Subsidiary or unit thereof or any individual is measured for the purpose of determining the extent to which an Incentive Award subject to Performance Goals has been earned.

(cc)	“Performance Goals” means the objectives with respect to any performance-based Incentive Awards contingently awarded under the Plan. Performance Goals may be established by the Committee for a Performance Cycle with respect to the Company, one or more Subsidiaries and/or with respect to operating units, divisions, acquired businesses, minority investments partnerships or joint ventures or one or more individuals, as the Committee deems appropriate in its sole discretion. Performance Goals established by the Committee may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated, or other external or internal measures (including, but not limited to growth over prior results and budgeted performance levels). If the Committee determines after the Performance Goals have been established that a change in the business, operations, corporate structure or capital structure of the Company or its Subsidiaries, or the manner in which it conducts its business, or other events or circumstances, including but not limited to changes in law or accounting rules, render the Performance Goals unsuitable, the Committee shall modify such Performance Goals, in whole or in part, as the Committee deems appropriate and equitable in its discretion for such events that were not considered in setting the Performance Goals at the grant date.

(dd)	“Plan” means the Amended and Restated WABCO Holdings Inc. 2009 Omnibus Incentive Plan, as set forth herein and as the same may be amended from time to time.

(ee)	“Restricted Period” means the period during which Restricted Units or shares of Restricted Stock are subject to forfeiture or restrictions on transfer (if applicable) pursuant to Section 8 of the Plan.

(ff)	“Restricted Stock” means Common Stock awarded to a Participant pursuant to the Plan which is subject to forfeiture and restrictions on transferability in accordance with Section 8 of the Plan.

(gg)	“Restricted Unit” means a Participant’s right to receive pursuant to the Plan one share of Common Stock, or cash equal to the Fair Market Value of one share of Common Stock, in each case at the end of a specified period of time, which right is subject to forfeiture in accordance with Section 8 of the Plan.

(hh)	“Share Authorization” means the maximum number of shares of Common Stock available for grant under the Plan, as defined in Section 5.

(ii)	“Stock Appreciation Right” means the right to receive a payment from the Company, in cash or Common Stock, in an amount determined under Section 7 of the Plan. The term “Stock Appreciation Right” shall also include the right to receive a payment in cash from the Company on a set date equal to the increase in the price of the Common Stock over a specified period, otherwise known as “phantom stock.”

(jj)	“Subsidiary” means any corporation, partnership or limited liability company in which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock of such corporation or of the capital interest or profits interest of such partnership.

(kk)	“Substitute Incentive Award” means any Incentive Award granted or issued to a Participant in assumption or substitution of either outstanding awards or the right or obligation to make future awards by an entity acquired by the Company or a Subsidiary or with which the Company or a Subsidiary combines.

(ll)	“2013 Plan” means the Amended and Restated WABCO Holdings, Inc. 2009 Omnibus Incentive Plan as in effect prior to the Effective Date.

2.2 Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

SECTION 3

ELIGIBILITY AND PARTICIPATION

Participants in the Plan shall be those individuals who qualify as Participants who are selected by the Committee to participate in the Plan.

SECTION 4

ADMINISTRATION

4.1 Power to Grant and Establish Terms of Incentive Awards. The Committee shall have the authority, subject to the terms of the Plan, to determine the Participants to whom Incentive Awards shall be granted and the terms and conditions of any and all Incentive Awards, including but not limited to the number of shares of Common Stock to be covered by each Incentive Award, the time or times at which Incentive Awards shall be granted, and the terms and provisions of the instruments by which Options shall be evidenced; to designate Options as Incentive Stock Options or Non-Qualified Stock Options; to determine the period of time during which restrictions on Restricted Stock or Restricted Units shall remain in effect; and to establish and administer any Performance Goals applicable to Incentive Awards granted hereunder, as well as to determine Participants’ target Annual Incentive and Long-Term Incentive Awards. The terms and conditions of each Incentive Award shall be determined by the Committee at the time of grant, and such terms and conditions shall not be subsequently changed in a manner which would be adverse to the Participant without the consent of the Participant to whom such Incentive Award has been granted or except as otherwise required in order to comply with Applicable Laws. The Committee may establish different terms and conditions for different Participants receiving Incentive Awards and for the same Participant for each Incentive Award such Participant may receive, whether or not granted at different times. The grant of any Incentive Award to any Participant shall neither entitle such Participant to, nor disqualify him from, the grant of any other Incentive Awards. Notwithstanding anything else contained in the Plan to the contrary, the Committee may delegate, subject to such terms and conditions or guidelines as it shall determine, to any officer of the Company any portion of its authority and powers under the Plan with respect to Participants who are not Executive Officers.

4.2 Administration. The Committee shall be responsible for the administration of the Plan. Any Incentive Award granted by the Committee may be subject to such conditions, not inconsistent with the terms of the Plan, as the Committee shall determine. The Committee, by majority action thereof, is authorized to prescribe, amend and rescind rules and regulations relating to the Plan, to provide for conditions deemed necessary or advisable to protect the interests of the Company, to interpret the Plan and to make all other determinations necessary or advisable for the administration and interpretation of the Plan to carry out its provisions and purposes. Determinations, interpretations or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes and upon all persons. The Committee may consult with legal counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

4.3 Participants Based Outside the United States. Notwithstanding anything to the contrary herein, the Committee, in order to conform with provisions of Applicable Laws in foreign countries in which the Company or its Subsidiaries operate, shall have sole discretion to (i) modify the terms and conditions of Incentive Awards granted to Participants employed or providing services outside the United States, (ii) establish subplans with modified exercise procedures and such other modifications as may be necessary or advisable under the circumstances presented by local laws and regulations; and (iii) take any action which it deems advisable to obtain, comply with or otherwise reflect Applicable Laws in foreign countries with respect to the Plan or any subplan established hereunder.

4.4 Compensation Recovery. Incentive Awards granted under the Plan and amounts paid thereunder shall be subject to the Company’s Compensation Recovery Policy as may be in effect from time to time. In addition, if a Participant’s service is terminated by the Company for Cause or in the event of any breach of any noncompetition, confidentiality, nonsolicitation, noninterference, corporate property protection or any other agreement between the Company or its Subsidiaries and Participant or any other agreement between the Company or its Subsidiaries and Participant that the Company deems detrimental to the business or reputation of the Company or its Subsidiaries, the Company shall be authorized to reduce, cancel or forfeit any Incentive Award that has not vested, and upon demand and without payment or other consideration from the Company or its Subsidiaries, Participant shall disgorge and return to the Company any shares of Common Stock or other property issued in settlement of the Incentive Award, less the net effect of any taxes paid by Participant (taking into account the initial taxes paid and the tax effect of the disgorgement), or if Participant does not then own that number of shares of Common Stock, the amount of the cash proceeds received by Participant from Participant’s most recent sale of a like number of shares of Common Stock of Company, less the net tax effect as stated above. The Company may recover any disgorgement required under this Section 4.4 by right of offset against any amounts due and owing by the Company or its Subsidiaries to Participant, to the maximum extent permitted by law and consistent with Section 409A of the Code, to the extent applicable. The Company shall exercise its rights under this Section 4.4 with respect to Incentive Awards settled in Common Stock consistent with preserving fixed accounting treatment.

4.5 Restrictive Covenants and Other Conditions. The Committee may condition the grant of any Incentive Award under the Plan upon the Participant to whom such Incentive Award would be granted agreeing in writing to certain conditions in addition to the provisions regarding exercisability of an Option or the vesting or payment of any other Incentive Award (such as restrictions on the ability to transfer the underlying shares of Common Stock) or covenants in favor of the Company and/or its Subsidiaries (including, without limitation covenants not to compete, not to solicit employees, independent business managers and customers that may have effect following the termination of the Participant’s employment and after the Option has been exercised or the Incentive Award has otherwise vested.

4.6 Repricing Prohibited. The terms of outstanding Incentive Awards may not be amended to reduce the exercise price of outstanding Options or base price of outstanding Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Incentive Awards or Options or Stock Appreciation Rights with an exercise price or base price that is less than the exercise price or base price of the original Options or Stock Appreciation Rights without shareholder approval, provided that nothing herein shall prevent the Committee from taking any action provided for in Section 5.3 below.

SECTION 5

STOCK SUBJECT TO PLAN

5.1 Number of Reserved Shares.

(a)	Subject to adjustment as provided in Section 5.3 below, the maximum number of shares of Common Stock available for grant to Participants under the Plan (the “Share Authorization”) shall be 5,000,000, all of which shall be eligible to be issued as Incentive Stock Options. No further Awards shall be granted under the 2013 Plan.

(b)	To the extent that a Full Value Award provides for a share of Common Stock, it shall reduce the Share Authorization by two and two-tenths (2.2) shares of Common Stock; and, to the extent an Incentive Award other than a Full Value Award provides for a share of Common Stock, it shall reduce the Share Authorization by one (1) share. For purposes of this Section 5.1(b), the Share Authorization shall be charged on (i) the grant date with the “target” number of shares of Common Stock with respect to an Incentive Award that vests based in whole or in part upon attaining Performance Goals and (ii) on the settlement date with additional shares, if any, earned based on performance in excess of the target number of shares of Common Stock as certified by the Committee. The reductions described in this Section 5.1(b) shall only apply to grants of Incentive Awards made on or after May 30, 2013.

(c)	Subject to the limits set forth in Section 5.1(a) on the number of shares of Common Stock that may be granted in the aggregate under this Plan, a Non-Employee Director may not receive Awards with a value greater than $ 500,000 on the date of grant in any calendar year. With respect to Incentive Awards granted during a calendar year, the amount to be applied against this limit shall be the Fair Market Value as of the grant date, as determined by the Company for financial reporting purposes, for such Incentive Awards. For the avoidance of doubt, in a calendar year in which a Non-Employee Director serves the Company in another capacity (including as an interim officer), the limit described in this Section 5.1(c) shall not apply to Incentive Awards granted by the Board to such director in respect of such service as an Employee or Consultant.

(d)	The shares of Common Stock available for issuance under this Plan may be authorized and unissued shares, authorized and issued shares held in the Company’s treasury or otherwise acquired for purposes of the Plan.

5.2 Share Usage.

(a)

Any shares of Common Stock related to Incentive Awards, whether granted under this Plan or the 2013 Plan, that at any time on or after the Effective Date, terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares (including but not limited to settlement of an Incentive Award at less than the target number of shares), are settled in cash in lieu of shares of Common Stock, or are exchanged with the Committee’s permission, prior to the issuance of shares of Common Stock, for Incentive Awards not involving shares of Common Stock, shall be available again for grant under this Plan. Any increase to the Share Authorization under this Section 5.2 with respect to Full Value Awards shall be based on the 1 to 2.2 ratio set forth in Section 5.1(b), such that each 1 Full Value

Award will result in an increase of 2.2 shares to the Share Authorization, regardless of the date when any such award was granted provided that the event triggering such increase occurs on or after the Effective Date.

(b)	The full number of shares of Common Stock that are granted under Options and Stock Appreciation Rights that are to be settled by the issuance of shares of Common Stock shall be counted against the number of shares available for Incentive Awards under this Plan, regardless of the number of shares of Common Stock actually issued upon settlement of any such Incentive Award. On and after the Effective Date, any shares of Common Stock withheld to satisfy tax withholding obligations under any Incentive Awards, shares of Common Stock tendered to pay the exercise price of an Option under the Plan, and shares repurchased on the open market with the proceeds of an Option exercise will not be eligible to be again available for grant under the Plan.

(c)	Substitute Incentive Awards issued pursuant to Section 5.5 shall not be counted against the Share Authorization.

5.3 Adjustment Due to Change in Capitalization. In the event of any Adjustment Event, (i) the aggregate number of shares of Common Stock available for Incentive Awards under Section 5.1, (ii) the aggregate limitations on the number of shares that may be awarded as a particular type of Incentive Award or that may be awarded to any particular Participant in any particular period under Section 5.4 and (iii) the aggregate number of shares subject to outstanding Incentive Awards and the respective prices and/or vesting criteria applicable to outstanding Incentive Awards shall be proportionately adjusted to reflect, as deemed equitable and appropriate by the Committee, an Adjustment Event. To the extent deemed equitable and appropriate by the Committee, subject to any required action by shareholders, in any merger, consolidation, reorganization, liquidation, dissolution, or other similar transaction, any Incentive Award granted under the Plan shall pertain to the securities and other property, including cash, to which a holder of the number of shares of Common Stock covered by the Incentive Award would have been entitled to receive in connection with such event. Any such adjustment described in this Section 5.3 shall be done in a manner that complies with the requirements of Section 409A of the Code, to the extent applicable.

Any shares of stock (whether Common Stock, shares of stock into which shares of Common Stock are converted or for which shares of Common Stock are exchanged or shares of stock distributed with respect to Common Stock) or cash or other property received with respect to any award of Restricted Stock or Restricted Units granted under the Plan as a result of any Adjustment Event or any distribution of property shall, except as provided in Section 11 or as otherwise provided by the Committee at or after the date an award of Restricted Stock or Restricted Units is made by the Committee, be subject to the same terms and conditions, including restrictions on transfer, as are applicable to such shares of Restricted Stock or Restricted Units and any stock certificate(s) representing or evidencing any shares of stock so received shall be legended in such manner as the Company deems appropriate.

5.4 Incentive Award Limitations. Subject to Section 5.3:

(a)	the total number of shares of Common Stock subject to Options and Stock Appreciation Rights awarded to any Participant during a calendar year may not exceed 750,000, plus any unused limit from the immediately preceding calendar year;

(b)	the total amount of any Restricted Stock or Restricted Units that may be awarded to any Participant during a calendar year shall not exceed 200,000 shares or units as the case may be, plus any unused limit from the immediately preceding calendar year;

(c)	the total amount of any cash-based Incentive Award paid to any Participant during a calendar year shall not exceed $10,000,000; and

(d)	the total number of shares of Other Stock-Based Awards that may be awarded to any Participant during a calendar year shall not exceed 200,000, plus any unused limit from the immediately preceding calendar year.

(e)	Except with respect to a maximum of five percent (5%) of the shares of Common Stock authorized under Section 5.1 as of the Effective Date, as may be adjusted under Section 5.3, any equity-based Incentive Award that vests on the basis of the Participant’s continued employment with or provision of service to the Company shall not provide for vesting before the first (1st) anniversary of the Grant Date. Notwithstanding the foregoing, the 5% limit described in the preceding sentence shall not apply to any cash-based Incentive Awards or Substitute Incentive Awards.

5.5 Substitute Incentive Awards. The Committee may grant Incentive Awards under the Plan in substitution for stock and stock-based awards held by employees, directors, consultants or advisors of another company (an “Acquired Company”) in connection with a merger, reorganization, consolidation or similar transaction involving such Acquired Company and the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the Acquired Company. The Committee may direct that the Substitute Incentive Awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances, including provisions that preserve the aggregate exercise price and the aggregate option spread as of the closing date of any such transaction in a manner that complies with Section 409A of the Code. Any Substitute Incentive Awards granted under the Plan shall not count against the share limitations set forth in Section 5.

SECTION 6

STOCK OPTIONS

6.1 Grant of Options. Options may be granted to Participants at such time or times as shall be determined by the Committee Options granted to Non-Employee Directors shall be in such amounts and intervals as determined by the Board from time to time. Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Non-Qualified Stock Options, except that no Incentive Stock Option may be granted to a Non-Employee Director, to any Employee of a Subsidiary which is not a corporation (unless the Subsidiary is a disregarded entity for Federal income tax purposes) or to any Participant who is a consultant or independent contractor. The date of grant of an Option under the Plan will be the date on which the Option is awarded by the Committee or, if so determined by the Committee, the date on which occurs any event the occurrence of which is an express condition precedent to the grant of the Option. Subject to Section 5.4, the Committee shall determine the number of Options, if any, to be granted to the Participant. Each Option shall be evidenced by an electronic or written document that shall specify the type of Option granted, the exercise price, the duration of the Option, the number of shares of Common Stock to which the Option pertains, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine.

6.2 Option Price. Non-Qualified Stock Options and Incentive Stock Options granted pursuant to the Plan shall have an exercise price that is not less than the Fair Market Value on the date the Option is granted. Except in the event of an Adjustment Event, the Committee shall not have the power or authority to reduce, whether through amendment or otherwise, the exercise price of any outstanding Option.

6.3 Exercise of Options. Options awarded to a Participant under the Plan shall be exercisable at such times and shall be subject to such restrictions and conditions including the performance of a minimum period of service or the satisfaction of Performance Goals, as the Committee may impose either at or after the time of grant of such Options, subject to the Committee’s right to accelerate the exercisability of such Option in its discretion. Notwithstanding the foregoing, unless otherwise determined by the Committee at grant, Options shall become exercisable in three equal installments on each of the first three anniversaries of the date of grant. Except as may be provided in any provision approved by the Committee pursuant to this Section 6.3, after becoming exercisable, each installment shall remain exercisable until expiration, termination or cancellation of the Option.

An Option may be exercised from time to time, in whole or in part, up to the total number of shares of Common Stock with respect to which it is then exercisable. Notwithstanding the foregoing, no Option shall be exercisable for more than 10 years after the date on which it is granted.

6.4 Payment. The Committee shall establish procedures governing the exercise of Options. No shares shall be delivered pursuant to any exercise of an Option unless arrangements satisfactory to the Committee have been made to assure full payment of the exercise price therefor. Without limiting the generality of the foregoing, payment of the exercise price may be made (i) in cash or cash equivalents, (ii) by exchanging shares of Common Stock which have been owned by the Participant for at least six months at the time of exercise (or such greater or lesser period as the Committee shall determine), (iii) by any combination of the foregoing; provided that the combined value of all cash and cash equivalents paid and the Fair Market Value of any such Common Stock so tendered to the Company, valued as of the date of such tender, is at least equal to the exercise price, (iv) through an arrangement with a broker approved by the Company whereby payment of the exercise price is accomplished with the proceeds of the sale of Common Stock or (v) through such other procedures as the Committee may determine. As soon as administratively practicable after receipt of a written exercise notice and payment of the exercise price in accordance with this Section 6.4, the Company shall deliver to the Participant a certificate or certificates representing the acquired shares of Common Stock.

6.5 Settlement. At the time a Participant exercises an Option in lieu of accepting payment of the exercise price of the Option and delivering the number of shares of Common Stock for which the Option is being exercised, the Committee may direct that the Company issue a lesser number of shares of Common Stock having a Fair Market Value on the date of exercise, equal to the amount, if any, by which the aggregate Fair Market Value of the shares of Common Stock as to which the Option is being exercised exceeds the aggregate exercise price for such shares, based on such terms and conditions as the Committee shall establish.

6.6 Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of any Participant affected thereby, to cause any Incentive Stock Option previously granted to fail to qualify for the Federal income tax treatment afforded under Section 421 of the Code.

6.7 Termination of Employment for Cause. Unless otherwise determined by the Committee at the time of grant, in the event a Participant’s employment with the Company or a Subsidiary is terminated for Cause, all Options granted to such Participant which are then outstanding (whether or not exercisable prior to the date of such termination) shall be forfeited.

6.8 Termination of Employment for Any Other Reason. Unless otherwise determined by the Committee at or after the time of grant, in the event a Participant’s employment with the Company or a Subsidiary terminates for any reason other than for Cause, any Options granted to such Participant which are vested and exercisable at the date of such Participant’s termination of employment shall be exercisable at any time prior to one year following such Participant’s termination of employment or the expiration of the term of such Options, whichever period is shorter.

6.9 Cancellation of Unvested Options. Unless otherwise determined by the Committee at or after the time of grant, upon a Participant’s termination of employment for any reason, including death, any Options granted to such Participant which are not exercisable as of the date of such termination of employment shall be cancelled.

6.10 Committee Discretion. Notwithstanding anything else contained in this Section 6 to the contrary, the Committee may permit all or any portion of any Options to be exercised following a Participant’s termination of employment for any reason on such terms and subject to such conditions as the Committee shall determine for a period up to and including, but not beyond, the expiration of the term of such Options.

SECTION 7

STOCK APPRECIATION RIGHTS

7.1 Grant of Stock Appreciation Rights. Stock Appreciation Rights may be granted to any Participants, all Participants or any class of Participants at such time or times as shall be determined by the Committee. Stock Appreciation Rights may be granted in tandem with an Option, or may be granted on a freestanding basis, not related to any Option. A grant of a Stock Appreciation Right shall be evidenced in writing, whether as part of the agreement governing the terms of the Option, if any, to which such Stock Appreciation Rights relate or pursuant to a separate written agreement with respect to freestanding Stock Appreciation Rights, in each case containing such provisions not inconsistent with the Plan as the Committee shall approve.

7.2 Terms and Conditions of Stock Appreciation Rights. Unless the Committee shall otherwise determine, the terms and conditions (including, without limitation, the exercise period of the Stock Appreciation Right, the vesting schedule applicable thereto and the impact of any termination of service on the Participant’s rights with respect to the Stock Appreciation Right) applicable with respect to (i) Stock Appreciation Rights granted in tandem with an Option shall be substantially identical (to the extent possible taking into account the differences related to the character of the Stock Appreciation Right) to the terms and conditions applicable to the tandem Options and (ii) freestanding Stock Appreciation Rights shall be substantially identical (to the extent possible taking into account the differences related to the character of the Stock Appreciation Right) to the terms and conditions that would have been applicable under Section 6 above were the grant of the Stock Appreciation Rights a grant of an Option.

7.3 Exercise of Tandem Stock Appreciation Rights. Stock Appreciation Rights which are granted in tandem with an Option may only be exercised upon the surrender of the right to exercise such Option for an equivalent number of shares and may be exercised only with respect to the shares of Common Stock for which the related Option is then exercisable.

7.4 Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, the holder shall be entitled to receive payment, in cash, in shares of Common Stock or in a combination thereof, as determined by the Committee, of an amount determined by multiplying the excess, if any, of the Fair Market Value of a share of Common Stock at the date of exercise over the Fair Market Value of a share of Common Stock on the date of grant, by the number of shares of Common Stock with respect to which the Stock Appreciation Rights are then being exercised

SECTION 8

RESTRICTED STOCK AND RESTRICTED UNITS

8.1 Grant of Restricted Stock and Restricted Units. Any award made hereunder of Restricted Stock or Restricted Units shall be subject to the terms and conditions of the Plan and to any other terms and conditions not inconsistent with the Plan (including, but not limited to, requiring the Participant to pay the Company an amount equal to the par value per share for each share of Restricted Stock awarded) as shall be prescribed by the Committee in its sole discretion. As determined by the Committee, with respect to an award of Restricted Stock, the Company shall either (i) transfer or issue to each Participant to whom an award of Restricted Stock has been made the number of shares of Restricted Stock specified by the Committee or (ii) hold such shares of Restricted Stock for the benefit of the Participant for the Restricted Period. In the case of an award of Restricted Units, no shares of Common Stock shall be issued at the time an award is made, and the Company shall not be required to set aside a fund for the payment of such award.

8.2 Restrictions on Transferability. Shares of Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered by the Participant during the Restricted Period, except as hereinafter provided. Notwithstanding the foregoing, the Committee may permit (on such terms and conditions as it shall establish) shares of Restricted Stock to be transferred during the Restricted Period pursuant to Section 13.1, provided that any shares of Restricted Stock so transferred shall remain subject to the provisions of this Section 8.

8.3 Rights as a Shareholder. Except for the restrictions set forth herein and unless otherwise determined by the Committee, the Participant shall have all the rights of a shareholder with respect to shares of Restricted Stock, including but not limited to, the right to vote and the right to receive dividends. A Participant shall not have any right, in respect of Restricted Units awarded pursuant to the Plan, to vote on any matter submitted to the Company’s shareholders until such time, if any, as shares of Common Stock attributable to such Restricted Units have been issued. Notwithstanding any other provisions of this Section 8.3, dividends or Dividend Equivalents shall be subject to the same restrictions, including but not limited to meeting vesting requirements and achieving applicable Performance Goals, as the underlying Incentive Award or such other restrictions as the Committee may determine.

8.4 Restricted Period. Unless the Committee shall otherwise determine at or after the date an award of Restricted Stock or Restricted Units is made to the Participant by the Committee, the Restricted Period shall commence upon the date of grant and shall lapse with respect to the shares of Restricted Stock or Restricted Units in three equal installments on each of the first three anniversaries of the date of grant, unless sooner terminated as otherwise provided herein. Notwithstanding the foregoing, no award of Restricted Stock or Restricted Units that vests on the basis of the Participant’s continued employment with or provision of service to the Company shall provide for vesting which is any more rapid than in three equal installments on each of the first three anniversaries of the date of grant; provided, however, that the Committee in its sole discretion may provide for accelerated vesting upon an involuntary termination other than for Cause. Without limiting the generality of the foregoing, the Committee may provide for termination of the Restricted Period upon the achievement by the Participant of Performance Goals specified by the Committee at the date of grant provided that the Performance Cycle for any such Performance Goals shall be at least twelve months. The determination of whether the Participant has achieved such Performance Goals shall be made by the Committee in its sole discretion.

8.5 Legend. Each certificate issued to a Participant in respect of shares of Restricted Stock awarded under the Plan shall be registered in the name of the Participant and shall be legended in such manner as the Company deems appropriate.

8.6 Termination of Employment. Unless the Committee shall otherwise determine at or after the date of grant, if a Participant ceases to be employed by the Company or any Subsidiary for any reason at any time prior to the date when the Restricted Period lapses, all shares of Restricted Stock held by the Participant shall revert back to the Company and all Restricted Units and any Dividend Equivalents credited to such Participant shall be forfeited upon the Participant’s termination of employment.

8.7 Issuance of New Certificates; Settlement of Restricted Units. Upon the lapse of the Restricted Period with respect to any shares of Restricted Stock, such shares shall no longer be subject to the restrictions imposed under Section 8.2 and the Company shall issue or have issued new share certificates without the legend described in Section 8.5 in exchange for those previously issued. Upon the lapse of the Restricted Period with respect to any Restricted Units, the Company shall deliver to the Participant, or the Participant’s beneficiary or estate, as provided in Section 13.2, one share of Common Stock for each Restricted Unit as to which restrictions have lapsed and any Dividend Equivalents credited with respect to such Restricted Units and any interest thereon. The Committee may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only Common Stock for Restricted Units. If a cash payment is made in lieu of delivering Common Stock, the amount of such cash payment for each share of Common Stock to which a Participant is entitled shall be equal to the Fair Market Value of the Common Stock on the date on which the Restricted Period lapsed with respect to the related Restricted Unit.

SECTION 9

ANNUAL AND LONG-TERM INCENTIVE AWARDS

9.1 Annual Incentive Awards. Unless determined otherwise by the Committee at or after the date of grant, Annual Incentive Awards shall be payable in cash. If a Participant terminates employment before the end of a Performance Cycle due to death or Disability, such Participant or his or her estate shall be eligible to receive a payment that corresponds to the “target” level of achievement of the Participant’s Performance Goals for such Performance Cycle, prorated for the portion of the Performance Cycle coming before the Participant’s termination of employment, which pro-rated award shall be paid within sixty (60) days of the date the Participant terminates employment. Unless determined otherwise by the Committee, if a Participant terminates employment before payment of an Annual Incentive Award is authorized by the Committee for any reason other than death or Disability, the Participant shall forfeit all rights to such Annual Incentive Award.

9.2 Long-Term Incentive Awards. Unless determined otherwise by the Committee at or after the date of grant, Long-Term Incentive Awards shall be payable in cash. If a Participant terminates employment before the end of a Performance Cycle due to death or Disability, such Participant or his or her estate shall be eligible to receive a payment that corresponds to the “target” level of achievement of the Participant’s Performance Goals for such Performance Cycle, prorated for the portion of the Performance Cycle coming before the Participant’s termination of employment, which pro-rated award shall be paid within sixty (60) days of the date the Participant terminates employment. Unless determined otherwise by the Committee, if a Participant terminates employment before payment of a Long-Term Incentive Award is authorized by the Committee for any reason other than death or Disability, the Participant shall forfeit all rights to such Long-Term Incentive Award.

SECTION 10

OTHER STOCK-BASED AWARDS

The Committee may grant other types of equity-based or equity-related Incentive Awards not otherwise described by the terms of the Plan (including the grant or offer for sale of unrestricted shares of Common Stock) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Incentive Awards may involve the transfer of actual shares of Common Stock to Participants, or payment in cash or otherwise of amounts based on the value of shares of Common Stock and may include, without limitation, Incentive Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

SECTION 11

CHANGE OF CONTROL

11.1 General Rule. Except as otherwise provided by the Committee, in the event of a Change of Control, the Committee may, but shall not be obligated to do any one or more of the following, in each case without Participant consent: (a) accelerate, vest or cause the restrictions to lapse with respect to, all or any portion of an Incentive Award, (b) cancel Incentive Awards for a cash payment equal to their fair value (as determined in the sole discretion of the Committee) which, in the case of Options and Stock Appreciation Rights, shall be deemed to be equal to the excess, if any, of the consideration to be paid in connection with the Change of Control to holders of the same number of shares of Common Stock subject to such Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the shares of Common Stock subject to such Options or Stock Appreciation Rights) over the aggregate exercise price of the Options or Stock Appreciation Rights, (c) provide for the issuance of replacement awards that will substantially preserve the otherwise applicable terms of any affected Incentive Awards previously granted hereunder as determined by the Committee in its sole discretion, (d) terminate Options without providing accelerated vesting or (e) take any other action with respect to the Inventive Awards the Committee deems appropriate. For avoidance of doubt, the treatment of Incentive Awards upon a Change of Control may vary among Participants and types of Incentive Awards in the Committee’s sole discretion.

Notwithstanding the foregoing, with respect to an equity-denominated Incentive Award (or any portion of such an Incentive Award)that is not subject to Section 11.2 below, the following rules shall apply:

(a)	If such Incentive Award is not replaced under Section 11.1(c), it shall become vested on the date of the Change of Control.

(b)	If such Incentive Award is replaced under Section 11.1(c), the vesting schedule of the replacement award shall be the same as that set forth in the original Incentive Award Agreement, and shall not accelerate, and the unvested portion of such Incentive Award shall be immediately forfeited upon any subsequent termination of Participant’s employment; provided, however that any such Incentive Award shall become fully vested upon the termination of Participant’s employment by the Company without Cause or by Participant for Good Reason (as defined in the WABCO Holdings, Inc. Change of Control Severance Plan and determined by the Committee) during the 24 month period following a Change of Control.

11.2 Settlement of Awards Subject to Performance Goals Upon a Change of Control. Unless otherwise determined by the Committee, Incentive Awards subject to satisfying a Performance Goal or Goals shall be settled upon a Change of Control. The settlement amount of any such Incentive Award at the time of a Change in Control shall be determined by the Committee in its sole discretion based upon the extent to which the Performance Goals for any such Incentive Awards have been achieved after evaluating actual performance from the start of the Performance Cycle until the date of the Change of Control and the level of performance anticipated with respect to such Performance Goals as of the date of the Change of Control.

Notwithstanding the foregoing, with respect to an equity-denominated Incentive Award (or any portion of such an Incentive Award) that is subject to Performance Goals for which the Performance Cycle has not concluded as of the Change of Control, the following rules shall apply:

(a)	If such Incentive Award is not replaced under Section 11.1(c), the Incentive Award shall be deemed to be earned on consummation of the Change of Control as though the Performance Goals were achieved at a “target” level of performance, and will immediately vest as of such Change of Control.

(b)	If such Incentive Award is replaced under Section 11.1(c), the Incentive Award shall be deemed to be earned on consummation of the Change of Control as though the Performance Goals were achieved at a “target” level of performance, the vesting schedule of the replacement award will become solely time-based, the award will vest in accordance with the original vesting schedule set forth in the Award Agreement, and shall not accelerate, and the unvested portion of such Incentive Award shall be immediately forfeited upon any subsequent termination of Participant’s employment; provided, however that any such replacement award shall become fully vested and transferable upon the termination of the Participant’s employment by the Company without Cause or by the Participant for Good Reason (as defined in the WABCO Holdings, Inc. Change of Control Severance Plan and determined by the Committee) during the 24 month period following a Change of Control.

SECTION 12

AMENDMENT, MODIFICATION, AND TERMINATION OF PLAN

The Board may at any time terminate or suspend the Plan, and from time to time may amend or modify the Plan, except that shareholder approval will be required for any amendment to the Plan to the extent required by any Applicable Laws. No action of the Board may, without the consent of a Participant, alter or impair his or her rights under any previously granted Incentive Award, except to the extent required by any Applicable Laws.

SECTION 13

MISCELLANEOUS PROVISIONS

13.1 Transferability of Awards. No Incentive Award granted under the Plan may be sold, transferred, pledged or assigned, or otherwise alienated or hypothecated, other than in accordance with Section 13.2 below, by will or by laws of descent and distribution; provided that, the Committee may, in the appropriate award grant or otherwise, permit transfers of Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Units or Restricted Shares to Family Members (including, without limitation, transfers affected by a domestic relations order) subject to such terms and conditions as the Committee shall determine.

13.2 Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid or by whom any right under the Plan is to be exercised in case of his death. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his lifetime. In the absence of any such designation, benefits remaining unpaid or Incentive Awards outstanding at the Participant’s death shall be paid to or exercised by the Participant’s surviving spouse, if any, or otherwise to or by his estate.

13.3 No Guarantee of Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s service relationship at any time, nor confer upon any Participant any right to continue his or her service relationship with the Company or any Subsidiary or affiliate.

13.4 Tax Withholding. The Company or any Subsidiary shall have the power to withhold, or require a Participant to remit to the Company or such Subsidiary promptly upon notification of the amount due, an amount, which may include shares of Common Stock, sufficient to satisfy Federal, state and local, including foreign, withholding tax requirements with respect to any Incentive Award (including payments made pursuant to Section 9), and the Company may defer payment of cash or issuance or delivery of Common Stock until such requirements are satisfied. The Committee may, in its discretion, permit a Participant to elect, subject to such conditions as the Committee shall impose (i) to have Common Stock otherwise issuable or deliverable under the Plan withheld by the Company or (ii) to deliver to the Company previously acquired shares of Common Stock, in each case, having a Fair Market Value sufficient to satisfy not more than the Participant’s tax obligations under Applicable Laws associated with the transaction.

13.5 Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be made a party or in which he may be involved by reason of any action taken or failure to act under the Plan, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-laws, by contract, as a matter of law, or otherwise.

13.6 No Limitation on Compensation. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to Participants in cash or property in a manner which is not expressly authorized under the Plan.

13.7 Requirements of Law. The granting of Incentive Awards and the issuance of shares of Common Stock shall be subject to all Applicable Laws.

13.8 Governing Law. The Plan, and all Incentive Awards made and actions taken thereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.

13.9 Impact On Benefits. Incentive Awards granted under the Plan are not compensation for purposes of calculating a Participant’s rights under any employee benefit program unless specifically provided to the contrary by the Committee.

13.10 Securities Law Compliance. Instruments evidencing Incentive Awards may contain such other provisions, not inconsistent with the Plan, as the Committee deems advisable, including a requirement that the Participant represent to the Company in writing, when an Incentive Award is granted or when he receives shares with respect to such Incentive Award (or at such other time as the Committee deems appropriate) that he is accepting such Incentive Award, or receiving or acquiring such shares (unless they are then covered by a Securities Act of 1933 registration statement), for his own account for investment only and with no present intention to transfer, sell or otherwise dispose of such shares except such disposition by a legal representative as shall be required by will or the laws of any jurisdiction in winding up the estate of the Participant. Such shares shall be transferable, or may be sold or otherwise disposed of only if the proposed transfer, sale or other disposition shall be permissible pursuant to the Plan and if, in the opinion of counsel satisfactory to the Company, such transfer, sale or other disposition at such time will be in compliance with applicable securities laws and Applicable Laws.

13.11 Term of Plan. Unless sooner terminated as provided herein, this Plan shall terminate ten years from the Effective Date. After this Plan is terminated, no further Incentive Awards may be granted but Incentive Awards previously granted shall remain outstanding in accordance with their applicable terms and this Plan’s terms and conditions.

13.12 Provisions Relating to Termination of Consultants and Non-Employee Directors. To the extent that an Incentive Award is made to a Non-Employee Director or Consultant, the provisions of the Plan relating to termination of employment shall be deemed to refer to the termination of such individual’s service with the Company or a Subsidiary.

13.13 Certain Terminations of Employment, Hardship and Approved Leave of Absence. Notwithstanding any other provision of this Plan to the contrary, in the event of a Participant’s termination of employment (including by reason of death, disability or retirement) or in the event of hardship or other special circumstances, the Committee may in its sole discretion take any action that it deems to be equitable under the circumstances or in the best interests of the Company, including, without limitation, waiving or modifying any limitation or requirement with respect to any Award under this Plan. The Committee shall have the discretion to determine whether and to what extent the vesting of Awards shall be tolled during any leave of absence, paid or unpaid; provided however, that in the event of military leave, vesting shall toll during any unpaid portion of such leave, provided that, upon a Participant’s returning from military leave (under conditions that would entitle him or her to protection upon such return under the Uniform Services Employment and Reemployment Rights Act), he or she shall be given vesting credit with respect to the Award to the same extent as would have applied had the Participant continued to provide services to the Company throughout the leave on the same terms as he or she was providing services immediately prior to such leave. Any actions taken by the Committee shall be taken consistent with the requirements of Section 409A of the Code.

13.14 Tolling. In the event a Participant is prevented from exercising an Option or Stock Appreciation Right or the Company is unable to settle an Incentive Award due to either any trading restrictions applicable to the Company’s shares of Common Stock, the Participant’s physical infirmity or administrative error by the Company relied upon and not caused by the Participant, then unless otherwise determined by the Committee, the length of time applicable to any such restriction, condition or event shall toll any exercise period (i) until such restriction lapses, (ii) until the Participant (or his representative) is able to exercise the Incentive Award or (iii) until such error is corrected, as applicable.

13.15 No Duty to Inform Regarding Exercise Rights. Neither the Company, its Subsidiaries, the Committee nor the Board shall have any duty to inform a Participant of the pending expiration of the period in which a Stock Appreciation Right may be exercised or in which an Option may be exercised.

13.16 No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a Subsidiary’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (ii) limit the right or power of the Company or a Subsidiary to take any action which such entity deems to be necessary or appropriate.

13.17 Effect of Disposition of Facility or Operating Unit. If the Company or any of its Subsidiaries closes or disposes of the facility at which a Participant is located or the Company or any of its Subsidiaries diminish or eliminate ownership interests in any operating unit of the Company or any of its Subsidiaries so that such operating unit ceases to be majority owned by the Company or any of its Subsidiaries then, with respect to Incentive Awards held by Participants who subsequent to such event will not be Employees, the Committee may, to the extent consistent with Section 409A (if applicable), take any of the actions described in Section 11 with respect to a Change in Control. If the Committee takes no special action with respect to any disposition of a facility or an operating unit, then the Participant shall be deemed to have terminated his or her employment with the Company and its Subsidiaries and the terms and conditions of the award agreement and the other terms and conditions of this Plan shall control.

SECTION 14

COMPLIANCE WITH SECTION 409A.

14.1 In General. The Plan is intended to be administered in a manner consistent with the requirements, where applicable, of Section 409A. For avoidance of doubt, Stock Options and Stock Appreciation Rights are intended to qualify for the stock rights exemptions from Section 409A. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to such Section 409A. Notwithstanding the foregoing, neither the Company nor the Committee shall have any liability to any person in the event Section 409A applies to any such Incentive Award in a manner that results in adverse tax consequences for the Participant or any of his or her transferees.

14.2 Elective Deferrals. No elective deferrals or re-deferrals are permitted under the Plan.

14.3 Applicable Requirements. To the extent any of the Incentive Awards granted under the Plan are deemed “deferred compensation” and hence subject to Section 409A, the following rules shall apply to such Incentive Awards:

(a)	If the Company decides that the payment of compensation under the Plan shall be deferred within the meaning of Section 409A, then, except as provided under Treas. Reg. Section 1.409A-1(b)(4)(ii), on granting the Incentive Award to which such compensation payment relates, the Company shall specify the date(s) at which such compensation will be paid in the Award Agreement.

(b)	Payment(s) of compensation that is subject to Section 409A shall only be made upon an event or at a time set forth in Treas. Reg. Section 1.409A-3, i.e., the Participant’s separation from service, the Participant’s becoming disabled, the Participant’s death, at a time or a fixed schedule specified in the Plan or an Award Agreement, a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, or the occurrence of an unforeseeable emergency.

(c)	Notwithstanding the foregoing, to the extent an amount was intended to be paid such that it would have qualified as a short-term deferral under Section 409A and the applicable regulations, then such payment is or could be delayed if the requirements of Treas. Reg. 1.409A-1(b)(4)(ii) are met.

(d)	Any payment made under the Plan to which Section 409A applies may not be accelerated, except in accordance with Treas. Reg. 1.409A-3(j)(4), i.e., upon a Participant’s separation from service, the Participant becoming disabled, the Participant’s death, a change of ownership or effective control, or in the ownership of a substantial portion of the assets, or upon an unforeseeable emergency (all as detailed in Treas. Reg. Section 1.409A-3(a)).

(e)	Notwithstanding any provision of the Plan to the contrary, to the extent an Incentive Award subject to Section 409A shall be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of a Change of Control and such Change of Control does not constitute a “change in the ownership or effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A(a)(2)(A)(v), then even though such Incentive Award may be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of the Change of Control or any other provision of the Plan, payment will be made, to the extent necessary to comply with the provisions of Section 409A, to the Participant on the earliest of (i) the Participant’s “separation from service” with the Company (determined in accordance with Section 409A), (ii) the date payment otherwise would have been made pursuant to the regular payment terms of the Incentive Award in the absence of any provisions in the Plan to the contrary (provided such date is permissible under Section 409A) or (iii) the Participant’s death.

(f)	Payments due to a Participant who is a “specified employee” within the meaning of Section 409A on account of the Participant’s “separation from service” with the Company (determined in accordance with Section 409A) shall be made immediately after the six month period following the date of the Participant’s separation from service or, if earlier, the Participant’s date of death.

SECTION 15

LIMITATIONS PERIOD

15.1 Limitations Period. Any person who believes he or she is being denied any benefit or right under this Plan may file a written claim with the Committee. Any claim must be delivered to the Committee within forty-five (45) days of the specific event giving rise to the claim. Untimely claims will not be processed and shall be deemed denied. The Committee, or its designated agent, will notify the Participant of its decision in writing as soon as administratively practicable. Claims not responded to by the Committee in writing within ninety (90) days of the date the written claim is delivered to the Committee shall be deemed denied. The Committee’s decision shall be final, conclusive and binding on all persons. No lawsuit relating to this Plan may be filed before a written claim is filed with the Committee and is denied or deemed denied, and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred. The venue for any lawsuit shall be Wilmington, Delaware.

WABCO HOLDINGS INC. 2770 RESEARCH DRIVE ROCHESTER HILLS, MI 48309-3511	VOTE BY INTERNET - www.proxyvote.com
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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E42991-P06051 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

WABCO HOLDINGS INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the
The Board of Directors recommends you vote FOR the following:				number(s) of the nominee(s) on the line below.
1. Election of Directors	☐	☐	☐
Nominees:
01) Jean-Paul L. Montupet
02) D. Nick Reilly
03) Michael T. Smith
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.					For	Against	Abstain
2. Ratify the selection of Ernst & Young Bedrijfsrevisoren BCVBA/Reviseurs d’Entreprises SCCRL as the Company’s independent registered public accounting firm for the year ending December 31, 2018.					☐	☐	☐
3. Approve, on an advisory basis, the compensation paid to the Company’s named executive officers (“Say-on-Pay”).					☐	☐	☐
4. Approve the Amended and Restated 2009 Omnibus Incentive Plan.					☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other matters that may properly come before the meeting and any adjournments or postponements thereof. The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR the election of the director nominees named herein and FOR proposals 2, 3 and 4.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐
Please indicate if you plan to attend this meeting.	☐ Yes	☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E42992-P06051

WABCO HOLDINGS INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF

DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

May 24, 2018

The shareholder(s) hereby appoint(s) Jacques Esculier, Mazen Mazraani, Alexander De Bock and Lisa J. Brown, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of WABCO Holdings Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 A.M. (Eastern Daylight Time) on Thursday, May 24, 2018, at the offices of McDermott Will & Emery LLP, 340 Madison Avenue, New York, NY 10173-1922 and any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2, 3 AND 4.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side